Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Exhibit 10.14

COLLABORATION AND LICENSE AGREEMENT
between
LEXICON PHARMACEUTICALS, INC.
and
SANOFI
Dated as of November 5, 2015

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	1
ARTICLE 2	GRANT OF RIGHTS	24
2.1	Grants to Sanofi	24
2.2	Grants to Lexicon	24
2.3	Sublicenses	25
2.4	Disclosure of Know-How and Regulatory Documentation	25
2.5	Confirmatory Patent License	26
2.6	Exclusivity	26
2.7	LX2761 Rights	27
ARTICLE 3	DEVELOPMENT AND REGULATORY ACTIVITIES	31
3.1	Development	31
3.2	Regulatory Activities	35
ARTICLE 4	COMMERCIALIZATION	39
4.1	In General	39
4.2	Diligence	39
4.3	Commercialization Plan	39
4.4	Booking of Sales; Distribution	40
4.5	Statements and Compliance with Applicable Law	40
4.6	Subcontracting; Distributors	40
4.7	Leadership of T1DM Commercialization and Medical Affairs Activities in the (Co-)Promotion Territory	40
4.8	(Co-)Promotion Agreement	41
4.9	Product Label, Packaging and Promotional Materials	42
4.10	Commercialization Reports	42
ARTICLE 5	COLLABORATION MANAGEMENT	42
5.1	Joint Steering Committee	42
5.2	Development and Regulatory Committee	43
5.3	Manufacturing and Supply Committee	44
5.4	Joint Commercialization Committee	45
5.5	General Provisions Applicable to Committees	45
ARTICLE 6	SUPPLY	48
6.1	Supply of Licensed Products	48
6.2	Manufacturing Technology Transfer	49
6.3	Subsequent Manufacturing Technology Transfer	50
6.4	Technology Transfer Agreement	50
ARTICLE 7	PAYMENTS AND RECORDS	50
7.1	Upfront Payment	50
7.2	Milestones	50
7.3	Royalties	53
7.4	Estimated Sales Levels	57
7.5	Royalty Payments and Reports	57
7.6	Development Costs	57
7.7	Commercialization Costs and Medical Affairs Costs	59

i

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

7.8	Calculation of T1DM Sales	61
7.9	Mode of Payment	61
7.10	Failure to Achieve Positive Results	61
7.11	Taxes	61
7.12	Interest on Late Payments	62
7.13	Financial Records	62
7.14	Audit Procedures	62
7.15	Right to Offset	63
ARTICLE 8	INTELLECTUAL PROPERTY	64
8.1	Ownership of Intellectual Property	64
8.2	Trademarks and Domain Names	65
8.3	Maintenance and Prosecution of Patents	66
8.4	Post Grant Proceedings	68
8.5	Enforcement of Patents	71
8.6	Invalidity or Unenforceability Defenses or Actions	73
8.7	Infringement Claims by Third Parties	73
8.8	Third Party Rights	74
8.9	Product Trademarks	74
ARTICLE 9	CONFIDENTIALITY AND NON-DISCLOSURE	75
9.1	Confidentiality Obligations	75
9.2	Permitted Disclosures	76
9.3	Additional Permitted Disclosures by Sanofi	77
9.4	Use of Name	77
9.5	Public Announcements	77
9.6	Publications	78
9.7	Return of Confidential Information	78
9.8	Privileged Communications	78
9.9	Form 8-K	79
ARTICLE 10	REPRESENTATIONS AND WARRANTIES	79
10.1	Mutual Representations and Warranties	79
10.2	Additional Representations and Warranties of Lexicon	80
10.3	Additional Covenants of Lexicon	84
10.4	Additional Covenants of Sanofi	85
10.5	DISCLAIMER OF WARRANTIES	86
10.6	Anti-Bribery and Anti-Corruption Compliance	87
10.7	Knowledge	87
ARTICLE 11	INDEMNITY	87
11.1	Indemnification of Lexicon	87
11.2	Indemnification of Sanofi	88
11.3	Indemnification Procedures	88
11.4	Special, Indirect and Other Lossess	90
11.5	Insurance	90
ARTICLE 12	TERM AND TERMINATION	90
12.1	HSR Filings	91
12.2	Term and Expiration	91

ii

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

12.3	Termination	91
12.4	Rights in Bankruptcy	94
12.5	Consequences of Termination	94
12.6	Remedies	96
12.7	Accrued Rights; Surviving Obligations	96
ARTICLE 13	MISCELLANEOUS	98
13.1	Force Majeure	98
13.2	Export Control	99
13.3	Assignment and Change of Control	99
13.4	Severability	101
13.5	Dispute Resolution	101
13.6	Governing Law, Jurisdiction, Venue and Service	103
13.7	Notices	103
13.8	Entire Agreement; Amendments	105
13.9	English Language	105
13.10	Equitable Relief	105
13.11	Waiver and Non-Exclusion of Remedies	106
13.12	No Benefit to Third Parties	106
13.13	Further Assurance	106
13.14	Performance by Affiliates	106
13.15	Relationship of the Parties	106
13.16	References	107
13.17	Construction	107
13.18	Counterparts	107
13.19	Non-Solicit	107

SCHEDULES

Schedule 1.40        Corporate Names
Schedule 1.68        FTE Rates
Schedule 1.106    LX2761 Description
Schedule 1.111    LX4211 Description
Schedule 2.4        Transferred Materials
Schedule 3.1.2    Development Plan
Schedule 3.1.7    Development Reporting
Schedule 4.8.2    (Co-)Promotion Agreement Key Terms
Schedule 9.5        Press Release
Schedule 9.9        Form 8-K
Schedule 10.2.2    Existing Patents

iii

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

COLLABORATION AND LICENSE AGREEMENT
This Collaboration and License Agreement (the “Agreement”) is made and entered into effective as of November 5, 2015 (the “Execution Date”) by and between Lexicon Pharmaceuticals, Inc., a Delaware corporation (“Lexicon”), and Sanofi, a société anonyme under the laws of France (“Sanofi”). Lexicon and Sanofi are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Lexicon owns and controls certain intellectual property rights with respect to the Licensed Compound (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein); and
WHEREAS, Lexicon wishes to grant to Sanofi, and Sanofi wishes to take, an exclusive license under such intellectual property rights to develop, manufacture and commercialize Licensed Products in the Territory in the Field, in each case in accordance with the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
ARTICLE 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:
1.1.    “306 Study” means that certain study described as the 306 study in the Development Plan.
1.2.    “311 Study” means that certain study described as the 311 study in the Development Plan.
1.3.    “Accounting Standards” means, with respect to a Party or its Affiliates or its or their (sub)licensees, GAAP, International Financial Reporting Standards or such other similar national standards as such Party, Affiliate or its or their (sub)licensee uses for its financial reporting obligations, in each case, consistently applied.
1.4.    “Acquiring Party” has the meaning set forth in Section 2.6.2.
1.5.    “Adverse Event” means any untoward medical occurrence in a patient or clinical study subject administered any Licensed Products (or, in the case of a clinical study with respect to the Licensed Product, any placebo or other comparator administered in such clinical study to the extent required to be reported as an adverse event under Applicable Law), including any such occurrence (with respect to a Licensed Product, placebo or comparator, as applicable, in such circumstance) even if it does not necessarily have a causal relationship with any Licensed Product (or, in the case of any placebo or

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

comparator in any such clinical study, to the extent such occurrence is required to be reported as an adverse event under Applicable Law.
1.6.    “Affiliate” means, with respect to a Party or other Person, any Person that, as of any applicable time(s), directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party or other Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (i) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). Notwithstanding the foregoing, Invus, L.P., a Bermuda limited partnership, and any of its Affiliates that would not otherwise be Affiliates of Lexicon but for its and their ownership of Lexicon’s capital stock, shall not be Affiliates of Lexicon, but, for clarity, shall be Third Parties.
1.7.    “Agreement” has the meaning set forth in the preamble hereto.
1.8.    “Ancillary Agreements” means the (Co-)Promotion Agreement, the Quality Agreement(s), the Technology Transfer Agreement, the Supply Agreement(s) and the SDEA.
1.9.    “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.
1.10.    “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time, including any applicable regulations and guidances of the FDA and European Union (and national implementations thereof) that constitute good laboratory practices, good manufacturing practices, good pharmacovigilance practices and good clinical practices.
1.11.    “Approval Holder” has the meaning set forth in Section 3.2.1(v).
1.12.    “Arbitration Notice” has the meaning set forth in Section 13.5.1.
1.13.    “Arbitrators” has the meaning set forth in Section 13.5.2.
1.14.    “Assigned Regulatory Documentation” has the meaning set forth in Section 3.2.1(iii).
1.15.    “At-fault Party” has the meaning set forth in Section 7.6.1.
1.16.    “Benefit Data” means the Study Data from the T2DM CVOT regarding cardiovascular risk/benefit.
1.17.    “Board of Directors” has the meaning set forth in the definition of “Change of Control.”
1.18.    “Breaching Party” has the meaning set forth in Section 12.3.1.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

1.19.    “Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in New York, New York or in Paris (France) are permitted or required to be closed.
1.20.    “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.
1.21.    “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
1.22.    “Carry-Over Amount” has the meaning set forth in Section 7.7.1.
1.23.    “Change of Control,” with respect to a Party, shall be deemed to have occurred if any of the following occurs after the Effective Date:
1.23.1.    as a result of any transaction or series of related transactions any “person” or “group” (as such terms are defined below) (i) becomes the “beneficial owner” (as defined below, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all shares of capital stock or other equity interests if such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such Party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such Party representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party, or (ii) acquires the power, directly or indirectly, to elect a majority of the members of the Party’s board of directors or similar governing body (“Board of Directors”);
1.23.2.    such Party enters into a merger, consolidation or similar transaction with another Person (whether or not such Party is the surviving entity) and as a result of such merger, consolidation or similar transaction (i) the members of the Board of Directors of such Party immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party or such surviving Person immediately following such transaction, or (ii) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of the surviving Person representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person;
1.23.3.    such Party sells or transfers to any Third Party, in one or more related transactions, properties or assets representing all or substantially all of such Party’s consolidated total assets to which this Agreement relates; or
1.23.4.     the holders of capital stock of such Party approve a plan or proposal for the liquidation or dissolution of such Party.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

For the purpose of this definition of Change of Control: (i) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the aforesaid Act; (ii) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the aforesaid Act; and (iii) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”
1.24.    [**] has the meaning set forth in Section 7.3.3(v).
1.25.    “Combination Product” means any pharmaceutical preparation in final form containing a Licensed Compound in combination with one (1) or more additional active ingredients, sold either as a fixed dose/unit or as separate doses/units in a single package.
1.26.    “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of or sale of a Licensed Product, including activities related to marketing, promoting, distributing and importing such Licensed Product, and Phase 4 Studies, except Required Phase 4 Studies, and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.
1.27.    “Commercialization Costs” means, subject to Section 7.7, the FTE Costs (charged in accordance with Section 7.7) and the direct out-of-pocket costs, including all external costs for advertising and promotion (e.g., agencies, print material, congress costs (booth, symposia)), costs for post-marketing surveillance activities, costs for independent contractors engaged as permitted under this Agreement, in each case, recorded as an expense, in accordance with applicable Accounting Standards, and incurred by or on behalf of the applicable Party or any of its Affiliates after the Effective Date during the Term that are specifically identified in the Commercialization Plan or reasonably allocable to the Commercialization of a Licensed Product in accordance with this Agreement and the Commercialization Plan. For clarity, Commercialization Costs shall not include costs for general overhead, postage, communications, photocopying, printing or internet expense, professional dues, operating supplies, laboratory supplies, printers, photocopiers, fax machines or other office equipment, laboratory equipment, computers or computer service charges or any costs that were included in the calculation of or intended to be covered by the FTE Rate.
1.28.    “Commercialization Plan” and “Commercialization Plans” has the meaning set forth in Section 4.3.
1.29.    “Commercially Reasonable Efforts” means (a) with respect to the performance of Development or Commercialization activities with respect to the Licensed Compound or a Licensed Product by Sanofi, the use of efforts and resources, not less than commercially reasonable, good faith efforts and resources, consistent with the efforts and resources generally applied by Sanofi to its owned and in-licensed compounds and products of a similar value, stage of development, life cycle, and commercial potential, taking into account all relevant factors, including issues of safety and efficacy, product profile, difficulty in developing or manufacturing the applicable Licensed Product, competitiveness of alternative Third Party products in the marketplace (including generic products), the patent or other proprietary position of the applicable Licensed Product (including patent coverage and regulatory exclusivity), the regulatory requirements involved and the potential profitability of the applicable Licensed Product and (b) with respect to the performance of Development or

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Commercialization activities with respect to the Licensed Compound or a Licensed Product by Lexicon, the use of efforts and resources, not less than commercially reasonable, good faith efforts and resources, consistent with the efforts and resources generally applied by Lexicon to its owned compounds and products of a similar value, stage of development, life cycle, and commercial potential, taking into account all relevant factors. “Commercially Reasonable” shall have a corresponding meaning.
1.30.    “Competing Product” has the meaning set forth in Section 2.6.1.
1.31.    “Confidential Information” has the meaning set forth in Section 9.1.
1.32.    “Control” means, with respect to any Information and Inventions, Regulatory Documentation, material, Patent or other intellectual property right, and subject to Section 13.3.3, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1 or 2.2), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information and Inventions, Regulatory Documentation, material, Patent or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party.
1.33.    “(Co-)Promote” or “(Co-)Promotion” means the Detailing of the (Co-)Promotion Product(s) for T1DM and T2DM by Lexicon or its Affiliates under the relevant Regulatory Approval and the Product Trademarks.
1.34.    “(Co-)Promotion Agreement” has the meaning set forth in Section 4.8.2.
1.35.    “(Co-)Promotion Product(s)” has the meaning set forth in Section 4.8.1.
1.36.    “(Co-)Promotion Right” has the meaning set forth in Section 4.8.1.
1.37.    “(Co-)Promotion Term” means that period commencing on the effective date of the (Co-)Promotion Agreement and ending on the first date on which Lexicon’s (Co-)Promotion Right with respect to the (Co-)Promotion Product(s) terminate pursuant to this Agreement or the (Co-)Promotion Agreement.
1.38.    “(Co-)Promotion Territory” means the United States.
1.39.    “Core Development Plan” means those activities under the Development Plan sufficient for [**] in the United States and [**] in the European Union [**].
1.40.    “Corporate Names” means the Trademarks and logos identified on Schedule 1.40 and such other names and logos as Lexicon may designate in writing from time to time.
1.41.    “Cost Sharing Trigger Point” has the meaning set forth in Section 7.6.1(i).
1.42.    “Cover” means, with respect to a Patent and a compound, product, invention or other technology, that the making, using, selling, offering for sale or importing of such compound, product, invention or other technology would, but for ownership or a license to such Patent, infringe such Patent (or, in the case such Patent is a patent application, a patent that issues on such patent application). “Covered” has a corresponding meaning.
1.43.    “Decision Point” has the meaning set forth in Section 3.1.3.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

1.44.    “Detail” means, with respect to a (Co-)Promotion Product in the (Co-)Promotion Territory, a sales presentation or interaction by a professional sales representative to or with a target physician or other medical professional with prescribing authority involved in prescribing a (Co-)Promotion Product or to other individuals influencing prescription activity with respect to a (Co-)Promotion Product, in any case, in which the primary purpose is to discuss the benefits and features of the (Co-)Promotion Product. The term Detail may be further defined in the (Co-)Promotion Agreement. When used as a verb, “Detail” or “Detailing” means to perform a Detail.
1.45.    “Development” means all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval (including any Required Phase 4 Studies). When used as a verb, “Develop” means to engage in Development.
1.46.    “Development and Regulatory Committee” or “DRC” has the meaning set forth in Section 5.2.
1.47.    “Development Costs” means, subject to Section 7.6, the FTE Costs (charged in accordance with Section 7.6.1) and the direct out-of-pocket costs recorded as an expense, in accordance with applicable Accounting Standards, in each case, incurred by or on behalf of the applicable Party or any of its Affiliates after the Effective Date during the Term that are specifically identified in the Development Plan or reasonably allocable to the Development of a Licensed Product in accordance with this Agreement and the Development Plan. For clarity, Development Costs shall not include costs for general overhead, postage, communications, photocopying, printing or internet expense, professional dues, operating supplies, laboratory supplies, printers, photocopiers, fax machines or other office equipment, laboratory equipment, computers or computer service charges or any costs that were included in the calculation of or intended to be covered by the FTE Rate. For clarity, Development Costs for clinical quantities of Licensed Product and placebo or comparator supplied hereunder or under any Supply Agreement shall be based on the Manufacturing Costs therefor as set forth in Section 6.1 and, if applicable, shared in accordance with Section 7.6.
1.48.    “Development Plan” has the meaning set forth in Section 3.1.2(i).
1.49.    “Dispute” has the meaning set forth in Section 13.5.1.
1.50.    “Distributor” means any Third Party appointed by Sanofi or any of its Affiliates or its or their Sublicensees to distribute, market and sell Licensed Product(s), with or without packaging rights, in one or more countries in the Territory, in circumstances where (i) the Third Party purchases its requirements of Licensed Product(s) from Sanofi or its Affiliates or its or their Sublicensees but does not otherwise make any upfront, royalty or other payment (separate from a payment for supply of Licensed Product) to Sanofi or its Affiliates or its or their Sublicensees with respect to Licensed Product(s) and (ii) the Third Party does not engage in any material promotional activity with respect to Licensed Product(s).
1.51.    “Dollars” or “$” means United States Dollars.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

1.52.    “Domain Names” has the meaning set forth in Section 8.2.3.
1.53.    “Drug Approval Application” means a New Drug Application or Supplemental New Drug Application as defined in the FFDCA or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval.
1.54.    “Effective Date” has the meaning set forth in Section 12.1.
1.55.    “EMA” means the European Medicines Agency and any successor agency thereto.
1.56.    “European Union” means the economic, scientific and political organization of member states as it may be constituted from time to time, which as of the Execution Date consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom of Great Britain and Northern Ireland and that certain portion of Cyprus included in such organization.
1.57.    “Execution Date” has the meaning set forth in the preamble hereto.
1.58.    “Existing Clinical Trial Applications” means those clinical trial applications listed on Schedule 1.58.
1.59.    “Existing Patents” has the meaning set forth in Section 10.2.2.
1.60.    “Existing Regulatory Documentation” means the Regulatory Documentation Controlled by Lexicon or any of its Affiliates as of the Effective Date, including that certain IND number 102191 and the Existing Clinical Trial Applications.
1.61.    “Exploit” means to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of a compound, product or process, including to make Licensed Compound for use in Licensed Products. “Exploitation” means the act of Exploiting a compound, product or process.
1.62.    “FDA” means the United States Food and Drug Administration and any successor agency thereto.
1.63.    “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).
1.64.    “Field” means any and all uses in humans or animals, including therapeutic, diagnostic and prophylactic uses.
1.65.    “First Commercial Sale” means, with respect to a Licensed Product or the (Co-)Promotion Product, as applicable, and a country, the first sale for monetary value for use or consumption by the end user of such Licensed Product or the (Co-)Promotion Product, as applicable, in such country

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

after Regulatory Approval for such Licensed Product or the (Co-)Promotion Product, as applicable, has been obtained in such country. Sales prior to receipt of Regulatory Approval for such Licensed Product or the (Co-)Promotion Product, as applicable, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.
1.66.    “FTE” means the equivalent of the work of one (1) employee full time for one (1) Calendar Year (consisting of at least a total of [**] hours per Calendar Year) of work directly related to the applicable Development activities with respect to a Licensed Product or the applicable Commercialization activities or Medical Affairs Activities with respect to a Licensed Product, as applicable. No additional payment shall be made with respect to any person who works more than [**] hours per Calendar Year and any person who devotes less than [**] hours per Calendar Year (or such other number as may be agreed by the JSC) shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked divided by [**]. For purposes of the T1DM Commercialization Plan for the United States (and thus determination of Commercialization Costs and Medical Affairs Costs subject to sharing by the Parties), FTEs shall include only such personnel as are specifically devoted to (i) sales and sales management devoted to Specialist Efforts that are directed, principally or at least in substantial part, to T1DM, (ii) marketing, market analytics or market access for T1DM or (iii) Medical Affairs Activities for T1DM, and in each case ((i), (ii) and (iii)) not for other personnel or functions involved in Commercialization or Medical Affairs Activities more generally.
1.67.    “FTE Costs” means, for any period, the applicable FTE Rate multiplied by the applicable number of FTEs of the Party performing Development activities during such period in accordance with the Development Plan or Commercialization activities or Medical Affairs Activities during such period in accordance with the Commercialization Plan. Schedule 1.68 or the (Co-)Promotion Agreement shall set forth the costs and expenses which are included in each FTE Rate.
1.68.    “FTE Rate” means, as of the Effective Date, for the applicable category of activity, the rate as set forth in Schedule 1.68; provided that such rates shall be adjusted annually, with each annual adjustment effective as of January 1 of each Calendar Year, with the first such annual adjustment to be made as of [**], to correspond with the total percentage change in the Producer Price Index (PPI) for Pharmaceutical and Medicine Manufacturing (NAICS 325400) for the twelve (12)-month period preceding each such January 1; provided further, the (Co-)Promotion Agreement shall set forth the initial FTE Rates for any other category of Commercialization activities or Medical Affairs Activities not described in Schedule 1.68, which FTE Rates shall be adjusted pursuant to the preceding proviso in this Section 1.68.
1.69.    “Fundamental Event” means [**]; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Fundamental Event: (i) any change arising out of or resulting from actions contemplated by the Parties in connection with this Agreement; (ii) any action taken pursuant to or in accordance with this Agreement or at the request of or with the consent of Sanofi; (iii) any fees or expenses anticipated as of the Execution Date to be incurred in connection with the transactions contemplated by this Agreement; or (iv) any change of circumstances with respect to any product or product candidate of Sanofi other than the Licensed Product.
1.70.    “GAAP” means United States generally accepted accounting principles.
1.71.    “Generic Product” means, with respect to a Licensed Product, any pharmaceutical or biological product that (i) is distributed by a Person other than Sanofi or its Affiliates under a Drug

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Approval Application approved by a Regulatory Authority in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Licensed Product, including any product authorized for sale (a) in the U.S. pursuant to Section 505(b)(2) or Section 505(j) of the FFDCA (21 U.S.C. 355(b)(2) and 21 U.S.C. 355(j), respectively), (b) in the European Union pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision) or (c) in any other country or jurisdiction pursuant to all equivalents of such provisions or (ii) is otherwise substitutable under Applicable Law for such Licensed Product when dispensed without the intervention of a physician or other health care provider with prescribing authority.
1.72.    “Generic Version” means, with respect to a Competing Product, any pharmaceutical or biological product that (i) is distributed by a Person under a Drug Approval Application approved by a Regulatory Authority in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Competing Product, including any product authorized for sale (a) in the U.S. pursuant to Section 505(b)(2) or Section 505(j) of the FFDCA (21 U.S.C. 355(b)(2) and 21 U.S.C. 355(j), respectively), (b) in the European Union pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision) or (c) in any other country or jurisdiction pursuant to all equivalents of such provisions or (ii) is otherwise substitutable under Applicable Law for such Competing Product when dispensed without the intervention of a physician or other health care provider with prescribing authority.
1.73.    “Government Official” means (i) any Person employed by or acting on behalf of a government, government-controlled agency or entity or public international organization, (ii) any political party, party official or candidate, (iii) any Person who holds or performs the duties of an appointment, office or position created by custom or convention or (iv) any Person who holds himself out to be the authorized intermediary of any of the foregoing.
1.74.    “Hatch-Waxman Act” means the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984, as set forth at 21 U.S.C. §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV).
1.75.    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. §18a) and the rules and regulations promulgated thereunder.
1.76.    “HSR Filing” has the meaning set forth in Section 12.1.
1.77.    “IFRS” shall mean International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB) and as adopted by the European Union.
1.78.    “IND” means (i) an investigational new drug application filed with the FDA for authorization to commence clinical studies or its equivalent in other countries or regulatory jurisdictions and (ii) all supplements and amendments that may be filed with respect to the foregoing, together with all non-United States equivalents for (i) or (ii) (in each case ((i) and (ii)), including any clinical trial applications filed with the EMA or other jurisdictions.
1.79.    “Indemnification Claim Notice” has the meaning set forth in Section 11.3.1.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

1.80.    “Indemnified Party” has the meaning set forth in Section 11.3.1.
1.81.    “Information and Inventions” means all inventions, discoveries, technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.
1.82.    “Infringement” has the meaning set forth in Section 8.5.1.
1.83.    “Initial Data” means the analysis of the T2DM CVOT Study Data for the first filing for Regulatory Approval in the United States.
1.84.    “In-License Agreements” has the meaning set forth in Section 10.2.4.
1.85.    “Inventor Personnel” means officers, employees, agents and consultants of a Party or any of its Affiliates who are inventors of or have otherwise contributed in a material manner to the creation or development of any Lexicon Patent, Lexicon Know-How, Sanofi Patent, Sanofi Know-How, Joint Patent, Joint Know-How or who are or will be performing Development activities hereunder or who otherwise have access to any Confidential Information or Information and Inventions of either Party.
1.86.    “Invoiced Sales” has the meaning set forth in the definition of “Net Sales.”
1.87.    “Japan Decision Date” has the meaning set forth in Section 12.3.3.
1.88.    “Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 5.4.
1.89.    “Joint Intellectual Property Rights” has the meaning set forth in Section 8.1.2.
1.90.    “Joint Know-How” has the meaning set forth in Section 8.1.2.
1.91.    “Joint Patents” has the meaning set forth in Section 8.1.2.
1.92.    “Joint Steering Committee” or “JSC” has the meaning set forth in Section 5.1.
1.93.    “JSC Dispute” has the meaning set forth in Section 13.5.1.
1.94.    “Know-How Transfer Plan” has the meaning set forth in Section 2.4.4.
1.95.    “Legal Dispute” has the meaning set forth in Section 5.5.4.
1.96.    “Lexicon” has the meaning set forth in the preamble hereto.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

1.97.    “Lexicon CMOs” means contract manufacturing organizations, including [**], currently subcontracting manufacturing activities related to any Licensed Compound or Licensed Product in the name and on behalf of Lexicon.
1.98.    “Lexicon CROs” means contract research organizations, including [**], currently subcontracting clinical development activities related to any Licensed Compound or Licensed Product in the name and on behalf of Lexicon.
1.99.    “Lexicon Consent Right” means, with respect to a decision or dispute as to the following matters, Lexicon or its JSC representatives have a right of consent: (i) if Lexicon exercises the (Co-)Promotion Right, the adoption of or any amendment to the T1DM Commercialization Plan, (ii) any amendment of the Development Plan that would [**], (iii) an amendment to the Development Plan that would [**], (iv) any material amendment to the Development Plan other than to the extent such amendment is [**], (v) any amendment of the Development Plan with respect to the Development of Licensed Products for T1DM (including any modification of the activities to be performed by Lexicon), including any agreement with a Regulatory Authority to undertake Required Phase 4 Studies in connection with obtaining a Regulatory Approval of a Licensed Product for T1DM, or (vi) any matter that expressly requires consent of Lexicon hereunder.
1.100.    “Lexicon Know-How” means, subject to Section 13.3.3, all Information and Inventions that are Controlled by Lexicon or any of its Affiliates as of the Execution Date or at any time prior to the end of the Term and that are either (i) (a) generated in the course of the research or Development of Licensed Compound(s) or Licensed Product(s), and (b) related to any Licensed Compounds or Licensed Product or the Exploitation of any of the foregoing and that are useful for such Exploitation, or (ii) otherwise generated or acquired and necessary for or used by or on behalf of Lexicon to manufacture, or incorporated by or on behalf of Lexicon into, the LX4211 Product; provided that Lexicon Know-How excludes Joint Know-How.
1.101.    “Lexicon Maximum Amount” means, for a given Calendar Year, the amount equal to [**].
1.102.    “Lexicon Patents” means, subject to Section 13.3.3, all of the Patents Controlled by Lexicon or any of its Affiliates as of the Execution Date or at any time prior to the end of the Term that Cover any Licensed Compounds or Licensed Products or the Exploitation of any of the foregoing and that are useful for such Exploitation; provided that Lexicon Patents exclude Joint Patents. The Lexicon Patents include the Existing Patents.
1.103.    “Licensed Compound” means (i) LX4211, (ii) any other compounds (other than LX2761) Covered by the Existing Patents, and (iii) any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, stereoisomer, tautomer or optically active form of any of the foregoing, in each case of clauses (i) through (iii), that are, as of the Execution Date, or thereafter become Controlled by Lexicon or, subject to Section 13.3.3, any of its Affiliates.
1.104.    “Licensed Product” means any pharmaceutical preparation in final form that is comprised of or contains a Licensed Compound, alone or in combination with one (1) or more additional active ingredients in any and all forms, presentations, delivery systems, dosages and formulations, for sale by prescription, over-the-counter or any other method.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

1.105.    “Losses” has the meaning set forth in Section 11.1.
1.106.    “LX2761” means the pharmaceutical compound known as LX2761 described in Schedule 1.106.
1.107.    “LX2761 Development Costs” means FTE Costs and the direct out-of-pocket costs, in each case recorded as an expense, in accordance with applicable Accounting Standards, and incurred by or on behalf of Lexicon or any of its Affiliates that are reasonably allocable to the Development of LX2761. For clarity, LX2761 Development Costs shall not include costs for general overhead, postage, communications, photocopying, printing or internet expense, professional dues, operating supplies, laboratory supplies, printers, photocopiers, fax machines or other office equipment, laboratory equipment, computers or computer service charges. For clarity, LX2761 Development Costs include manufacturing costs for clinical quantities of LX2761 and placebo calculated consistent with the definition of “Manufacturing Cost” as if LX2761 were a Licensed Compound.
1.108.    “LX2761 Phase 3 T2DM Study” means a pivotal human clinical trial, the results of which could be used to establish safety and efficacy of a product comprised of or containing LX2761 in T2DM as a basis for a Drug Approval Application in accordance with or otherwise in satisfaction of the requirements of 21 CFR 312.21(c) or analogous requirements of the European Union.
1.109.    “LX2761 POC Study” means a human clinical trial that is intended to initially evaluate the dosing and effectiveness of LX2761 for T1DM or T2DM in patients with T1DM or T2DM, as applicable, in accordance with or otherwise in satisfaction of the requirements of 21 CFR 312.21(b) or analogous requirements of the European Union.
1.110.    “LX2761 Study Data” has the meaning set forth in Section 2.7.2(ii).
1.111.    “LX4211” means the pharmaceutical compound known as LX4211 described in Schedule 1.111.
1.112.    “LX4211 Product” means a Licensed Product that includes LX4211.
1.113    “Major Market” means, subject to Section 12.3.3, each of the United States, France, Germany, Italy, the United Kingdom and Spain.
1.114.    “Major Pharmaceutical Company” means a pharmaceutical company that, together with its Affiliates, on a worldwide basis, was one of the [**] largest global pharmaceutical companies, as measured by [**], during the most recently ended Calendar Year as of the relevant time.
1.115.    “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of any Licensed Compound, any Licensed Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control, and chemistry, manufacturing and controls.
1.116.    “Manufacturing and Supply Committee” or “MSC” has the meaning set forth in Section 5.3.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

1.117.    “Manufacturing Cost” means, with respect to any Licensed Product, Licensed Compound, placebo or comparator Manufactured directly by a Party, its Affiliates or its or their Sublicensees hereunder, the standard unit cost of Manufacture of such Licensed Product, Licensed Compound, placebo or comparator consisting of direct material and added value attributable to such Licensed Product, Licensed Compound, placebo or comparator all calculated in accordance with internal cost accounting policy and procedures, consistently applied. Standard unit cost may be adjusted on an exceptional basis for any significant attributable variances as agreed by the Parties. Direct material costs will consist of the costs incurred in Manufacturing or purchasing materials for use in Manufacturing such Licensed Product, Licensed Compound, placebo or comparator including Third Party purchase price, taxes, transportation costs, freight, customs duty and charges levied by governmental authorities and all costs of packaging components. Added value will consist of (i) direct labor costs representing the costs of employees engaged in direct Manufacturing activities, (ii) direct labor costs representing the costs of employees engaged in direct or indirect quality control and quality assurance activities which are involved in the Manufacturing and packaging of such Licensed Product, Licensed Compound, placebo or comparator and (iii) such manufacturing site’s (sites’) overhead and depreciation that are attributable to the Manufacturing and packaging such Licensed Product, Licensed Compound, placebo or comparator based on calculations and allocations consistent with the industrial cost accounting method used by such Party (provided that such overhead and depreciation shall exclude any costs that such Party does not customarily include in the determination of cost of goods sold under its Accounting Standards). For clarity, overhead will not include any corporate or non-manufacturing site specific administrative overhead costs, plant start-up costs or costs associated with excess or idle capacity. Such Manufacturing Costs are updated periodically according to the policy of such Party and promptly notified to the other Party. Alternatively, if such Licensed Product, Licensed Compound, placebo or comparator is Manufactured by a Third Party manufacturer, the Manufacturing Cost means the actual price paid by such Party or its Affiliates to the Third Party for the Manufacture, supply and packaging of such Licensed Product, Licensed Compound, placebo or comparator transportation costs, freight, customs duty and charges levied by governmental authorities, all taxes and shipping costs related thereto, depreciation (on any equipment used in such Manufacture that is owned by the Party or any of its Affiliates and allocated as described above, depreciation shall be included to the extent provided and calculated as above), the cost of any materials supplied and paid for by such Party, reasonable and necessary costs (including salaries and benefits, supplies and equipment and other disposable goods to the extent required for the performance of the applicable activities) of such Party’s or its Affiliates’ employees engaged in activities relating to the selection and management of such Third Party manufacturer and the management of such supply (including quality control, quality assurance, procurement and supply chain activities) and the enforcement of agreements with Third Party manufacturers. Manufacturing Costs include any amounts paid to a Third Party supplier for intellectual property rights relating to Licensed Product or Licensed Compound supplied by such supplier, whether through a higher transfer price or separate payment of milestones, royalties or other financial consideration.
1.118.    [**] has the meaning set forth in Section 7.3.3(v).
1.119.    “Manufacturing Process” has the meaning set forth in Section 6.2.
1.120.    “Material Breach Notice” has the meaning set forth in Section 12.3.1.
1.121.    “Medical Affairs Activities” means the coordination of medical information requests and field based medical scientific liaisons with respect to the Licensed Product, including

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

activities of medical scientific liaisons and the provision of medical information services with respect to the Licensed Product.
1.122.    “Medical Affairs Costs” means, subject to Section 7.7, the FTE Costs (charged in accordance with Section 7.7) and the direct out-of-pocket costs, including costs for independent contractors engaged as permitted under this Agreement, in each case, recorded as an expense, in accordance with applicable Accounting Standards, and incurred by or on behalf of the applicable Party or any of its Affiliates after the Effective Date during the Term that are specifically identified in the Commercialization Plan or reasonably allocable to the Medical Affairs Activities in accordance with this Agreement and the Commercialization Plan. For clarity, Medical Affairs Costs shall not include costs for general overhead, postage, communications, photocopying, printing or internet expense, professional dues, operating supplies, laboratory supplies, printers, photocopiers, fax machines or other office equipment, laboratory equipment, computers or computer service charges or any costs that were included in the calculation of or intended to be covered by the FTE Rate.
1.123.    “Net Sales” means, with respect to a Licensed Product for any period, the gross amount billed or invoiced by Sanofi, its Affiliates or its or their Sublicensees for the sale of such Licensed Product in the Territory during the Royalty Term for the applicable Licensed Product in the applicable country to Third Parties (including Distributors, but excluding distributors other than Distributors (which non-Distributor distributors shall, for purposes of this definition, be deemed to be Sublicensees)) (the “Invoiced Sales”), less deductions for:
1.123.1. normal and customary trade, quantity and prompt settlement discounts (including chargebacks and allowances) actually allowed, incurred or accrued;
1.123.2. amounts repaid or credited by reason of rejection, return or recall of goods, rebates or bona fide price reductions;
1.123.3. freight, postage, shipping and insurance expenses to the extent that such items are included in the gross amount invoiced;
1.123.4. customs and excise duties and other taxes or duties related to the sales to the extent that such items are included in the gross amount invoiced;
1.123.5. rebates and similar payments made with respect to sales paid to any governmental or regulatory authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program;
1.123.6. the portion of normal and customary administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to such Licensed Product; and
1.123.7. any invoiced amounts that are not collected by Sanofi, its Affiliates or its or their Sublicensees, including bad debts; and
1.123.8. that portion of the [**] that Sanofi, its Affiliate or its or their Sublicensee, as applicable, allocates to sales of the Licensed Products in accordance with Sanofi’s, its Affiliate’s or its

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

or their Sublicensee’s standard policies and procedures consistently applied across its products, as applicable, and [**];
Any of the deductions listed above that involves a payment by Sanofi, its Affiliates or its or their Sublicensees shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions of such Licensed Product for pre-clinical or clinical purposes or as samples, in each case, without charge. Sanofi’s, its Affiliates’ or its or their Sublicensees’ transfer of any Licensed Product to an Affiliate or Sublicensee shall not result in any Net Sales, unless such Licensed Product is consumed by such Affiliate or Sublicensee in the course of its commercial activities.
(a) In the event that a Licensed Product is sold in any country in the form of a Combination Product, and there is a valid and unexpired Patent in such country that Covers the active ingredient(s) in such Combination Product other than the Licensed Compound(s) included in the Combination Product and such active ingredient(s) have not become available as a generic product(s) in such country, Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the average invoice price in such country of any Licensed Product that contains the same Licensed Compound(s) as such Combination Product as its sole active ingredient(s), if sold separately in such country, and B is the average invoice price in such country of each product that contains active ingredient(s) other than the Licensed Compound(s) contained in such Combination Product as its sole active ingredient(s) if sold separately in such country; provided that the invoice price in a country for each Licensed Product that contains only the Licensed Compound(s) and each product that contains solely active ingredient(s) other than the Licensed Compound(s) included in the Combination Product shall be for a dosage quantity comparable to that used in such Combination Product and of substantially the same class, purity and potency or functionality, as applicable.
(b) In the event that a Licensed Product is sold in any country in the form of a Combination Product, and either there is no valid and unexpired Patent in such country that Covers the active ingredient(s) in such Combination Product other than the Licensed Compound(s) included in the Combination Product or all such active ingredient(s) have become available as a generic product(s) in such country, Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction X/Y, where X is the average invoice price in such country of any Licensed Product that contains the same Licensed Compound(s) as such Combination Product as its sole active ingredient(s), if sold separately in such country in significant quantities, and Y is the average invoice price in such country of such Combination Product; provided that the invoice price in a country for each Licensed Product that contains only the Licensed Compound(s) shall be for a dosage quantity comparable to that used in such Combination Product and of substantially the same class, purity and potency or functionality, as applicable; provided, further that if such Licensed Product is not sold in significant quantities in such country, then Net Sales of such Combination Product shall be calculated in accordance with the immediately following paragraph.
In the case of paragraphs (a) above, if either such Licensed Product that contains the Licensed Compound(s) as its sole active ingredient or a product that contains the active ingredient(s) (other than the Licensed Product) in the Combination Product as its sole active ingredient(s) is not sold separately in a particular country, or in the case of paragraph (b) above, if such Licensed Product having the Licensed Compound(s) as its sole active ingredient is not sold separately in the particular country in significant quantities, such

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

that the applicable invoice price(s) needed for the calculations in such paragraphs are not available or representative, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country that takes into account the commercial value contribution to the Combination Product of and all other factors reasonably relevant to the relative commercial value of, the Licensed Compound(s), on the one hand and all of the other active ingredient(s), collectively, on the other hand. If the Parties are unable to reach agreement on any such adjustment, such matter shall be resolved through binding arbitration in accordance with Section 13.5.
In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements shall be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with Sanofi’s, its Affiliates’ or its or their Sublicensees’ existing allocation method consistently applied across their products, as applicable; provided that any such allocation shall be done in accordance with Applicable Law, including any price reporting laws, rules and regulations.
Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Sanofi, its Affiliates or its or their Sublicensees, which must be in accordance with applicable Accounting Standards.
1.124.     “Non-Breaching Party” has the meaning set forth in Section 12.3.1.
1.125.    “Non-Competitive Acquirer” means a Third Party Acquirer that is not a Sanofi Competitor and does not have any Affiliates that are Sanofi Competitors.
1.126.    “Notice Period” has the meaning set forth in Section 12.3.1.
1.127.    “Opt-In” means the withdrawal under Article 83(4) of the Agreement on a Unified Patent Court between the participating Member States of the European Union (2013/C 175/01) of the Opt-Out of a Patent.
1.128.    “Opt-Out” means the opt-out of a Patent from the exclusive competence of the Unified Patent Court under Article 83(3) of the Agreement on a Unified Patent Court between the participating Member States of the European Union (2013/C 175/01).
1.129.    “Party” and “Parties” have the meaning set forth in the preamble hereto.
1.130.    “Patents” means: (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii) and (iii)); and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

1.131.    “Payment” has the meaning set forth in Section 7.11.1.
1.132.    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.133.    “Phase 4 Study” means a study or data collection effort with respect to any Licensed Product that are performed after the receipt of Regulatory Approval in the country where such trial is conducted, regardless of when such study or data collection effort has commenced.
1.134.    “PoC Successful Completion” means achievement of the primary endpoint in any LX2761 PoC Study based on top line data [**].
1.135.    “Positive Results” has the meaning set forth in Section 3.1.3.
1.136.    “Positive Results Failure” has the meaning set forth in Section 12.3.2(i).
1.137.    “Post Grant Proceeding” means any proceedings before any national Patent authority involving the review, examination, analysis or any combination thereof, of any issued Patent. Examples of Post Grant Proceedings include post grant review proceedings, inter partes review proceedings, supplemental examination, patent interference proceedings, opposition proceedings initiated on and after issuance of the applicable Patent, reissue and reexamination.
1.138.    “Pre-Generic Launch Net Sales” has the meaning set forth in Section 7.3.3(i).
1.139.    “Product Trademarks” means the Trademark(s) used or to be used by Sanofi or its Affiliates or its or their Sublicensees for the Commercialization of any Licensed Product in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates or its or their Sublicensees).
1.140.    “P3 Successful Completion” means the completion of the first two (2) LX2761 Phase 3 T2DM Studies, in each case, in which the primary endpoint is achieved based on top line data [**].
1.141.    “Quality Agreement(s)” means the quality agreement(s) entered into between the Parties or their Affiliates relating to (i) the conduct of clinical studies of Licensed Products pursuant to Section 3.1.2(v) or (ii) the supply of Licensed Products pursuant to Section 6.1.
1.142.    “Regulatory Approval” means, with respect to a country in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market a Licensed Product in such country, including, where applicable, (i) [**], (ii) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (iii) labeling approval.
1.143.    “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

other government entities regulating or otherwise exercising authority with respect to the Exploitation of Licensed Compound or Licensed Products in the Territory, including the FDA in the United States and the EMA in the European Union.
1.144.    “Regulatory Documentation” means all (i) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all Adverse Event files and complaint files; and (iii) clinical and other data, including Study Data, agreements and correspondence with investigators, Lexicon CROs or Lexicon CMOs, contained or relied upon in any of the foregoing; in each case ((i), (ii) and (iii)) relating to the Licensed Compound or a Licensed Product.
1.145.    “Regulatory Exclusivity Period” means, with respect to each Licensed Product in any country in the Territory, a period of exclusivity (other than Patent exclusivity) granted or afforded by Applicable Law or by a Regulatory Authority in such country that confers exclusive marketing rights with respect to such Licensed Product in such country or that confers data exclusivity or similar exclusivity such that Third Parties or the applicable Regulatory Authority(-ies) in such country are restricted from relying on data used to obtain Regulatory Approval for the Licensed Product in applying for or granting Regulatory Approval to Third Party products.
1.146.    “Required Phase 4 Studies” means any Phase 4 Studies that are required by the applicable Regulatory Authority to be performed after Regulatory Approval as a condition for Regulatory Approval, regardless of when commenced.
1.147.    “Restricted Rights” has the meaning set forth in Section 2.6.2.
1.148.    “Retained Regulatory Documentation” has the meaning set forth in Section 3.2.1(ii).
1.149.    “Reversion Products” means any LX4211 Product and any other Licensed Product for which pre-clinical animal studies or human clinical Development or Commercialization has been conducted prior to the applicable termination of this Agreement.
1.150.    “ROFN1 Development Costs” has the meaning set forth in Section 2.7.2(ii).
1.151.    “ROFN2 Development Costs” has the meaning set forth in Section 2.7.3(ii).
1.152.    “ROW” or “Rest of World” has the meaning set forth in Section 7.3.1(iv).
1.153.    “Royalty Term” means, with respect to each Licensed Product and each country in the Territory, the period beginning on the Effective Date and ending on the latest to occur of: (i) the expiration of the last-to-expire issued (A) Sanofi Patent that meets the criteria set forth in clause (i) of Section 1.158, (B) Lexicon Patent or (C) Joint Patent in such country, in each case ((A), (B) and (C)), that contains a Valid Claim that Covers the applicable Licensed Product [**]; (ii) the expiration of the Regulatory Exclusivity Period in such country for such Licensed Product; and (iii) the tenth (10th) anniversary of the First Commercial Sale of the first Licensed Product in such country.
1.154.    “Rules” has the meaning set forth in Section 13.5.2.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

1.155.    “Sanofi” has the meaning set forth in the preamble hereto.
1.156.    “Sanofi Competitor” means a Third Party that (i) is a Major Pharmaceutical Company or is an Affiliate of a Major Pharmaceutical Company and (ii) actively commercializes in the United States one or more approved pharmaceutical product(s) for [**], which commercialization generated more than [**] in annual sales revenue in the most recently completed Calendar Year as of the closing of the applicable Change of Control transaction, or an Affiliate of any such Third Party.
1.157.    “Sanofi Know-How” means all Information and Inventions Controlled by Sanofi or any of its Affiliates during the Term that are (i) developed by Sanofi or any of its Affiliates or its or their Sublicensees under this Agreement or (ii) Information and Inventions other than those described in the foregoing clause (i) that are used by Sanofi or any of its Affiliates or its or their Sublicensees for the Exploitation of Licensed Product(s) after the Effective Date and during the Term, but in the case of clause (ii) shall exclude Know-How specifically related to any device, device technology or active pharmaceutical ingredients other than the Licensed Compounds; provided that Sanofi Know-How excludes Joint Know-How.
1.158.    “Sanofi Patents” means all of the Patents Controlled by Sanofi or any of its Affiliates during the Term, that (i) Cover inventions that are made or conceived by Sanofi or any of its Affiliates or its or their Sublicensees under this Agreement after the Effective Date and during the Term or (ii) are Patents other than those described in the foregoing clause (i) that Cover technologies applied to or incorporated by Sanofi, its Affiliates or its or their Sublicensees into Licensed Products, but this clause (ii) shall exclude Patents specifically related to any device, device technology or active pharmaceutical ingredients other than the Licensed Compounds; provided that Sanofi Patents exclude Joint Patents.
1.159.    “Sanofi Product Data” has the meaning set forth in Section 12.5.1(iii).
1.160.    “SDEA” has the meaning set forth in Section 3.2.4.
1.161.    “Senior Officer” means, with respect to Lexicon, its Chief Executive Officer and with respect to Sanofi, its Executive Vice President, Global Divisions & Strategic Development (or such other member of Sanofi’s Executive Committee as may be the successor to such responsibilities).
1.162.    “SGLT1” or “SGLT2” means the applicable member of the sodium-glucose linked transporter family.
1.163.    “Specialist Efforts” has the meaning set forth in Section 4.8.1.
1.164.    “Specialists” has the meaning set forth in Section 4.8.1.
1.165.    “Study Data” means any and all data (together with the results of analysis thereof) generated as a result of any clinical trial of any Licensed Product.
1.166.    “Sublicensee” means a Person, other than an Affiliate or a Distributor, that is granted a sublicense by Sanofi or its Affiliate under the grants in Section 2.1, as provided in Section 2.3.
1.167.    “Supply Agreement” means any agreement entered into between the Parties with respect to supply of Licensed Compound, Licensed Product, placebo or comparator including pursuant to Section 6.1.1.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

1.168.    “T1DM” means type 1 diabetes.
1.169.    “T1DM Commercialization Plan” has the meaning set forth in Section 4.3.
1.170.    “T1DM Funding Agreements” means (a) the Clinical Development Funding Agreement, dated May 2, 2012, by and between Lexicon and McNair Medical Institute, LLC and (b) the Development Agreement, dated June 27, 2014, by and between Lexicon and JDRF International.
1.171.    “T1DM Net Sales” means Net Sales attributable to sales of Licensed Products for the treatment of T1DM patients in the (Co-)Promotion Territory as determined pursuant to Section 7.8.
1.172.    “T2DM” means type 2 diabetes.
1.173.    “T2DM Commercialization Plan” has the meaning set forth in Section 4.3.
1.174.    “T2DM CVOT” means that certain cardiovascular outcomes trial for the LX4211 Product in T2DM set forth in the Development Plan.
1.175.    “T2DM Net Sales” means all Net Sales in the Territory other than T1DM Net Sales. For clarity, T2DM Net Sales shall not be restricted to Net Sales in T2DM, but shall include Net Sales in all indications other than T1DM.
1.176.    “Technology Transfer” has the meaning set forth in Section 6.2.
1.177.    “Technology Transfer Agreement” has the meaning set forth in Section 6.4.
1.178.    “Term” has the meaning set forth in Section 12.1.
1.179.    “Terminated Product” means a Licensed Product with respect to which this Agreement is terminated in its entirety or in one or more Terminated Territory(-ies) pursuant to ARTICLE 12. In the case of termination of this Agreement with respect to a Licensed Product in less than the entire Territory, such Licensed Product shall be considered a Terminated Product only in the Terminated Territory(-ies). In the case of a termination of this Agreement in its entirety, all Licensed Products shall be considered Terminated Products.
1.180.    “Terminated Territory” means the country(ies) with respect to which this Agreement is terminated pursuant to ARTICLE 12 or, if this Agreement is terminated in its entirety, the entire Territory.
1.181.    “Territory” means the entire world, other than the Terminated Territory.
1.182.    “Third Party” means any Person other than Lexicon, Sanofi and their respective Affiliates.
1.183.    “Third Party Acquirer” has the meaning set forth in Section 13.3.2.
1.184.    “Third Party Acquirer Family” has the meaning set forth in Section 13.3.2(i).
1.185.    “Third Party Claims” has the meaning set forth in Section 11.1.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

1.186.    “Third Party Infringement Claim” has the meaning set forth in Section 8.7.
1.187.    “Third Party Payments” has the meaning set forth in Section 7.3.3(ii).
1.188.    “Third Party Right” has the meaning set forth in Section 8.8.
1.189.    “Tier 2 Countries” means all current and future member countries of the European Union, the European Free Trade Association, or the Commonwealth of Independent States, Brazil, Russia, India, China, South Korea, Australia, New Zealand, Canada, Mexico, Chile, Argentina, Turkey, Taiwan, Singapore, Saudi Arabia, Kuwait, United Arab Emirates, Qatar, and Israel.
1.190.    “Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.
1.191.    “Transferred Materials” has the meaning set forth in Section 2.4.1.
1.192.    “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).
1.193.    “Valid Claim” means a claim of any issued and unexpired (i) Sanofi Patent that meets the criteria set forth in clause(i) of Section 1.158, (ii) Lexicon Patent or (iii) Joint Patent, in each case ((i) through (iii)) existing in the country in the Territory in which the Licensed Product is sold to a Third Party at the time of such sale, which Sanofi Patent, Lexicon Patent or Joint Patent Covers the applicable Licensed Product, in each case the validity, enforceability or patentability of which has not been revoked, found or held unenforceable, invalid or unpatentable by a court, governmental agency, national or regional patent office or other appropriate body having competent jurisdiction in a decision for which no appeal can or has been taken, and which has not been affected or rendered unenforceable through disclaimer, irretrievable lapse, abandonment or dedication to the public.
1.194.    “VAT” has the meaning set forth in Section 7.11.2.
1.195.    “Voting Stock” has the meaning set forth in Section 1.23.

ARTICLE 2
GRANT OF RIGHTS

2.1.    Grants to Sanofi. Lexicon hereby grants to Sanofi:
2.1.1.    an exclusive (including with regard to Lexicon and its Affiliates, but subject to a retained right by Lexicon and its Affiliates to exercise their rights and perform their obligations with respect to Licensed Products under this Agreement) license (or sublicense), with the right to grant sublicenses in accordance with Section 2.3, under the Lexicon Patents, the Lexicon Know-How and Lexicon’s interests in the Joint Intellectual Property Rights, to Exploit Licensed Products (and, for clarity,

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

the Licensed Compounds contained therein) for any and all uses in the Field in the Territory and, in the case of any Terminated Territory, to Develop and Manufacture Licensed Products (including the Licensed Compounds contained therein) in any country in the Terminated Territory in support of Development and Commercialization in the Field in the Territory; and
2.1.2.    an exclusive (including with regard to Lexicon and its Affiliates, but subject to a retained right by Lexicon and its Affiliates to exercise their rights and perform their obligations with respect to Licensed Products under this Agreement) license (or sublicense) and right of reference, with the right to grant sublicenses and further rights of reference in accordance with Section 2.3, under the Retained Regulatory Documentation to Exploit Licensed Products in the Field in the Territory and, in the case of any Terminated Territory, to Develop and Manufacture Licensed Products in any country in the Terminated Territory in support of Development and Commercialization in the Field in the Territory.
Lexicon agrees, pursuant to a separate trademark license agreement to be negotiated by the Parties, but for no additional financial consideration, to grant to Sanofi a royalty-free, non-exclusive license to use Lexicon’s Corporate Names solely as required by this Agreement or Applicable Law in order to Manufacture the Licensed Products (including the Licensed Compounds contained therein) in the Field in the Territory and for no other purpose.
2.2.    Grants to Lexicon. Sanofi hereby grants to Lexicon a non-exclusive, royalty-free (sub)license and right of reference, without the right to grant sublicenses or further rights of reference (except to permitted subcontractors as provided in Section 3.1.5), under the Sanofi Patents, the Sanofi Know-How and the Assigned Regulatory Documentation and Sanofi’s interests in the Joint Intellectual Property Rights, to perform Lexicon’s obligations as set forth herein or in the Ancillary Agreements. Except as expressly provided herein, Sanofi grants no other right or license, including any rights or licenses to the Sanofi Patents, the Sanofi Know-How, Sanofi’s interest in the Joint Intellectual Property, Assigned Regulatory Documentation or any other Patent or intellectual property rights not otherwise expressly granted herein.
2.3.    Sublicenses. Sanofi shall have the right to grant sublicenses (or further rights of reference) to its Affiliates throughout the Territory. In the Major Markets (except with respect to Manufacturing of the Licensed Product or Licensed Compounds in the Major Markets), for so long as the applicable Major Market remains part of the Territory, Sanofi shall have the right to grant sublicenses (or further rights of reference) to Third Parties (other than to service providers) only with Lexicon’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. In all other cases, including service providers and Manufacturing worldwide, Sanofi shall have the right to grant sublicenses (or further rights of reference) to Third Parties, through multiple tiers of (sub)licensees, under the licenses and rights of reference granted in Section 2.1; provided however, that Sanofi shall provide Lexicon with prompt written notice of any such sublicense (or further right of reference). Notwithstanding any sublicenses granted by Sanofi, Sanofi shall remain responsible and primarily liable for the performance of its obligations and the performance of its (sub)licensees hereunder.
2.4.    Disclosure of Know-How and Regulatory Documentation
2.4.1.    Lexicon shall and shall cause its Affiliates and Lexicon CMOs to disclose and make available to Sanofi, the Regulatory Documentation, Lexicon Know-How and other Information and Inventions, in each case, as set forth on Schedule 2.4 and existing as of the Effective Date (the materials required to be disclosed under this sentence, “Transferred Materials”) within [**] after the

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Effective Date. During the Term, each Party shall provide to the other Party all material Sanofi Know-How and Lexicon Know-How, as the case may be, that is reasonably necessary or useful for the other Party to perform its activities under this Agreement or any Ancillary Agreement and that comes into existence after the Effective Date, promptly after the earlier of the development, making, conception or reduction to practice of such Know-How. During the Term, each Party shall provide to the other Party Joint Know-How that comes into existence after the Effective Date, promptly after the earlier of the development, making, conception or reduction to practice of such Joint Know-How by or on behalf of such disclosing Party.
2.4.2.    Lexicon shall provide Sanofi with reasonable assistance required in order to transfer to Sanofi the Transferred Materials in a timely manner for Sanofi to Exploit the Licensed Products (including for clarity any adjustment to Lexicon’s existing Regulatory Documentation reasonably required by Sanofi). Without limiting the foregoing, Lexicon shall make available to Sanofi, at Lexicon’s facilities, those of Lexicon’s representatives as Sanofi may reasonably request for purposes of transferring the Transferred Materials to Sanofi or for purposes of Sanofi acquiring expertise on the practical application of such Transferred Materials or assisting on issues arising during such Exploitation.
2.4.3.    All costs and expenses of Lexicon’s internal personnel and other resources and any out‑of‑pocket expenditures incurred by Lexicon in performing its obligations pursuant to this Section 2.4 shall be the responsibility of Lexicon; provided, however, that Sanofi shall be responsible for any payments required to be made to Third Parties in connection with such transfers to the extent incurred by Lexicon after the Effective Date.
2.4.4.    Within [**] following the Effective Date, the Parties shall create a mutually acceptable transfer plan, detailing the timeline and responsibilities of both Parties in connection with the transfer of the Transferred Materials from Lexicon to Sanofi (the “Know-How Transfer Plan”); provided, however, that the failure to create a Know-How Transfer Plan shall not relieve Lexicon of its obligations to conduct the disclosures and transfers contemplated by this Section 2.4.
2.5.    Confirmatory Patent License. Lexicon shall, if requested to do so by Sanofi, immediately enter into confirmatory license agreements in such form as may be reasonably requested by Sanofi for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as Sanofi considers appropriate. Until the execution of any such confirmatory licenses, so far as may be legally possible, Lexicon and Sanofi shall have the same rights in respect of the Lexicon Patents and be under the same obligations to each other in all respects as if the said confirmatory licenses had been executed.
2.6.    Exclusivity
2.6.1.    Neither Party nor any of its Affiliates shall, itself or through, with or on behalf of any Third Party, undertake in the Territory during the Royalty Term in the applicable country (i) any clinical Development of any SGLT1, SGLT2 or dual SGLT1/SGLT2 inhibitors that are not Licensed Products (a “Competing Product”), except clinical Development of a Competing Product (including the manufacture of validation batches thereof) conducted prior to the expiration of the Royalty Term in the applicable country reasonably in advance of the expiration of the Royalty Term in order to launch such Competing Product promptly following expiration of the Royalty Term or (ii) in the case of the Major Markets and the Tier 2 Countries, commercialization of any Competing Product, other than (a) pursuant to this Agreement, (b) in the case of Sanofi, Development and commercialization of a Generic Version of a

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Competing Product in a country after the date on which there is no valid and unexpired Patent in such country that Covers (i) [**] or (ii) [**], (c) in the case of Sanofi, fee-for-service manufacturing of Competing Product(s) for Third Parties, or (d) in the case of Lexicon, and subject to Section 2.7, Development and commercialization of LX2761.
2.6.2.    Notwithstanding Section 2.6.1, if a Party or any of its Affiliates (the “Acquiring Party”) signs a definitive agreement with respect to a merger, acquisition or other transaction by which such Acquiring Party would acquire rights (other than residual financial rights) or an entity that has rights in a Competing Product, or would be acquired by an entity that has or has Affiliates that have rights in a Competing Product, as a result of which transaction Section 2.6.1, would (but for this Section 2.6.2) be violated, then the Acquiring Party (or other acquiring or surviving entity), as the case may be, shall have [**] from the closing of such transaction to either (i) divest itself of the rights with respect to the applicable restricted activities as described in 2.6.1 (the “Restricted Rights”) or (ii) terminate all of such restricted activities with respect to such Competing Product, unless the other Party (i.e., the non-Acquiring Party) agrees in writing that such divestiture is not required. In such event, during such period (or in the case of such a writing from the other Party), the activities described in Section 2.6.1, with respect to such Competing Product shall not constitute a violation of Section 2.6.1. Any divestiture under this Section 2.6.2 may occur by either (x) an outright sale of the Restricted Rights to a Third Party, or (y) an out-license of the Restricted Rights (exclusive as to the Acquiring Party (or other acquiring or surviving entity) and its Affiliates, except that in each case ((x) and (y)) (A) the Acquiring Party (or other acquiring or surviving entity) and its Affiliates may continue manufacturing or supplying the applicable Competing Product to the licensee or acquirer for a reasonable period of time, and conduct customary transitional services for the licensee or acquirer, as applicable, but may not otherwise continue to participate in Development or commercialization of the Competing Product, and (B) the Acquiring Party (or other acquiring or surviving entity) and its Affiliates may retain residual financial rights to such Competing Product and reversion rights in the case of a termination of the out-license agreement (provided that upon such a reversion, the Acquiring Party would again be subject to the divestiture/termination requirements of this Section 2.6.2 if Section 2.6.1 were to apply upon such reversion).
2.7.    LX2761 Rights
2.7.1.    Development and Commercialization by Lexicon. Except for the promotional restrictions set forth in the (Co-)Promotion Terms, nothing in Section 2.6 or elsewhere in this Agreement shall restrict Lexicon from Developing and commercializing, at Lexicon’s sole discretion, LX2761 and products that include LX2761, subject to Lexicon’s obligations and Sanofi’s rights as set forth in this Section 2.7. Lexicon agrees that its Development activities under this Agreement with respect to LX4211 shall have priority over the Development of LX2761, and that Lexicon shall not prioritize LX2761 in any manner detrimental to its Development obligations with respect to LX4211 or divert material resources from its Development of LX4211 under the T1DM Development Plan without the consent of Sanofi. Except as otherwise agreed by the Parties in a definitive agreement entered into by the Parties pursuant to Section 2.7.2 or Section 2.7.3, and notwithstanding anything to the contrary elsewhere in this Agreement, all LX2761 Study Data (as defined below) shall be solely owned by Lexicon. Lexicon shall provide Sanofi a development plan describing Lexicon’s Development activities with respect to LX2761 prior to commencing clinical development for LX2761 and thereafter shall provide Sanofi with any material amendments to such development plan until Sanofi has no further option or rights hereunder with respect to the Development and commercialization of LX2761. Lexicon shall not enter into any agreements with any Third Parties that would deprive Sanofi of its rights under this Section 2.7.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

2.7.2.    Sanofi Initial Right of First Negotiation after PoC. Sanofi shall have an initial right of first negotiation to opt-in to the further Development and commercialization of LX2761 if Lexicon Develops LX2761 in T1DM or T2DM through PoC Successful Completion, in accordance with the following:
(i)    Lexicon shall provide Sanofi with prompt written notice following PoC Successful Completion. Within [**] after such notice, Sanofi shall provide Lexicon with written notice as to whether or not Sanofi is exercising its initial right of first negotiation with respect to LX2761 as provided in this Section 2.7.2.
(ii)    If Sanofi exercises such right of first negotiation, Lexicon shall promptly provide Sanofi with access, to the extent reasonably required to permit fulsome due diligence, to data (together with the results of analysis thereof) generated in Lexicon’s pre-clinical and clinical studies of LX2761, including study reports and, if requested by Sanofi, raw data (the “LX2761 Study Data”) which is then available to Lexicon, a statement of LX2761 Development Costs incurred between the Effective Date and PoC Successful Completion (the “ROFN1 Development Costs”), and Lexicon’s then-current plan for the further Development of LX2761. Lexicon shall also make its personnel and additional material information relating to the LX2761 program reasonably available to Sanofi upon Sanofi’s request to assist Sanofi with its due diligence of the LX2761 program. Sanofi shall have a right to audit the ROFN1 Development Costs pursuant to Section 7.14.
(iii)    Upon written notice from Sanofi that Sanofi desires to negotiate terms for further Development and commercialization of LX2761, which notice must be provided by Sanofi to Lexicon within [**] after Lexicon first makes the LX2761 Study Data available to Sanofi pursuant to paragraph (ii) above, the Parties shall commence good faith negotiations for a definitive agreement under which Lexicon would grant Sanofi an exclusive license for the further Development and commercialization of LX2761 on a worldwide basis with such exceptions as may be agreed by the Parties in writing. Such agreement shall include an upfront payment from Sanofi to Lexicon equal to [**]. Except to the extent otherwise agreed by the Parties, such agreement shall also provide for the following:
(1)    If the Parties agree on a development plan designed to achieve regulatory approval for both T1DM and T2DM, then Lexicon would [**] and Sanofi would [**];
(2)    If the Parties agree on a development plan designed to achieve regulatory approval in T1DM but not T2DM, then Lexicon and Sanofi would [**];
(3)    If the Parties agree on a development plan designed to achieve regulatory approval in T2DM but not T1DM, then Lexicon would [**] and Sanofi would [**].
Additional terms of such definitive agreement, including milestones and royalties to be paid to Lexicon and Lexicon’s participation in the promotion of resulting products comprised of or containing LX2761, shall be subject to good faith negotiations between the Parties.
(iv)    If Sanofi does not exercise its right of first negotiation pursuant to paragraph (i), does not notify Lexicon that it desires to proceed with the negotiation of a definitive agreement providing for the further Development and commercialization of LX2761 pursuant to paragraph (iii), or fails to provide timely notice pursuant to paragraph (i) or (iii) of this Section 2.7.2, or if the Parties agree to cease negotiations or do not enter into a definitive license agreement under paragraph (iii) of this Section 2.7.2 within [**] after such negotiations commence (unless such period is extended by the mutual agreement of

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

the Parties in writing), then Lexicon shall have the right to further Develop and commercialize LX2761 in T1DM or T2DM, subject (if applicable) to Sanofi’s second right of first negotiation pursuant to Section 2.7.3 (but free of any and all other obligations to Sanofi with respect to LX2761 other than as described in Section 2.7.1), at Lexicon’s option in its sole discretion.
2.7.3.    Sanofi Second Right of First Negotiation. If the Parties do not enter into a definitive agreement providing for the further Development and commercialization of LX2761 pursuant to Section 2.7.2 and Lexicon further Develops LX2761 in T2DM following PoC Successful Completion pursuant to Section 2.7.2(iv), then, following P3 Successful Completion, and in the event (and only in the event) Lexicon achieves P3 Successful Completion within [**] after the Effective Date, Sanofi shall have a second right of first negotiation to opt-in to the further Development and commercialization of LX2761, in accordance with the following:
(i)    Lexicon shall provide Sanofi with prompt written notice of the achievement of P3 Successful Completion. Within [**] after such notice, Sanofi shall provide Lexicon with written notice as to whether or not Sanofi is exercising its second right of first negotiation with respect to LX2761 as provided herein.
(ii)    If Sanofi exercises such right of first negotiation, Lexicon shall promptly provide Sanofi with access, to the extent reasonably required to permit fulsome due diligence, to LX2761 Study Data that has been generated by Lexicon (including study reports and, if requested by Sanofi, raw data), a statement of LX2761 Development Costs incurred with respect to T2DM between the Effective Date and P3 Successful Completion (the “ROFN2 Development Costs”), and Lexicon’s then-current plan for the further Development of LX2761. Lexicon shall also make its personnel and additional material information relating to the LX2761 program reasonably available to Sanofi upon Sanofi’s request to assist Sanofi with its due diligence of the LX2761 program. Sanofi shall have a right to audit the ROFN2 Development Costs pursuant to Section 7.14.
(iii)    Upon written notice from Sanofi that Sanofi desires to negotiate terms for further Development and commercialization of LX2761 in T2DM (and, if applicable, in T1DM outside the United States), which notice must be provided by Sanofi to Lexicon within [**] after Lexicon first makes the LX2761 Study Data available to Sanofi pursuant to paragraph (ii) above, the Parties shall commence good faith negotiations for a definitive agreement under which Lexicon would grant Sanofi an exclusive license for the further Development and commercialization of LX2761 in T2DM (and, if applicable, in T1DM outside the United States). Such agreement shall include an upfront payment from Sanofi to Lexicon equal to [**]. Except to the extent otherwise agreed by the Parties, such agreement shall also provide that Sanofi would assume [**]. Additional terms of such definitive agreement, including milestones and royalties to be paid to Lexicon, Lexicon’s participation in the promotion of resulting products comprised of or containing LX2761 for T2DM, and an additional upfront payment if such agreement includes rights to LX2761 in T1DM outside the United States, shall be subject to good faith negotiations between the Parties.
(iv)    If Sanofi does not exercise its second right of first negotiation pursuant to paragraph (i), does not notify Lexicon that it desires to proceed with the negotiation of a definitive agreement providing for the further Development and commercialization of LX2761 in T2DM pursuant to paragraph (iii), or fails to provide timely notice pursuant to paragraph (i) or (iii) of this Section 2.7.3, or if the Parties agree to cease negotiations or do not enter into a definitive license agreement under paragraph (iii) of this Section 2.7.3 within [**] after such negotiations commence (unless such period is extended by the mutual

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

agreement of the Parties in writing), then Lexicon shall have the right to further Develop and commercialize LX2761 in T2DM and T1DM worldwide except as provided in the second sentence of Section 2.7.1 and the promotional restrictions set forth in the (Co-)Promotion Terms, and Sanofi shall have no further option or rights hereunder with respect to the Development and commercialization of LX2761.
(v)    If Sanofi exercises its second right of first negotiation pursuant to Section 2.7.3(i), elects to obtain rights to LX2761 in T1DM outside the United States, and the Parties enter into a definitive agreement with respect thereto, any subsequent Development or commercialization of LX2761 in T1DM by Lexicon outside the United States shall be subject to the terms of such agreement.
ARTICLE 3
DEVELOPMENT AND REGULATORY ACTIVITIES

3.1.    Development
3.1.1.    In General. Except as otherwise provided in this Agreement, Lexicon shall have the sole right and responsibility for all aspects of the Development of Licensed Products for T1DM at its expense (other than regulatory matters, which are governed by Section 3.2) which shall be conducted in accordance with and pursuant to the Development Plan. Otherwise, subject to the Lexicon Consent Right and the other terms of this Agreement, Sanofi shall have the sole right and responsibility for all aspects of the Development of Licensed Products (other than regulatory matters, which are governed by Section 3.2), with Development Costs shared as set forth in Section 7.6, which shall be conducted in accordance with and pursuant to the Development Plan. The Parties shall cooperate in performing such Development activities as provided in this ARTICLE 3.
3.1.2.    Development.
(i)    Attached hereto as Schedule 3.1.2 is the initial plan for the Development of the Licensed Products for T1DM and T2DM in the Major Markets in the Territory as of the Execution Date (such plan, as amended from time to time in accordance with this Agreement, the “Development Plan”), which plan shall describe the Development activities and, with respect to Development activities for T2DM, the budget therefor, including the internal personnel and other resources and out‑of‑pocket expenditures required for Sanofi to perform such activities; provided that upon the earlier of (a) the Cost-Sharing Trigger Point and (b) the date upon which Lexicon has paid one hundred million Dollars ($100,000,000) of Development Costs in connection with T2DM Development under and in accordance with the Development Plan, the Development Plan shall not contain such budget.
(ii)    The JSC shall review the Development Plan at least [**] for the purpose of considering appropriate amendments thereto. In addition, each Party, through its representatives on the JSC, may propose amendments to the Development Plan for Development activities at any time. As part of the process of amending the Development Plan, the JSC shall determine the internal personnel and other resources and out‑of‑pocket expenditures required for Sanofi with respect to Development activities for T2DM for the applicable Calendar Year and for each Calendar Quarter within such Calendar Year. All internal personnel and resources shall be expressed in terms of FTEs and the budgeted cost shall be calculated using the relevant FTE Rates.
(iii)    Under the direction and supervision of the DRC and the JSC as set forth in ARTICLE 5, each Party shall use Commercially Reasonable Efforts to perform the responsibilities

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

assigned to it under the Development Plan and shall use Commercially Reasonable Efforts to do so in accordance with the timelines set forth in the Development Plan, in good scientific manner and in compliance with all Applicable Law by allocating sufficient time, effort, equipment, and skilled personnel to complete such Development activities; provided that, (a) with respect to Lexicon, such obligation shall be subject to Sanofi’s and its Affiliates’ performing their respective obligations hereunder and under the Ancillary Agreements on which Lexicon’s performance depends, and (b) with respect to Sanofi, Sanofi shall not be in breach of this Section 3.1.2(iii), to the extent that its failure to perform its obligations under this Section 3.1.2(iii) arises from Lexicon’s and its Affiliates’ failure to perform their respective obligations hereunder and under the Ancillary Agreements on which Sanofi’s performance depends.
(iv)    If Lexicon elects to permanently cease all Development in T1DM before completion of the Development activities set forth in the Development Plan, Lexicon shall promptly notify Sanofi thereof, and Sanofi shall have the right, at Sanofi’s sole election, to assume and complete any such Development activities. If Sanofi exercises such right, such exercise shall be Sanofi’s sole and exclusive remedy and Lexicon’s sole and exclusive liability for any such cessation by Lexicon (but this sentence shall not limit any liability of Lexicon for a material breach of this Agreement other than its diligence obligations under Sections 3.1.2(iii) and 3.1.4). If Sanofi so elects to assume and complete any of the Development activities under the Development Plan with respect to T1DM, the actions set forth in the remainder of this Section 3.1.2(iv) shall be Sanofi’s sole and exclusive remedy and Lexicon’s sole and exclusive liability for any such cessation by Lexicon (but this sentence shall not limit any liability of Lexicon for a material breach of this Agreement other than its diligence obligations under Sections 3.1.2(iii) and 3.1.4) and, to the extent reasonably requested by Sanofi in writing, Lexicon shall cooperate in facilitating the orderly transfer of such Development activities and ensure that Sanofi obtains the material benefits of any or all Third Party agreements relating to such Development activities, in conformity with any Applicable Law. If Sanofi does not elect to assume any such Development activities, Lexicon shall wind down such Development activities in accordance with Applicable Law at its sole cost and expense. In the event of Lexicon’s cessation of Development in T1DM in accordance with this Section 3.1.2(iv), the licenses granted by Sanofi to Lexicon under Section 2.2, the Parties’ obligations under Section 2.6.1 with respect to T1DM, the Quality Agreements under Section 3.1.2(v), the JCC, Lexicon’s rights under Section 3.2.2 to participate in meetings with Regulatory Authorities, and Lexicon’s (Co-)Promotion Rights under Section 4.8 and any (Co-)Promotion Agreement shall terminate, effective upon Lexicon’s notice with respect thereto; Sanofi shall be responsible for any and all additional T1DM Development Costs (if it exercises its right to assume and continue Development in T1DM) and all T1DM Commercialization Costs and Medical Affairs Costs; Lexicon shall not be entitled to the milestone payments contemplated by Section 7.2.1(b)(i) and Section 7.2.1(b)(ii), to the extent subsequently achieved based on Development activities subsequently conducted by Sanofi under its right to assume and continue such Development; and the royalty rates described in Section 7.3.1(ii) shall apply to all Net Sales in the United States, regardless of whether such Net Sales would otherwise constitute T1DM Net Sales or T2DM Net Sales.
(v)    Quality.
(1)    Within [**] after the Effective Date, but in any event prior to shipment of clinical quantities of Licensed Product or placebo pursuant to Section 6.1.1, Lexicon and Sanofi shall enter into a reasonable and customary Quality Agreement that shall set forth the terms and conditions with respect to quality regarding the conduct of the Parties’ Development activities under the Development Plan, including supply of such clinical material by Lexicon to Sanofi, which agreement shall include (a) coordination regarding inspections by Regulatory Authorities and (b) the exchange of information between the Parties regarding the foregoing and quality issues in general.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

(2)    The Quality Agreements shall provide for each Party’s right to conduct quality audits of the other Party and its subcontractors prior to the Technology Transfer and thereafter with respect to T1DM and T2DM clinical studies, as deemed necessary by the auditing Party to secure the regulatory status of the Licensed Product in the Territory.
(3)    Each Party shall be notified reasonably in advance of any audit or inspection intended to be conducted by a Regulatory Authority at any of the other Party’s or any of its subcontractor’s facilities or operations related to the Development or Manufacture of the Licensed Products. The Parties shall reasonably cooperate with each other with respect to such audits or inspections.
(4)    Promptly following the Effective Date, the Parties shall appoint quality contact persons within their respective organization, with the mission to oversee the negotiation and implementation of the Quality Agreement. The Parties shall maintain scientific records, in sufficient detail and in sound scientific manner appropriate for patent and regulatory purposes and in compliance with Applicable Law with respect to activities intended to be submitted in the context of any Regulatory Approval hereunder. The Quality Agreement shall describe in sufficient detail how the Parties intend to manage any quality-related issues likely to impact the activities to be performed under this Agreement.
3.1.3.    Decision Points and Positive Results for Development Activities. The Development Plan sets forth certain decision points associated with the completion of certain clinical studies (the “Decision Points”). At each Decision Point, within [**] after the earlier of (i) [**] and (ii) [**], the JSC shall determine whether or not Positive Results have been achieved. With respect to a given Decision Point, “Positive Results” means that, based on review of [**] (in the case of clause (i)) or [**] (in the case of clause (ii)), the primary endpoint of the study was achieved (or, in the case of the Initial Data, as applicable, the cardiovascular safety results supporting the filing of a New Drug Application for Regulatory Approval consistent with applicable FDA guidance for cardiovascular safety of diabetes drugs) with overall safety and efficacy supporting continued Development or application for Regulatory Approval. If Positive Results have not been achieved, then (a) Sanofi may elect to terminate this Agreement as set forth in Section 12.3.2(i)(b) or (b) the JSC may elect to immediately discontinue or cancel all or part of any Development activities under the Development Plan that are conditioned on the achievement of Positive Results with respect to the applicable Decision Point, including any ongoing or planned clinical studies or regulatory filings, or to modify the Development Plan as it deems appropriate in good faith, in the interest of securing Regulatory Approval for a Licensed Product in the Field in the Major Markets in the Territory.
3.1.4.    Diligence. Sanofi shall use Commercially Reasonable Efforts to Develop at least one LX4211 Product in the Major Markets in the Territory for T2DM as set forth in the Development Plan, but Sanofi shall not be in breach of this Section 3.1.4 to the extent that a failure to do so arises from Lexicon’s and its Affiliates’ failure to perform their respective obligations hereunder and under the Ancillary Agreements on which Sanofi’s performance depends. Lexicon shall use Commercially Reasonable Efforts to Develop at least one LX4211 Product for T1DM as set forth in the Development Plan, and, subject to the Parties’ incorporating such requirements in the Development Plan, to conduct any Required Phase 4 Studies relating to the United States and European Union Regulatory Approvals, subject to Sanofi’s and its Affiliates’ performing their respective obligations hereunder and under the Ancillary Agreements and subject to Lexicon’s right to cease such Development under Section 3.1.2(v). Each Party acknowledges and agrees that nothing in this Section 3.1.4 is intended, or shall be construed, to require the other Party to Develop more than one Licensed Product at any given time or to Develop any other Licensed Product other than the LX4211 Product.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

3.1.5.    Subcontracting. Each Party shall have the right to subcontract material portions of its Development activities to a Third Party (e.g., engagement of a CRO or clinical manufacturer prior to commencement of clinical activities or commercial Manufacture) (i) to the extent expressly provided for in the Development Plan or Quality Agreements, which shall set forth certain Development activities for which corresponding subcontractors have been pre-approved, or (ii) in the case that such subcontracting has not been pre-approved in the Development Plan, with the approval of the JSC, which approval shall not be unreasonably withheld, conditioned or delayed. Either Party shall have the right to subcontract to a Third Party without approval any of its Development activities to which the foregoing sentence does not apply, and for the avoidance of doubt, the foregoing sentence does not apply to general services not specific to the Licensed Products (e.g., copying and shipping).
3.1.6.    Development Records. Each Party shall maintain, in good scientific manner, complete and accurate books and records pertaining to its Development activities, in sufficient detail to verify compliance with its obligations under this Agreement and which shall be appropriate for patent and regulatory purposes, in compliance with Applicable Law, including good laboratory practices, good manufacturing practices, good pharmacovigilance practices and good clinical practices, and properly reflect all work done and results achieved in the performance of its Development activities. Such books and records shall be retained by Lexicon or Sanofi, as the case maybe, for at least [**] after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law. Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all records of the other Party maintained pursuant to this Section 3.1.6; provided that the inspecting Party shall maintain such records and the information disclosed therein in confidence in accordance with ARTICLE 9.
3.1.7.    Development Reports. Without limiting Section 3.1.6, on a semi-annual basis within [**] after January 1 and July 1 of each Calendar Year during the Term, each Party shall provide to the JSC or DRC, as applicable, a written report of such Development activities conducted by such Party during such Calendar Quarter. Such report shall contain reasonable detail sufficient to enable the JSC or DRC, as applicable, to assess such Party’s performance of activities pursuant to and compliance with the Development Plan, including: (i) the Party’s, or its Affiliates’ or its or their Sublicensees’ activities with respect to achieving Regulatory Approvals of such Licensed Product in the Major Markets in the Territory, (ii) clinical study results and results of other Development activities and (iii) other Development matters listed on Schedule 3.1.7. In addition, each Party shall provide the other Party with prompt notification of material developments arising in the course of Development activities conducted by such Party.
3.2.    Regulatory Activities.
3.2.1.    Regulatory Approvals.
(i)    The Parties shall coordinate in good faith to transfer those INDs owned by Lexicon or its Affiliates relating to the Licensed Compounds or Licensed Products. To effect the foregoing, within [**] after the Effective Date, the DRC shall finalize a plan for the transfer to Sanofi or withdrawal of such INDs, which transfer shall be coordinated with the transfer of required safety and other information hereunder. Once adopted, the Parties shall use their reasonable efforts to effect the plan on the agreed upon timeline.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

(ii)    Except to the extent prohibited by Applicable Law or as otherwise specified herein or agreed by the DRC, all Regulatory Documentation (including all Regulatory Approvals) relating to the Licensed Compounds or Licensed Products with respect to the Territory, other than the Retained Regulatory Documentation, including any retained INDs, shall be owned by and shall be the sole property and held in the name of Sanofi or its Affiliate, Sublicensee or designee.
(iii)    Effective as of the date of transfer of the applicable Regulatory Documentation (including INDs) pursuant to the agreed plan under Section 3.2.1(i), Lexicon hereby assigns to Sanofi all of its right, title and interest to such Regulatory Documentation, including all Existing Regulatory Documentation. Any Regulatory Documentation unless and until assigned pursuant to this Section shall be the “Retained Regulatory Documentation.” Once assigned to Sanofi, such Regulatory Documentation shall be deemed the “Assigned Regulatory Documentation.” Promptly following any such assignment of Regulatory Documentation, Sanofi shall grant to Lexicon such authorizations under the Assigned Regulatory Documentation necessary or desirable to enable Lexicon to perform the Development activities for which Lexicon is responsible under the Development Plan.
(iv)    With regard to any assignments made or required under this Section 3.2.1, Lexicon shall duly execute and deliver or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary under or as Sanofi may reasonably request in connection with or to carry out more effectively the purpose of or to better assure and confirm unto Sanofi its rights under this Section 3.2.1. In addition, concurrent with the assignments described in this Section 3.2.1, with respect to any IND to be transferred to Sanofi, Lexicon shall deliver to Sanofi a letter to the applicable Regulatory Authority transferring to Sanofi the applicable IND, which letters shall be mutually agreed upon by the Parties in advance of the transfer of the applicable IND.
(v)    The holder of any IND or Drug Approval Application shall be considered the “Approval Holder”. The Approval Holder or its designee shall own such IND or Drug Approval Application and shall have the sole right and responsibility, at its sole expense, to make all other submissions with the Regulatory Authorities relating thereto. In the case in which Lexicon is the Approval Holder, it shall take direction from Sanofi with regard to T2DM and otherwise comply with this Agreement. Unless otherwise agreed, the Approval Holder shall have the right to conduct all meetings (subject to Section 3.2.2) and correspondence and communications with Regulatory Authorities regarding matters relating to such Drug Approval Applications as to which it is the Approval Holder. The Approval Holder shall report all Adverse Events to Regulatory Authorities if and to the extent required by Applicable Law under such Drug Approval Applications as to which it is the Approval Holder.
(vi)    Lexicon shall only use any Retained Regulatory Documentation in a manner consistent with this Agreement to perform its obligations hereunder and agrees to comply with Applicable Law with respect thereto and act at the reasonable direction of Sanofi and otherwise reasonably cooperate with Sanofi in order to afford to Sanofi the benefits of such Retained Regulatory Documentation as if it were held in the name of Sanofi, including making any filings as reasonably requested by Sanofi to enable Sanofi to commence Development Activities as contemplated in the Development Plan under any Retained Regulatory Documentation.
(vii)    Following, and subject to, the successful completion by the Parties of the Development activities in accordance with the Development Plan with respect to T2DM or T1DM, as the case may be, for the LX4211 Product, Sanofi shall use Commercially Reasonable Efforts to obtain

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Regulatory Approval for the LX4211 Product in the Major Markets in the Territory (in the case of the European Major Markets, such Regulatory Approval may be a centralized Regulatory Approval from the European Commission) for such indication, but shall be excused from such obligation to the extent Lexicon has failed to perform its obligations hereunder and under the Ancillary Agreements upon which Sanofi is expecting to rely in connection with the applicable Sanofi activity.
(viii)    Lexicon shall cooperate and support Sanofi, as may be reasonably necessary, in obtaining Regulatory Approvals for the Licensed Products and in the activities in support thereof, including providing all documents or other materials in the possession or control or Lexicon or any of its Affiliates, Lexicon CMOs or Lexicon CROs and participating in regulatory meetings at the request of Sanofi, in each case, as may be necessary or useful for Sanofi or any of its Affiliates or its or their Sublicensees to obtain Regulatory Approvals for the Licensed Products. Lexicon shall invoice Sanofi for, and Sanofi shall pay to Lexicon within [**] following any such invoice, the out-of-pocket costs and expenses incurred by Lexicon and payable to Third Parties in connection with providing any such cooperation, support or participation requested by Sanofi. For clarity, such reimbursement applies only to out-of-pocket costs incurred in connection with providing cooperation pursuant to the foregoing and not in connection with the exercise of any rights under this Agreement by Lexicon. Any such costs shall be considered Development Costs incurred by Sanofi for purposes of Section 7.6.
(ix)    The Approval Holder shall provide the Party that is not the Approval Holder with a reasonable opportunity to review and comment on all major regulatory submissions and documents (i.e., INDs, Drug Approval Applications, material labeling supplements, Regulatory Authority meeting requests and core data sheets) submitted to the Regulatory Authorities in the Major Markets in the Territory (including the EMA).
(x)    The Approval Holder shall consider in good faith any such comments of the other Party and otherwise act in a manner consistent with this Agreement.
(xi)    Sanofi shall notify Lexicon of the filing and approval of any Drug Approval Application for a Licensed Product or major supplements or amendments thereto with or by a Regulatory Authority in a Major Market in the Territory (or the European Commission or EMA, as applicable), promptly after the filing or approval thereof.
3.2.2.    Meetings with Regulatory Authorities. The Approval Holder has the right and responsibility to prepare for and lead all meetings with Regulatory Authorities regarding the Licensed Compounds and Licensed Products under the Regulatory Approvals as to which it is the Approval Holder; provided that, subject to Applicable Law, the other Party shall have the right to participate fully in all such meetings until completion of the Core Development Plan, unless such activities have been abandoned by the Parties hereunder, and, at the reasonable request of the Approval Holder, shall participate fully in all such meetings led by the Approval Holder. Except to the extent prohibited by Applicable Law, until completion of the Core Development Plan, unless such activities have been abandoned by the Parties hereunder, the Approval Holder shall afford the other Party a reasonable period of time to review and comment on all substantive communications with Regulatory Authorities by or on behalf of the Approval Holder and its Affiliates (including at such meetings and in anticipation of such meetings). Until completion of the Core Development Plan, unless such activities have been abandoned by the Parties hereunder, each Party shall notify the other Party at least [**] (or shorter if such notice period is not practicable) in advance of any meeting with Regulatory Authorities to which it becomes aware regarding the Licensed Compounds, Licensed Products or Development activities.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

3.2.3.    Recalls, Suspensions or Withdrawals. In the event that any government agency or authority issues or requests a recall or takes similar action in connection with the Licensed Compounds or the Licensed Products, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of or desiring such recall or market withdrawal shall as promptly as reasonably practical under the circumstances advise the other Party thereof. As between the Parties, Sanofi shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension or market withdrawal in the Territory. If a recall, market suspension or market withdrawal is mandated by a Regulatory Authority in the Territory, as between the Parties, Sanofi shall initiate such a recall, market suspension or market withdrawal in compliance with Applicable Law. For all recalls, market suspensions or market withdrawals undertaken pursuant to this Section 3.2.3, as between the Parties, Sanofi shall be solely responsible for the execution and Lexicon shall reasonably cooperate in all such efforts. Subject to ARTICLE 11, Sanofi shall be responsible for all costs of any such recall, market suspension or market withdrawal, except to the extent that a recall, market suspension or market withdrawal resulted from Lexicon’s or its Affiliate’s breach of its obligations hereunder or under any Ancillary Agreement or from Lexicon’s or its Affiliate’s or subcontractor’s breach of this Agreement or its negligence or willful misconduct, in which case, Lexicon shall bear the expense of such recall, market suspension or market withdrawal.
3.2.4.     Global Safety Database. Promptly after the Effective Date, in accordance with a plan to be established by the DRC in coordination with the transfer of Regulatory Documentation contemplated by Section 3.2.1, Lexicon shall transfer the global safety database for Licensed Products to Sanofi. Prior to such transfer, Lexicon shall bear the costs and expenses of holding and maintaining such global safety database. Following such transfer, Sanofi shall hold and maintain such global safety database (at Sanofi’s expense, except to the extent included in the Development Plan). Each Party shall provide the other Party with all information necessary or desirable for such other Party to comply with its pharmacovigilance responsibilities in the Territory, including, as applicable, any Adverse Events or other adverse drug experiences (including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32 or 314.80 or to other Regulatory Authorities under corresponding Applicable Law outside the United States), from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, clinical studies and commercial experiences with a Licensed Product, in each case in the form reasonably requested by such other Party. The Parties shall promptly negotiate, and no later than the first dosing of the first human subject in clinical studies commenced after the Execution Date for a Licensed Product for T2DM or as otherwise required by Applicable Law, enter into a reasonable and customary safety data exchange agreement (the “SDEA”), which shall describe the responsibilities and detailed procedures to be followed by the Parties with regard to all pharmacovigilance obligations to ensure safety surveillance for the Licensed Products under this Agreement.
ARTICLE 4
COMMERCIALIZATION

4.1.    In General. As between the Parties, Sanofi (itself or through its Affiliates or its or their Sublicensees) shall have the sole right to Commercialize Licensed Products in the Territory at its sole cost and expense, subject to Lexicon’s (Co-)Promotion Right pursuant to the (Co-)Promotion Agreement.
4.2.    Diligence. Sanofi shall use Commercially Reasonable Efforts to Commercialize the LX4211 Product in the Major Markets in the Territory for T1DM and T2DM, following receipt of Regulatory Approval for the applicable indication in the applicable country; provided that if Lexicon

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

exercises the (Co-)Promotion Right, Sanofi’s obligation to use Commercially Reasonable Efforts shall not extend to the responsibilities allocated to Lexicon under the (Co-)Promotion Agreement and applicable T1DM Commercialization Plan; provided further Sanofi shall be excused from such obligation to the extent Lexicon fails to perform its obligations on which Sanofi’s performance depends. If Lexicon exercises the (Co-)Promotion Right, Lexicon shall use Commercially Reasonable Efforts to perform its obligations in the United States under the T1DM Commercialization Plan. Without limiting Sanofi’s obligations hereunder, Sanofi shall promptly notify Lexicon of any decision to cease using Commercially Reasonable Efforts to Commercialize any Licensed Product in any Major Market in the Territory. Lexicon acknowledges and agrees that nothing in this Section 4.2 is intended, or shall be construed, to require Sanofi to Commercialize more than one Licensed Product at any given time or to Commercialize any other Licensed Product other than the LX4211 Product. If Sanofi implements and uses Commercially Reasonable Efforts to carry out its responsibilities under the T1DM Commercialization Plan pursuant to Section 4.3, Sanofi shall be deemed to have satisfied its obligation to use Commercially Reasonable Efforts under this Section 4.2 and shall have no liability resulting from any failure of the activities described in the T1DM Commercialization Plan.
4.3.    Commercialization Plan No later than [**] prior to the anticipated First Commercial Sale of a Licensed Product for T1DM, (i) if Lexicon has exercised the (Co-)Promotion Right, (a) Lexicon shall prepare and provide to the JCC for review and discussion a proposed written plan for the Commercialization of the Licensed Product for T1DM in the (Co-)Promotion Territory, which shall include a reasonably detailed description of the Parties’ anticipated Commercialization activities and Medical Affairs Activities relating to T1DM in the (Co-)Promotion Territory, and the anticipated timeline and budget therefor and (b) Sanofi shall prepare and provide to the JCC for review and discussion a proposed written plan for the Commercialization of the Licensed Product for T1DM in the Territory outside of the (Co-)Promotion Territory, which shall include global branding strategy and a launch plan, or (ii) if Lexicon has not exercised the (Co-)Promotion Right, Sanofi shall prepare and provide to the JCC for review and discussion a proposed written plan for the Commercialization of the Licensed Product for T1DM in the Territory, which shall include a global branding strategy and a launch plan (in either case, ((i) or (ii)) the “T1DM Commercialization Plan”). No later than [**] prior to the anticipated First Commercial Sale of a Licensed Product for T2DM, Sanofi shall prepare and provide to the JCC for review and discussion a written plan for the Commercialization of the Licensed Product for T2DM in the Territory, which shall include global branding strategy and a launch plan and, if Lexicon has exercised the (Co-)Promotion Right, a reasonably detailed description of Sanofi’s anticipated Commercialization activities and Medical Affairs Activities relating to T2DM in the (Co-)Promotion Territory (the “T2DM Commercialization Plan”). The T1DM Commercialization Plan and the T2DM Commercialization Plan are sometimes referred to herein individually as a “Commercialization Plan” and collectively as the “Commercialization Plans”. The Party that initially prepared the applicable Commercialization Plan pursuant to this Section 4.3 above shall periodically (at least on an [**] basis) prepare updates and amendments to such Commercialization Plan to reflect changes in its plans, including in response to changes in the marketplace, relative success of the Licensed Product for T1DM or T2DM, as applicable, and other relevant factors influencing such plans and activities, and shall submit such updates and amendments to the JCC for review and discussion (which shall include the coordination of strategies for Commercialization activities and Medical Affairs Activities across the T1DM and T2DM indications pursuant to Section 5.4.1) before adopting such updates and amendments.
4.4.    Booking of Sales; Distribution As between the Parties, Sanofi shall have the sole right to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehouse and distribute the Licensed Products in the Territory and perform or cause to be performed all related

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

services. As between the Parties, Sanofi shall handle all returns, recalls or withdrawals, order processing, invoicing, collection, distribution and inventory management with respect to the Licensed Products in the Territory.
4.5.    Statements and Compliance with Applicable Law. Each Party shall and shall cause its Affiliates to, comply with all Applicable Law with respect to its Commercialization of Licensed Products hereunder.
4.6.    Subcontracting; Distributors. Subject to Section 2.3 and Lexicon’s (Co-)Promotion Right pursuant to the (Co-)Promotion Agreement, each Party shall have the right to subcontract any of its Commercialization activities to a Third Party (including by appointing one or more contract sales forces or, in the case of Sanofi, co-promotion partners or Distributors); provided, however, neither Party may subcontract more than [**] of its Detailing efforts with respect to Licensed Products under this Agreement or the (Co-)Promotion Agreement to a Third Party, without the prior written consent of the other Party.
4.7.    Leadership of T1DM Commercialization and Medical Affairs Activities in the (Co-)Promotion Territory. In the event Lexicon exercises its (Co-)Promotion Right, from and after such exercise until the expiration or earlier termination of the (Co-)Promotion Agreement, unless otherwise agreed by the Parties and subject to oversight by the JCC and the JSC and subject to the dispute resolution procedures in Section 13.5, Lexicon shall be assigned a lead role in the oversight, execution and management of (i) Commercialization activities under the T1DM Commercialization Plan other than (a) the sales and sales management efforts and (b) pricing and market access encompassed by the (Co-)Promotion Agreement and (ii) Medical Affairs Activities under the T1DM Commercialization Plan.
4.8.    (Co-)Promotion Agreement.
4.8.1.    (Co-)Promotion Right. Subject to Section 13.3.2(iii), this Section 4.8.1 and the terms of the (Co-)Promotion Agreement, following the first Regulatory Approval of a Licensed Product for T1DM by FDA, Lexicon shall have the right to elect to perform a portion (to be set forth in the T1DM Commercialization Plan) of the (Co-)Promotion efforts to diabetes specialist physicians (e.g., endocrinologists, diabetologists and selected internal medicine or general physicians) (such physicians, “Specialists” and such efforts, “Specialist Efforts”) for Licensed Products for T1DM (the “(Co-)Promotion Product(s)”) in the (Co-)Promotion Territory (the “(Co-)Promotion Right”) in accordance with the terms of the (Co-)Promotion Agreement; provided that, for clarity, Sanofi or its applicable Affiliate or Sublicensee will continue to book one hundred percent (100%) of sales of the Licensed Products. No later than [**] prior to the anticipated First Commercial Sale of the (Co-)Promotion Product(s) for T1DM, Lexicon shall provide to Sanofi in writing details regarding the Lexicon promotional structure, such as the number of Lexicon sales representatives, management structure, regional coverage and activity monitoring system, which details may be included in the T1DM Commercialization Plan.
4.8.2.    Terms of (Co-)Promotion Agreement. In order to exercise the (Co-)Promotion Right, Lexicon shall provide Sanofi of its decision thereof at least [**] prior to the anticipated First Commercial Sale of the (Co-)Promotion Product(s) in the (Co-)Promotion Territory. If Lexicon exercises the (Co-)Promotion Right prior to such date, the Parties shall enter into the (Co-)Promotion Agreement with respect to (Co-)Promotion Products in the (Co-)Promotion Territory (the “(Co-)Promotion Agreement”), the terms of which (Co-)Promotion Agreement shall conform in all material respects with the terms and conditions set forth in Schedule 4.8.2. The Parties will use Commercially

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Reasonable Efforts to negotiate and execute the (Co-)Promotion Agreement no later than [**] before the anticipated First Commercial Sale of the (Co-)Promotion Product in the (Co-)Promotion Territory; provided Sanofi shall be excused from such obligation to the extent Lexicon has failed to perform its obligations hereunder and under the Ancillary Agreements upon which Sanofi’s performance depends.
4.8.3.    Termination of (Co-)Promotion Agreement. Lexicon may terminate the (Co-)Promotion Agreement for Lexicon’s convenience upon [**] prior notice to Sanofi. Sanofi may terminate the (Co-)Promotion Agreement (i) immediately, as of [**] prior to the anticipated First Commercial Sale of the LX4211 Product in the United States for T1DM, in the event of a material failure by Lexicon to implement the promotional structure communicated to Sanofi pursuant to Section 4.8.1 on the required timeline prior to anticipated First Commercial Sale or on the schedule set forth in the (Co-)Promotion Agreement or (ii) as a result of a Change of Control as provided in Section 13.3.2(iii) of this Agreement. The (Co-)Promotion Agreement may also include other customary termination rights.
4.9.    Product Label, Packaging and Promotional Materials. The two names “Sanofi” and “Lexicon” shall be displayed on all Licensed Product label, packaging and promotional materials in the Territory for use in the Field, to the extent permitted by Applicable Law, and shall be displayed in equal prominence on such materials in the United States.
4.10.    Commercialization Reports. With respect to each Licensed Product Developed pursuant to this Agreement, commencing with the Calendar Year in which a Drug Approval Application is first filed with respect to such Licensed Product in any Major Market in the Territory, and for each subsequent Calendar Year thereafter, each Party (in the case of Lexicon, only if Lexicon has exercised the (Co-)Promotion Right) shall provide to the other Party (through the JSC, if the JSC is in place) for such other Party’s review and comment, within [**] following January 1 and July 1 of each Calendar Year during the Term, a written report setting forth in reasonable detail the providing Party’s and its Affiliates’ and Sublicensees’ (a) activities and progress during such preceding [**] period related to the Commercialization of and Medical Affairs activities relating to Licensed Products, including information in such Party’s possession concerning First Commercial Sale of the Licensed Products, achievement of sales milestones, and the territories (by each Major Market in the Territory and the rest of the world) in which the foregoing activities are conducted, such information to be provided separately for each Licensed Product, and (b) any planned Commercialization activities in the next [**] period, including expected timelines.
ARTICLE 5
COLLABORATION MANAGEMENT

5.1.    Joint Steering Committee. Within [**] after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”), which shall consist of three (3) representatives of each Party, each with the requisite experience and seniority to enable such person to make decisions on behalf of the applicable Party with respect to the issues falling within the jurisdiction of the JSC. From time to time, each Party may substitute one or more of its representatives to the JSC on written notice to the other Party. Sanofi shall select from its representatives the chairperson for the JSC, which chairperson may be changed from time to time, on written notice to Lexicon. The JSC shall, with respect to the Licensed Products:

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

5.1.1.    periodically serve as a forum for discussing the Development activities, including by reviewing the Development Plan and overseeing the conduct of the Development activities as provided in Section 3.1.2 and reviewing Development reports as provided pursuant to Section 3.1.7;
5.1.2.    review and approve amendments and modifications to the Development Plan;
5.1.3.    review and discuss regulatory matters;
5.1.4.    review and discuss Manufacturing and supply matters;
5.1.5.    periodically serve as a forum for discussing the overall strategy for Licensed Products in the Territory with respect to Commercialization activities and Medical Affairs Activities, including by coordinating such strategy between T1DM and T2DM indications, reviewing Commercialization activities and Medical Affairs Activities, reviewing Commercialization reports as provided pursuant to Section 4.8 and overseeing (Co-)Promotion of the (Co-)Promotion Product(s) in the (Co-)Promotion Territory;
5.1.6.    review and approve amendments and modifications to the Commercialization Plans;
5.1.7.    periodically serve as a forum for discussing the overall strategy for obtaining, maintaining and enforcing Patents and market and data exclusivity for Licensed Products in the Field in the Territory;
5.1.8.    determine at each Decision Point in the Development Plan whether Positive Results have been achieved and advise the Parties in writing of such findings no later than [**] following the applicable Decision Point;
5.1.9.    delegate any of its responsibilities to the DRC, MSC and JCC and oversee and review the DRC, MSC and JCC in the performance of their respective activities;
5.1.10.    subject to Sections 5.5.3 and 5.5.4, resolve disputes that may arise in the DRC, MSC and JCC; and
5.1.11.    perform such other functions as are set forth herein or in any Ancillary Agreement, or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.
5.2.    Development and Regulatory Committee. Within [**] after the Effective Date, the Parties shall establish a joint development and regulatory committee (the “Development and Regulatory Committee” or “DRC”), which shall consist of three (3) representatives of each Party, each with the requisite experience and seniority to enable such person to make decisions on behalf of the applicable Party with respect to the issues falling within the jurisdiction of the DRC. From time to time, each Party may substitute one or more of its representatives to the DRC on written notice to the other Party. Sanofi shall select from its representatives the chairperson for the DRC, which chairperson may be changed from time to time, on written notice to Lexicon. The DRC shall:

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

5.2.1.    periodically serve as a forum for discussing Development activities, including by reviewing the Development Plan and overseeing the conduct of the Development activities as provided in Section 3.1.2 and reviewing Development reports as provided in Section 3.1.7;
5.2.2.    review amendments to the Development Plan and provide recommendations to the JSC;
5.2.3.    facilitate the flow of information with respect to Development activities;
5.2.4.    oversee pharmacovigilance operations and discuss and recommend risk mitigation plans;
5.2.5.    recommend to the JSC, at each Decision Point in the Development Plan, whether Positive Results have been achieved;
5.2.6.    review reports related to Development Costs as provided in Section 7.6 and identify any concerns to the JSC; and
5.2.7.    perform such other functions as are set forth herein, in any Ancillary Agreement, or as the Parties may mutually agree in writing or as directed by the JSC, except where in conflict with any provision of this Agreement.
5.3.    Manufacturing and Supply Committee. Within [**] after the Effective Date, the Parties shall establish a joint manufacturing and supply committee (the “Manufacturing and Supply Committee” or “MSC”), which shall include appropriate representation of each Party (which such representation need not be equal), and each representative shall possess the requisite experience and seniority to enable such person to make decisions on behalf of the applicable Party with respect to the issues falling within the jurisdiction of the MSC. From time to time, each Party may substitute one or more of its representatives to the MSC on written notice to the other Party. Sanofi shall select from its representatives the chairperson for the MSC, which chairperson may be changed from time to time, on written notice to Lexicon. On the MSC, Lexicon shall have an advisory role only, and for clarity, any Dispute arising within the MSC shall not be resolved through the dispute resolution procedures in Section 13.5.2, but instead shall be decided by Sanofi’s MSC representatives. The MSC shall:
5.3.1.    periodically serve as a forum for discussing Manufacturing and supply of Licensed Products in the Territory hereunder or under any Supply Agreement;
5.3.2    oversee and ensure an efficient Technology Transfer to Sanofi or its designee from Lexicon, its Affiliates, Lexicon CMOs or other Third Parties, as set forth in Section 6.2 or any Technology Transfer Agreement;
5.3.3.    facilitate the flow of information with respect to Manufacturing activities; and
5.3.4.    perform such other functions as are set forth herein, or in any Ancillary Agreement, or if and as applicable, as the Parties may mutually agree in writing or as directed by the JSC, except where in conflict with any provision of this Agreement or any Ancillary Agreements.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

5.4.    Joint Commercialization Committee. Within [**] after the Effective Date, the Parties shall establish a joint commercialization committee (the “Joint Commercialization Committee” or “JCC”), which shall include appropriate representation of each Party (which such representation need not be equal), and each representative shall possess the requisite experience and seniority to enable such person to make decisions on behalf of the applicable Party with respect to the issues falling within the jurisdiction of the JCC. From time to time, each Party may substitute one or more of its representatives to the JCC on written notice to the other Party. Sanofi shall select from its representatives the chairperson for the JCC, which chairperson may be changed from time to time, on written notice to Lexicon. The JCC shall:
5.4.1.    periodically serve as a forum for discussing Commercialization of the Licensed Products in the Territory and Medical Affairs Activities in the Territory hereunder or the (Co-)Promotion Agreement, including the coordination of strategies for Commercialization activities and Medical Affairs Activities across the T1DM and T2DM indications;
5.4.2.    coordinate the activities of the Parties under the Commercialization Plans and oversee the implementation of the Commercialization Plans;
5.4.3.    review and discuss the Commercialization Plans and amendments thereto in accordance with Section 4.3;
5.4.4.    facilitate the flow of information with respect to Commercialization activities and Medical Affairs Activities with respect to the Licensed Product in the Territory;
5.4.5.    review reports related to Commercialization Costs and Medical Affairs Costs as provided in Section 7.7 and identify any concerns to the JSC; and
5.4.6.    perform such other functions as are set forth herein, or in any Ancillary Agreement, or if and as applicable, as the Parties may mutually agree in writing or as directed by the JSC, except where in conflict with any provision of this Agreement or any Ancillary Agreements.
5.5.     General Provisions Applicable to Committees.
5.5.1.    Meetings and Minutes. The JSC, DRC, MSC and JCC shall each meet at locations to be mutually agreed upon by the Parties from time to time or otherwise in accordance with Section 5.5.2, and at the frequencies provided for below, unless otherwise agreed to by the Parties:
(i)    the JSC shall meet at least [**] per Calendar Year;
(ii)    the DRC shall meet at least [**] per Calendar Year prior to[**], and at least [**] per Calendar Year thereafter;
(iii)    the MSC shall meet at least [**]per Calendar Year; and
(iv)    the JCC shall meet at least [**] per Calendar Year.
The chairperson of the respective committee shall be responsible for calling meetings on no less than [**] notice unless exigent circumstances require shorter notice. Each Party shall make all proposals for agenda items at least [**] in advance of the applicable meeting and shall provide all

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

appropriate information with respect to such proposed items at least [**] in advance of the applicable meeting; provided that under exigent circumstances requiring input by the respective committee, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting (which consent shall not be unreasonably withheld, conditioned or delayed). The chairperson of the respective committee shall prepare and circulate for review and approval of the Parties minutes of each meeting within [**] after the meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the respective committee.
5.5.2.    Procedural Rules. Each committee shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. A quorum of each committee shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. Representatives of the Parties on each committee may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by and be heard by, the other participants. Representation by proxy shall be allowed. Subject to Section 5.5.3 (solely with respect to decisions of the JSC), each committee shall take action by unanimous decision of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance or by a written resolution signed by at least one (1) representative appointed by each Party. Alliance Managers or other employees or consultants of a Party who are not representatives of the Parties on the committee may attend meetings; provided, however, that such attendees (i) shall not vote or otherwise participate in the decision-making process of the committee and (ii) are bound by obligations of confidentiality and non-disclosure at least as protective of the other Party as those set forth in ARTICLE 9. If a committee (other than the JSC) cannot, or does not, reach a unanimous decision on an issue within [**], then the dispute shall be referred to the JSC for resolution and a special meeting of the JSC may be called for such purpose.
5.5.3.    Decision-Making. If the JSC does not reach a unanimous decision on an issue within the jurisdiction and authority of the JSC within [**], then either Party may refer such matter to the Senior Officers for resolution pursuant to Section 13.5.
5.5.4.    Limitations on Authority. Without limitation to the foregoing, the Parties hereby agree that the following matters are outside the jurisdiction and authority of the JSC and any other committee: (i) amendment, modification or waiver of compliance with this Agreement, (which may only be amended or modified as provided in Section 13.8 or compliance with which may only be waived as provided in Section 13.11), (ii) matters explicitly reserved to the consent, approval, agreement or other decision-making authority of either or both Parties in this Agreement and (iii) Disputes with respect to the validity (including any claim of inducement of this Agreement or any Ancillary Agreement by fraud or otherwise), application, breach, termination, interpretation or construction of this Agreement or the Ancillary Agreements (a “Legal Dispute”).
5.5.5.    Alliance Managers. Promptly after the Effective Date, by notice to the other Party, each Party shall appoint a person(s) who shall oversee contact between the Parties and facilitate the effective exchange of information between the Parties for all matters hereunder and shall have such other responsibilities as the Parties may agree in writing after the Effective Date, which person(s) may be replaced at any time by notice in writing to the other Party. The Alliance Managers shall work together to manage and facilitate the effective communication between the Parties under this Agreement,

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

including the resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement.
5.5.6.    Discontinuation; Disbandment; Withdrawal; Annual Reports. The JSC, DRC, MSC or JCC, as applicable, shall continue to exist until the first to occur of: (i) the Parties’ mutually agreeing to disband such committee or as otherwise set forth in this Section 5.5.6; and (ii) Lexicon providing to Sanofi written notice of its intention to withdraw from such committee (provided that Lexicon shall not have the right to withdraw prior to [**]). Upon the occurrence of any of the foregoing, (a) the applicable committee shall disband, have no further responsibilities or authority under this Agreement and will be considered dissolved by the Parties and (b) any requirement of a Party to provide Information and Inventions or other materials to such committee shall be deemed a requirement to provide such Information and Inventions or other materials to the other Party, or the JSC (in the case that the DRC, MSC or JCC is disbanded and the JSC is still in existence) and, solely in the case where the JSC has been disbanded, Sanofi shall, subject to Sections 5.5.4 and 13.5, have the right to solely decide, without consultation with Lexicon, all matters that are subject to the review or approval by the JSC hereunder other than determinations as to whether or not Positive Results have been achieved as set forth in Section 3.1.3 and Section 5.1.8, which determinations pursuant to Section 3.1.3 and Section 5.1.8 shall be resolved by binding arbitration pursuant to Section 13.5.2 if not otherwise agreed by the Parties. The MSC, DRC and JCC shall each continue to exist only for so long as the JSC is in existence; provided, however, that without limiting the foregoing, the DRC, MSC or JCC may be disbanded or discontinued at any time pursuant to a written unanimous decision of the JSC or as set forth in clauses (i) and (ii) of this Section 5.5.6. Upon disbandment of the DRC, MSC or JCC, or at any time in the JSC’s discretion, the JSC may assume from the DRC, MSC or JCC any and all of those committees respective responsibilities, and with respect to any MSC matters, any Dispute arising within the JSC shall not be resolved through the dispute resolution procedures in Section 13.5.2, but instead shall be decided by Sanofi’s JSC representatives. If not already disbanded, then the MSC shall be disbanded upon the completion of both the Technology Transfer pursuant to Section 6.2 and the full assumption of Manufacturing of Licensed Products by Sanofi.
ARTICLE 6
SUPPLY

6.1.    Supply of Licensed Products.
6.1.1.    Clinical Supply. In connection with the Technology Transfer, Lexicon shall transfer to Sanofi any usable inventory of Licensed Compound or Licensed Product, subject to Lexicon’s retention of reasonable requirements of such Licensed Compound or Licensed Product for its T1DM Development activities no later than [**] (or such other date as is agreed by the Parties), and Lexicon’s Manufacturing Cost paid to Lexicon CMOs for such transferred quantities of inventory shall be treated as Development Costs and borne by the Parties in accordance with Section 7.6. Prior to the completion of the Technology Transfer in accordance with Section 6.2, Lexicon shall, to the extent requested by Sanofi and as mutually agreed by the Parties, supply clinical quantities of the Licensed Products and placebo for use by Sanofi in the Development of Licensed Products for T2DM in accordance with the Development Plan, and Lexicon’s Manufacturing Cost incurred in connection therewith shall be treated as Development Costs. After the Technology Transfer, Sanofi shall supply clinical quantities of the Licensed Products and placebo reasonably required by Lexicon for Lexicon’s use in the Development of Licensed Products for T1DM in accordance with the Development Plan and for its own use in the Development of Licensed Products. Lexicon shall Manufacture (or have Manufactured) all such Licensed Product in accordance

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

with Applicable Law and the applicable specifications therefor, including, to the extent required by Applicable Law, cGMP; provided that Lexicon’s liability arising from a breach by the CMO of its agreement with Lexicon shall be limited to such recoveries as are obtained by Lexicon using Commercially Reasonable Efforts to obtain such recoveries and such other remedies as may be available to Lexicon for such breach under its agreement with such CMO. Otherwise, Sanofi’s sole and exclusive remedy and Lexicon’s sole and exclusive liability to Sanofi for any nonconformity shall be for Lexicon to replace such nonconforming Licensed Compound or Licensed Product with conforming Licensed Compound or Licensed Product within reasonable timelines to be mutually agreed by the Parties in writing, but nothing in this Section 6.1.1 shall limit Lexicon’s liability for Third Party Claims under ARTICLE 11. At either Party’s option, Lexicon and Sanofi shall enter into a clinical supply agreement and a reasonable and customary Quality Agreement that shall set forth the terms and conditions upon which Lexicon and any of its Affiliates will conduct their quality activities in connection with such supply, including (i) a right of Sanofi to audit Lexicon and the Lexicon CMOs, (ii) coordination regarding inspections by Regulatory Authorities and (iii) the exchange of information between the Parties regarding the foregoing and quality issues in general. Such agreements shall be negotiated and agreed by the Parties in good faith.
6.1.2.    Validation Campaign and Commercial Supply. Except as otherwise set forth in this Section 6.1, Sanofi shall have the sole right and responsibility, at its sole discretion and at its expense, to Manufacture (or have Manufactured) and supply the Licensed Products (including the Licensed Compounds contained therein) for Exploitation in or for the Territory by Sanofi and its Affiliates and its or their Sublicensees.
6.2.    Manufacturing Technology Transfer. Without limiting the generality of the obligations in Section 2.4, Lexicon shall commence, as and when reasonably requested by Sanofi, the transfer to Sanofi or its designee (which designee may be an Affiliate, Sublicensee, Lexicon CMO or other Third Party manufacturer) of the Lexicon Know-How necessary or useful to perform the then-current process for the Manufacture of the Licensed Compound and Licensed Products, as well as any improvements or enhancements to such processes via a cGMP-compliant technology transfer (the “Manufacturing Process”) and provide such support as may be necessary or reasonably useful to Sanofi or its designee to use and practice the Manufacturing Process, including by (i) if permitted under the terms and conditions thereof, assigning to Sanofi, at its request, any agreements (including any open purchase orders) with Lexicon CMOs that are necessary or useful to perform Manufacturing activities related to the Licensed Compound or the Licensed Products or (ii) if such assignment is prohibited by the terms thereof or Applicable Law and if requested by Sanofi, by reasonably assisting Sanofi or its designee to enter into agreements with such Lexicon CMOs (the “Technology Transfer”). The Technology Transfer shall be conducted in accordance with reasonable timelines as mutually agreed by the Parties with the goal of completing the Technology Transfer within a reasonable time. Lexicon shall or shall cause its CMOs to allocate the necessary resources to ensure the Technology Transfer occurs in a timely and efficient manner in accordance with such deadlines. All costs and expenses of Lexicon’s internal personnel incurred by Lexicon pursuant to such Technology Transfer or any subsequent technology transfer, as provided in Section 6.3, shall be the responsibility of Lexicon, and all out-of-pocket expenses paid to Lexicon CMOs shall be the responsibility of Sanofi.
6.3.    Subsequent Manufacturing Technology Transfer. Without limiting the foregoing, in the event that Lexicon or any of its Affiliates generates any material additional Lexicon Know-How relating to, or that is otherwise necessary or useful for, the Manufacture of the Licensed Compound or a Licensed Product during the Term, Lexicon shall promptly disclose such Lexicon Know-

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

How to Sanofi and shall, at Sanofi’s request, perform technology transfer with respect to such Lexicon Know-How in the same manner as provided in Section 6.2.
6.4.    Technology Transfer Agreement. At Sanofi’s request, the Parties shall enter into a mutually acceptable Technology Transfer agreement consistent with Sections 6.2 and 6.3, which details the timeline and responsibilities of both Parties in connection with the Technology Transfer and any subsequent technology transfers from Lexicon to Sanofi during the Term (the “Technology Transfer Agreement”); provided, however, that the failure to enter into the Technology Transfer Agreement shall not relieve Lexicon of its obligations to conduct the Technology Transfers and disclosures contemplated by Sections 6.2 and 6.3.
ARTICLE 7
PAYMENTS AND RECORDS
1.
7.1.    Upfront Payment. In partial consideration of the rights granted by Lexicon to Sanofi hereunder and subject to the terms and conditions of this Agreement, no later than [**] after the later of (i) the Effective Date and (ii) receipt of an invoice therefor from Lexicon, Sanofi shall pay Lexicon a noncreditable upfront payment amount of three hundred million Dollars ($300,000,000). For clarity, Sanofi shall not pay such amount prior to receipt of such an invoice and the prescribed forms relating to tax withholding set forth in Section 7.11.1.
7.2    Milestones.
7.2.1.    Development and Regulatory Milestone Payments. In partial consideration of the rights granted by Lexicon to Sanofi hereunder and subject to the terms and conditions of this Agreement, Sanofi shall pay to Lexicon a milestone payment, after the achievement of each of the following milestones in accordance with this Section 7.2.1, as follows:
(a)    Development Milestones.
(i)    [**];
(ii)    [**]; provided that, if [**], this milestone payment shall become payable concurrently with [**]; and
(iii)    [**].
(b)    Regulatory Milestones.
(i)    [**]; and
(ii)    [**];
(iii)    [**]; and
(iv)    [**]
Sanofi shall provide prompt written notice to Lexicon of the achievement of each applicable milestone. Upon receipt of such notice, Lexicon shall provide an invoice to Sanofi, and payment shall be due within [**] after receipt by Sanofi of such invoice. Each milestone payment in this Section 7.2.1 shall be payable

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

only upon the first achievement of such milestone and no amounts shall be due for subsequent or repeated achievements of such milestone, whether for the same or a different Licensed Product.
7.2.2.    Sales Milestones. In partial consideration of the license rights granted by Lexicon to Sanofi hereunder and subject to the terms and conditions of this Agreement, Sanofi shall pay to Lexicon milestone payments, after the achievement of each of the following milestones in accordance with this Section 7.2.2; provided that if more than one such milestone is first achieved in the same Calendar Year, there shall be [**] and, in such event, the payment for [**] and the payment(s) for [**].
(a)    In the event that the aggregate of all Net Sales of all Licensed Products made by Sanofi or any of its Affiliates or its or their Sublicensees in [**] exceeds [**] for such [**], Sanofi shall pay to Lexicon [**].
(b)    In the event that the aggregate of all Net Sales of all Licensed Products made by Sanofi or any of its Affiliates or its or their Sublicensees in [**] exceeds [**] for such [**], Sanofi shall pay to Lexicon [**].
(c)    In the event that the aggregate of all Net Sales of all Licensed Products made by Sanofi or any of its Affiliates or its or their Sublicensees in [**] exceeds [**] for such [**], Sanofi shall pay to Lexicon [**].
(d)    In the event that the aggregate of all Net Sales of all Licensed Products made by Sanofi or any of its Affiliates or its or their Sublicensees in [**] exceeds [**] for such [**], Sanofi shall pay to Lexicon [**].
(e)    In the event that the aggregate of all Net Sales of all Licensed Products made by Sanofi or any of its Affiliates or its or their Sublicensees in [**] exceeds [**] for such [**], Sanofi shall pay to Lexicon [**].
(f)    In the event that the aggregate of all Net Sales of all Licensed Products made by Sanofi or any of its Affiliates or its or their Sublicensees in [**] exceeds [**] for such [**], Sanofi shall pay to Lexicon [**].
Within [**] after the end of each Calendar Quarter and in connection with the royalty reports provided to Lexicon pursuant to Section 7.5, Sanofi shall provide written notice to Lexicon of each milestone set forth in this Section 7.2.2 that was achieved in such Calendar Quarter. Upon receipt of such notice, Lexicon shall provide an invoice to Sanofi, and payment shall be due within [**] after receipt by Sanofi of such invoice; provided that, if a higher milestone set forth in this Section 7.2.2 is first achieved in a subsequent Calendar Quarter during the same [**], Lexicon shall provide an invoice to Sanofi for, and Sanofi shall pay, [**], such that [**] under this Section 7.2.2 for such [**] equals [**]. Each milestone payment in this Section 7.2.2 shall be payable only once and no amounts shall be due for subsequent or repeated achievements of the applicable milestone in subsequent [**].
7.2.3.    Milestones and Termination. If either Party provides a notice of termination of this Agreement pursuant to Section 12.3 (or termination of country(ies) or region(s) or any Licensed Products with respect to which a milestone is due), then in no event shall Lexicon accrue any rights to, and Sanofi shall have no obligation to make, any milestone payment under Section 7.2.1 with respect to such Terminated Territory or Terminated Product from and after the date of such notice (even if such milestone was achieved before the date of such notice); provided, that, if this Agreement is not

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

actually terminated following such notice, then any milestone payments associated with the achievement of a milestone with respect to such country or jurisdiction after such date of notice shall be due within [**] after the date on which it was determined by the Parties in writing that this Agreement would not terminate.
7.3.    Royalties.
7.3.1.    Royalty Rates. As additional consideration for the rights granted to Sanofi hereunder and subject to the terms and conditions of this Agreement, during the applicable Royalty Term in each country of the Territory as specified below, Sanofi shall pay to Lexicon a royalty on Net Sales to Third Parties (including Distributors) of each Licensed Product in such region of the Territory during each Calendar Year within [**] after the end of each Calendar Quarter, subject to this Section 7.3, at the following rates:
(i)    For T1DM in the United States:
(a)    for that portion of aggregate T1DM Net Sales in the United States during a Calendar Year less than or equal to [**], a royalty rate of [**];
(b)    for that portion of aggregate T1DM Net Sales in the United States during a Calendar Year greater than [**], but less than or equal to [**], a royalty rate of [**]; and
(c)    for that portion of aggregate T1DM Net Sales in the United States during a Calendar Year greater than [**], but less than or equal to [**], a royalty rate of [**]; and
(d)    for that portion of aggregate T1DM Net Sales in the United States during a Calendar Year greater than [**], a royalty rate of forty percent (40%).
Notwithstanding the foregoing, if Lexicon does not exercise the (Co-)Promotion Right in accordance with Section 4.8, enter into the (Co-)Promotion Agreement or terminates the (Co-)Promotion Agreement for convenience, the royalty rate under clause (a) of this Section 7.3.1(i) shall be [**] instead of [**].
(ii)    For T2DM in the United States:
(a)    for that portion of aggregate T2DM Net Sales in the United States during a Calendar Year less than or equal to [**], a royalty rate of [**];
(b)    for that portion of aggregate T2DM Net Sales in the United States during a Calendar Year greater than [**], but less than or equal to [**], a royalty rate of [**];
(c)    for that portion of aggregate T2DM Net Sales in the United States during a Calendar Year greater than [**], but less than or equal to [**], a royalty rate of [**]; and
(d)    for that portion of aggregate T2DM Net Sales in the United States during a Calendar Year greater than [**], a royalty rate of [**].
(iii)    For the European Union:
(a)    for that portion of aggregate Net Sales of all Licensed Products in the European Union during a Calendar Year less than or equal to [**], a royalty rate of [**];

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

(b)    for that portion of aggregate Net Sales of all Licensed Products in the European Union during a Calendar Year greater than [**], but less than or equal to [**], a royalty rate of [**]; and
(c)    for that portion of aggregate Net Sales of all Licensed Products in the European Union during a Calendar Year greater than [**], a royalty rate of [**].
(iv)    For all countries in the Territory, other than the United States and those countries in the European Union (such countries, “ROW”), the royalty rate shall be [**] of aggregate Net Sales of all Licensed Products in ROW.
With respect to each Licensed Product in each country in the Territory, from and after the expiration of the Royalty Term for such Licensed Product in such country, Net Sales of such Licensed Product in such country shall be excluded for purposes of calculating the Net Sales thresholds and ceilings set forth in this Section 7.3.1.
7.3.2.    Royalty Term. Sanofi shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country after the Royalty Term for such Licensed Product in such country has expired.
7.3.3.    Reductions. Notwithstanding the foregoing, in the event that:
(i)    in any country in the Territory during the Royalty Term for a Licensed Product, one or more Generic Products of a Licensed Product is launched in such country, and Net Sales of such Licensed Product in such country decline by the percentages described below relative to the average Net Sales of such Licensed Product in such country for the [**] immediately preceding the Calendar Quarter in which the Generic Product is launched in such country (the “Pre-Generic Launch Net Sales”), the royalty rates provided in Section 7.3.1 shall be reduced in such country by the applicable percentage described below for each Calendar Quarter ending after the Generic Product was launched in which such Net Sales remain below the applicable percentage of the Pre-Generic Launch Net Sales. For clarity, the foregoing sentence shall not preclude the applicability of this Section 7.3.3(i) to future Calendar Quarters if such Generic Product or any other Generic Product is re-launched or launched, as applicable, in such country and Net Sales again fall below the applicable percentage of the Pre-Generic Launch Net Sales. For a decline of:
(a)    greater than or equal to [**], but less than [**], of Net Sales of the applicable Licensed Product in such country, a royalty rate reduction of [**]; or
(b)    greater than or equal to [**] of Net Sales of the applicable Licensed Product in such country, a royalty rate reduction of [**].
(ii)    If Sanofi enters into an agreement with a Third Party in order to obtain a license or other right under a Third Party Patent that is reasonably necessary to avoid infringement of such Third Party Patent by the use, offer for sale, sale or importation of a Licensed Product (or the Licensed Compound contained therein) in a country pursuant to Section 8.8, Sanofi shall be entitled to deduct from any [**] royalties (under this Section 7.3) payable hereunder with respect to such Licensed Product in such country [**] of all upfront payments, milestone payments, royalties, and other amounts paid to such Third Party in respect of such agreement, in each case, to the extent reasonably allocable to such Third Party Right (“Third Party Payments”); provided that, Sanofi may not include in Third Party Payments

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

any amounts paid to Third Party suppliers or contract manufacturers of Licensed Products, Licensed Compounds or raw materials therefor.
(iii)    If a court or a governmental agency of competent jurisdiction requires Sanofi or any of its Affiliates or its or their Sublicensees to grant a compulsory license to a Third Party permitting such Third Party to make and sell a Licensed Product in a country in the Territory, the royalties otherwise due to Lexicon pursuant to this Section 7.3 for Net Sales by compulsory licensees shall, in lieu of the royalties that would otherwise apply, be the lesser of [**] of the amount received by Sanofi from such licensee and the applicable royalties that would otherwise be payable hereunder, and the Licensed Products sold by such Third Party in such country shall be deemed to be Generic Products for purposes of Section 7.3.3(i).
(iv)    As to royalties payable on Net Sales in [**], during any period within the applicable Royalty Term when there is no Lexicon Patent or Joint Patent in such country that contains a Valid Claim that Covers the applicable Licensed Product or its Manufacture, use, offer for sale, sale or importation in such country and the Regulatory Exclusivity Period has expired with respect to the applicable Licensed Product in such country, the otherwise applicable royalty rate percentage with respect to such Licensed Product in such country shall be reduced by [**].
(v)    On a country-by-country basis with respect to each country in [**] during each period in which there is a [**], Sanofi shall be entitled to deduct from the royalty rate payable on Net Sales in such country [**] of the [**]; provided that such deduction shall not exceed [**]. The [**] is, with respect to a given period and country outside [**], the percentage equal to (x) [**], divided by (y) [**] in such country for such period. The [**] is, with respect to a given period, the percentage equal to [**]. For example, if the [**] for a given period and country equals [**] and the royalty rate for a given country would without application of this clause (v) equal [**], the royalty rate for such country would equal [**]. For clarity, [**] are not required to be calculated on a country-by-country basis, but may be calculated using a standard cost basis across multiple countries in accordance with Sanofi’s general internal practices.
Any reductions set forth in this Section 7.3.3 shall be applied to the royalty rate payable to Lexicon in the following order: clause (i) (in which case no further reductions shall be applied under the subsequent clauses of this Section 7.3.3), clause (ii), clause (iii), clause (iv) and clause (v).
7.3.4.    Maximum Amount of Royalty Reduction. In no event shall the royalty rate payable to Lexicon under this Section 7.3 be reduced below [**] of the royalty rates set forth in Section 7.3.1 in any Calendar Year as a result of the reductions set forth in Sections 7.3.3(ii) and 7.3.3(iv), collectively.
7.4.    Estimated Sales Levels. Lexicon acknowledges and agrees that the sales levels set forth in Section 7.2.2 and Section 7.3 shall not be construed as representing an estimate or projection of anticipated sales of the Licensed Products or implying any level of diligence or Commercially Reasonable Efforts, in the Territory and that the sales levels set forth in those Sections are merely intended to define Sanofi’s royalty and other payment obligations, as applicable, in the event such sales levels are achieved.
7.5.    Royalty Payments and Reports. Sanofi shall calculate all amounts payable to Lexicon pursuant to Section 7.2.2 and Section 7.3 at the end of each Calendar Quarter, where Net Sales shall be converted to Dollars, in accordance with Section 7.9, and Sanofi shall provide written notice of

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

such amounts to Lexicon within [**] after the end of each Calendar Quarter, which report shall include a statement of (i) Net Sales, and (ii) [**] Invoiced Sales, and the applicable deductions used to convert Invoiced Sales to Net Sales, of Licensed Product in each country during the applicable Calendar Quarter. Each report shall be accompanied by the applicable payment of royalties due to Lexicon for such Calendar Quarter pursuant to Section 7.3.
7.6.    Development Costs.
7.6.1.    Subject to this Section 7.6, each Party shall be responsible for and shall reimburse the other Party, as applicable, for Development Costs reasonably incurred after the Effective Date in connection with the performance of Development activities in accordance with the cost-sharing principles set forth below and the Development Plan, unless otherwise agreed by the Parties and set forth in the Development Plan. To the extent FTE efforts are included in Development Costs and reimbursable by the other Party pursuant hereto, each Party shall record and account for such FTE efforts with respect to each Licensed Product, and each Party shall report such FTE efforts to the DRC on a quarterly basis. Each Party shall calculate and maintain records of FTE effort incurred by it consistent with past practice and in the same manner as used for other products developed by such Party, unless agreed by the Parties in writing. The Parties shall share Development Costs according to the following principles:
(i)    Sanofi shall be responsible for [**], and Lexicon shall be responsible for [**] of Development Costs in connection with T2DM Development under and in accordance with the Development Plan, which Development Costs are incurred prior to the date that is the third (3rd) anniversary of the Effective Date, (the “Cost Sharing Trigger Point”); provided Development Costs corresponding to Development activities for T2DM Development which were, due to any action or inaction by Lexicon, incurred on and after instead of prior to the Cost-Sharing Trigger Point shall be allocated between the Parties in accordance with the allocation for Development Costs for T2DM Development in effect prior to the Cost-Sharing Trigger Point; provided further, that Lexicon’s share of Development Costs under this Section 7.6.1(i) shall not exceed one hundred million Dollars ($100,000,000) in the aggregate, and Sanofi shall be responsible for any Development Costs covered by this clause (i) in excess of such amount;
(ii)    Sanofi shall be responsible for one hundred percent (100%) of Development Costs in connection with T2DM Development under and in accordance with the Development Plan, which Development Costs are incurred after the Cost Sharing Trigger Point under the Development Plan;
(iii)    Sanofi shall be responsible for [**] of Development Costs incurred under and in accordance with the Development Plan that are not specifically attributable to T2DM Development or T1DM Development;
(iv)    Lexicon shall be responsible for one hundred percent (100%) of Development Costs incurred under and in accordance with the Development Plan in connection with T1DM Development (where for clarity, Development Costs incurred for any activity specified in the Development Plan as T1DM Development shall be borne by Lexicon); and
(v)    For clarity, any payments due under the T1DM Funding Agreements shall not be included in Development Costs or Commercialization Costs and shall be solely borne by Lexicon.
provided, that, in each case of clauses (i) through (iv) above, a Party shall not be responsible for Development Costs incurred by either Party due to a breach of this Agreement by, or the negligence or

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

willful misconduct of, the other Party or any of its Affiliates (the “At-fault Party”), including, for example, delay in shipping a bulk batch of Licensed Compound or Licensed Product, which such Development Costs shall be borne by the At-fault Party.
7.6.2.    Any Development Costs in excess of the Development Costs for a given activity budgeted in the Development Plan shall be borne by the incurring Party and shall be excluded from Development Costs hereunder unless such excess was due to breach of this Agreement by, or the negligence or willful misconduct of, the other Party or any of its Affiliates, in which case, such excess Development Costs shall be borne by the At-fault Party.
7.6.3.    For so long as Development Costs are reimbursable by a Party pursuant hereto, the other Party shall report to the reimbursing Party, within [**] after the end of each Calendar Quarter (and within [**] after receipt of each such report, the Parties shall reimburse one another, as needed, for) its respective Development Costs in order to achieve the cost sharing allocation contemplated by this Section 7.6. Each such report shall (a) allocate the Development Costs to the extent possible to a specific Development activity under the Development Plan, (b) specify in reasonable detail all amounts included in Development Costs during such Calendar Quarter (broken down by activity), (c) if requested by the other Party, include copies of any invoices or other supporting documentation for any payments to a Third Party that individually exceed [**] (or such other amount approved by the JSC or DRC, as applicable) and (d) enable the other Party to compare the reported costs against the Development Plan on both a quarterly basis and a cumulative basis for each activity. The Parties shall seek to resolve any questions related to such reports within [**] following receipt by the other Party of the reporting Party’s report hereunder.
7.7.    Commercialization Costs and Medical Affairs Costs. Subject to this Section 7.7, each Party shall be responsible for and shall reimburse the other Party, as applicable, for Commercialization Costs and Medical Affairs Costs reasonably incurred after the Effective Date in connection with the performance of Commercialization activities in accordance with the cost-sharing principles set forth below and the Commercialization Plan, unless otherwise agreed by the Parties and set forth in the Commercialization Plan. To the extent FTE efforts are included in Commercialization Costs and reimbursable by the other Party pursuant hereto, each Party shall record and account for such FTE efforts with respect to each Licensed Product, and each Party shall report such FTE efforts to the JCC on a quarterly basis. Each Party shall calculate and maintain records of FTE effort incurred by it consistent with past practice and in the same manner as used for other products developed by such Party, unless agreed by the Parties in writing. The Parties shall share Commercialization Costs and Medical Affairs Costs according to the following principles:
7.7.1.    If Lexicon exercises the (Co-)Promotion Right, then for each Calendar Year during the Term, Lexicon shall be responsible for forty percent (40%) of the Commercialization Costs and Medical Affairs Costs, in each case incurred in accordance with the T1DM Commercialization Plan during such Calendar Year with respect to the Licensed Product for T1DM in the (Co-)Promotion Territory, but in no event more than the Lexicon Maximum Amount for such Calendar Year. Sanofi shall be responsible for the remainder of the Commercialization Costs and Medical Affairs Costs, whether incurred by Lexicon or Sanofi, except as otherwise agreed by the Parties in the (Co-)Promotion Agreement; except that in the event that pursuant to the immediately preceding sentence, Lexicon bears less than forty percent (40%) of such Commercialization Costs and Medical Affairs Costs due to the application of the Lexicon Maximum Amount for any Calendar Year, then the difference between what Lexicon would have borne in the absence of the application of the Lexicon Maximum Amount and the amount borne by Lexicon for the

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

applicable Calendar Year shall be considered the “Carry-Over Amount”). Then, in the event that there is a Calendar Year in which Lexicon bears less than the Lexicon Maximum Amount, Sanofi may also charge Lexicon under this Section 7.7.1 for any Carry-Over Amount, up to the point at which Lexicon has paid, in Commercialization Costs, Medical Affairs Costs and Carry-Over Amount in aggregate under this Section 7.7.1, the Lexicon Maximum Amount for that Calendar Year, until any and all Carry-Over Amounts have been exhausted. If Lexicon does not exercise the (Co-)Promotion Right, then Sanofi shall be responsible for one hundred percent (100%) of Commercialization Costs and Medical Affairs Costs incurred after the Effective Date with respect to the Licensed Product for T1DM. Notwithstanding the foregoing in this Section 7.7.1, a Party shall not be responsible for Commercialization Costs or Medical Affairs Costs incurred by either Party due to a breach of this Agreement by, or the negligence or willful misconduct of, the At-fault Party (which in the case in which Lexicon is the At-fault Party shall not count towards the Lexicon Maximum Amount).
7.7.2.    Sanofi shall be responsible for one hundred percent (100%) of Commercialization Costs and Medical Affairs Costs incurred after the Effective Date with respect to the Licensed Product for T2DM. Notwithstanding the foregoing in this Section 7.7.2, a Party shall not be responsible for Commercialization Costs or Medical Affairs Costs incurred by either Party due to a breach of this Agreement by, or the negligence or willful misconduct of, the At-fault Party.
7.7.3.    Any Commercialization Costs or Medical Affairs Costs in excess of the Commercialization Costs or Medical Affairs Costs, as applicable, for a given activity budgeted in the Commercialization Plan shall be borne by the incurring Party and shall be excluded from Commercialization Costs or Medical Affairs Costs, as applicable, hereunder unless such excess was due to breach of this Agreement by, or the negligence or willful misconduct of, the other Party or any of its Affiliates, in which case, such excess Commercialization Costs or Medical Affairs Costs, as applicable, shall be borne by the At-fault Party.
7.7.4.    With respect to any Commercialization Costs or Medical Affairs Costs that are reimbursable by a Party pursuant hereto, the other Party shall report to the reimbursing Party, within [**] after the end of each Calendar Quarter (and within [**] after receipt of each such report, the Parties shall reimburse one another, as needed, for) its respective shared Commercialization Costs and Medical Affairs Costs in order to achieve the cost sharing allocation of such shared costs contemplated by this Section 7.7. Each such report with respect to such shared costs shall (a) allocate the Commercialization Costs and Medical Affairs Costs to the extent possible to a specific Commercialization activity or Medical Affairs Activity, as applicable, under the Commercialization Plan, (b) specify in reasonable detail all amounts included in Commercialization Costs and Medical Affairs Costs during such Calendar Quarter (broken down by activity), (c) if requested by the other Party, include copies of any invoices or other supporting documentation for any payments to a Third Party that individually exceed [**] (or such other amount approved by the JSC or JCC, as applicable) and (d) enable the other Party to compare the reported costs against the Commercialization Plan on both a quarterly basis and a cumulative basis for each activity. The Parties shall seek to resolve any questions related to such reports within [**] following receipt by the other Party of the reporting Party’s report hereunder.
7.8.    Calculation of T1DM Net Sales. The Parties shall agree upon a methodology for determining quarterly T1DM Net Sales based on data from a mutually agreed Third Party data source, such as IMS Health and allocation of costs as appropriate. If the Parties are unable to reach agreement on such methodology or Third Party data source and such allocation as appropriate, the Parties shall submit such matter for resolution pursuant to Section 13.5. T1DM Net Sales shall be determined using the

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

methodology and data established pursuant to this Section 7.8, based on the Net Sales in the United States for the applicable Calendar Quarter pursuant to Section 7.5, subject to Lexicon’s audit rights under Section 7.14.
7.9.    Mode of Payment. All payments to either Party under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology consistent with applicable Accounting Standards.
7.10.    Failure to Achieve Positive Results. If Positive Results are not achieved with respect to a given Decision Point, as determined in accordance with Section 3.1.3,and if elected by Sanofi, then the Parties shall promptly meet to negotiate in good faith to alter the financial terms provided for under this ARTICLE 7 to address such failure to achieve Positive Results, and if an agreement is reached among the Parties, the Agreement shall be amended to give effect to such agreement. Otherwise, for clarity, Sanofi shall have the right to terminate for a Positive Results Failure pursuant to Section 12.3.2(i).
7.11.    Taxes.
7.11.1.    General. The milestones, royalties and other amounts payable by Sanofi to Lexicon pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law. Notwithstanding the foregoing or anything to the contrary in this Section 7.11.1, Sanofi shall not withhold any tax from the Payments made to Lexicon for so long as Lexicon remains a tax resident of the United States and the applicable tax treaty between the United States and France provides for a withholding rate of zero on the applicable Payment, provided that Lexicon shall provide the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Sanofi of its obligation to withhold such tax pursuant to such applicable tax treaty between the United States and France with any invoice supporting a Payment request hereunder. Except as provided in this Section 7.11.1, Lexicon shall be solely responsible for paying any and all taxes (other than withholding taxes deducted from Payments and remitted by Sanofi as described above) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Sanofi and Lexicon shall cooperate with one another to communicate in advance regarding the satisfaction of any requirements necessary to reduce the applicable rate of withholding or to relieve Sanofi of its obligation to withhold any such tax. If, in accordance with the foregoing, Sanofi withholds any amount, it shall pay to Lexicon the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to Lexicon proof of such payment within [**] following such payment.
7.11.2.    Value Added Tax. Notwithstanding anything contained in Section 7.11.1, this Section 7.11.2 shall apply with respect to value added tax (“VAT”). All Payments are exclusive of VAT. If any VAT is chargeable in respect of any Payments, Sanofi shall pay VAT at the applicable rate in respect of any such Payments following the receipt of a VAT invoice in the appropriate form issued by Lexicon in respect of those Payments, such VAT to be payable on the later of the due date of the payment of the Payments to which such VAT relates and [**] after the receipt by Sanofi of the applicable invoice relating to that VAT payment.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

7.12.    Interest on Late Payments. If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [**] basis points above the London Interbank Offered Rate for deposits in United States Dollars having a maturity of one (1) month published by the British Bankers’ Association, as adjusted from time to time on the first London business day of each month, such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.
7.13.    Financial Records. Each Party shall, and shall cause its Affiliates and its and their (sub)licensees (including distributors deemed to be Sublicensees under the definition of Net Sales) to, keep complete and accurate financial books and records pertaining to (i) any Development Costs, Commercialization Costs and Medical Affairs Costs, in each case that are reimbursable (in whole or in part) by the other Party hereunder (ii) only with respect to Sanofi, Net Sales of Licensed Products, and (iii) only with respect to Lexicon, ROFN1 Development Costs and ROFN2 Development Costs, in each case ((i), (ii) and (iii)), to the extent required to calculate and verify all amounts payable hereunder. Each Party shall, and shall cause its Affiliates and its and their (sub)licensees (including distributors deemed to be Sublicensees under the definition of Net Sales) to, retain such books and records until the later of (x) [**] after the end of the period to which such books and records pertain and (y) the expiration of the applicable tax statute of limitations (or any extensions thereof) or for such longer period as may be required by Applicable Law.
7.14.    Audit Procedures.
7.14.1.    At the request of the other Party, each Party shall, and shall cause its Affiliates and its and their Sublicensees (including distributors deemed to be Sublicensees under the definition of Net Sales) to, permit an independent auditor designated by the other Party and reasonably acceptable to the audited Party, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 7.13 to ensure the accuracy of all reports and payments made hereunder.
7.14.2    Such examinations may not (i) be conducted for any Calendar Quarter more than [**] after the end of such Calendar Quarter, (ii) be conducted more than [**] in any [**] (unless a previous audit during such [**] revealed an underpayment (or with respect to any reimbursement, an overpayment) with respect to such period) or (iii) be repeated for any Calendar Quarter; provided that Sanofi shall be permitted to audit Lexicon after Sanofi’s exercise of the applicable right of first negotiation pursuant to Section 2.7.1 or Section 2.7.2, as applicable, once (a) with respect to the ROFN1 Development Costs, such audit to be conducted after PoC Successful Completion, or (b) with respect to the ROFN2 Development Costs, such audit to be conducted after P3 Successful Completion.
7.14.3.    Upon completion of the audit, the auditor shall provide a report to both Parties, which report shall be limited to a description of any failure to comply with the terms of this Agreement and the amount of the financial discrepancy (whether relating to the royalty calculations, calculations of milestones under Section 7.2.2, Development Cost reporting or Net Sales calculations).
7.14.4.    The cost of this audit shall be borne by the auditing Party, unless the audit reveals an underpayment by or over-reporting of applicable costs or an under-reporting of applicable revenues by the audited Party, in either case of more than [**] from the reported amounts for the period under audit, in which case the audited Party shall bear the cost of the audit. Subject to the dispute

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

resolution provisions set forth in Section 13.5, if such audit concludes that (a) Sanofi underpaid royalties or sales milestones, then Sanofi shall pay the additional amounts due, with interest from the date originally due as provided in Section 7.12, (b) Sanofi overpaid royalties or sales milestones, then Lexicon shall refund such amounts, or (c) the audited Party over-reported Development Costs, then the audited Party shall make a reconciling payment to the other Party, as required to achieve the allocation of Development Costs set forth in Section 7.6, with interest from the date originally due as provided in Section 7.12. In each case of a payment due under this Section 7.14, such payment shall be made within [**] after the date on which the audit report is delivered to the Parties.
7.14.5.    The receiving Party shall treat all information subject to review under this ARTICLE 7 in accordance with the confidentiality provisions of ARTICLE 9 and the Parties shall cause the auditor to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.
7.15.    Right to Offset. Each Party shall have the right to offset any amount owed by the other Party to such first Party under or in connection with this Agreement, including pursuant to ARTICLE 11 or in connection with any breach, against any payments owed by such first Party to such other Party under this Agreement; provided that no such offset shall be applied based on breach damages unless and until such damages have been reduced to a final arbitration award pursuant to Section 13.5 or such other Party has agreed to such damages through settlement. Such offsets shall be in addition to any other rights or remedies available under this Agreement and Applicable Law.

ARTICLE 8
INTELLECTUAL PROPERTY

8.1    Ownership of Intellectual Property.
8.1.1.    Ownership of Technology. Subject to the licenses and other rights granted herein, as between the Parties, except for Study Data, each Party shall own all right, title and interest in and to any and all: (i) Information and Inventions that are conceived, discovered, developed or otherwise made by or on behalf of such Party or its Affiliates under this Agreement, whether or not patented or patentable and (ii) Patents and other intellectual property rights with respect thereto, other than Joint Know-How and Joint Patents. Subject to the licenses and other rights granted herein, as between the Parties, Sanofi shall be the sole owner of, with all rights, title and interest in, all Study Data for clinical studies that are conducted by or on behalf of Sanofi. Subject to the licenses and other rights granted herein, as between the Parties, Lexicon shall be the sole owner of, with all rights, title and interest in, all Study Data for clinical studies that are conducted by or on behalf of Lexicon.
8.1.2.    Ownership of Joint Patents and Joint Know-How. Subject to the licenses and other rights granted herein and the last sentence of Section 8.1.1, as between the Parties, the Parties shall each own an equal, undivided interest in any and all: (i) Information and Inventions that are conceived, discovered, developed or otherwise made jointly by or on behalf of Lexicon or its Affiliates, on the one hand and Sanofi or its Affiliates, on the other hand, under this Agreement, whether or not patented or patentable (the “Joint Know-How”); and (ii) Patents (the “Joint Patents”) and other intellectual property rights with respect to the Information and Inventions described in clause (i) (together with Joint Know-How and Joint Patents, the “Joint Intellectual Property Rights”). Each Party shall promptly

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

disclose to the other Party in writing and shall cause its Affiliates, and its and their licensees and (sub)licensees to so disclose, the development, making, conception or reduction to practice of any Joint Intellectual Property Rights. Subject to the licenses and other rights granted hereunder, except as otherwise prohibited hereunder, each Party shall have the right to practice or license the Joint Intellectual Property Rights without the consent of the other Party or a duty of accounting to the other Party (but for clarity, assignment of a Party’s interest in the Joint Intellectual Property Rights would require consent of the other Party).
8.1.3.    United States Law; Assignment. The determination of whether any Information and Inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) as set forth in this ARTICLE 8, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States irrespective of where or when such conception, discovery, reduction to practice, development or making occurs. To the extent necessary to give effect to Sections 8.1.1 and 8.1.2, each Party shall, and does hereby, assign, and shall cause its Affiliates to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Information and Inventions (including Study Data), as well as any intellectual property rights with respect thereto, as is necessary to fully effect the allocation of ownership set forth in such Sections.
8.1.4.    Assignment Obligation. Each Party shall cause all Persons who perform Development or Manufacturing activities for such Party under or in connection with this Agreement or who conceive, discover, reduce to practice, develop or otherwise make any Information and Inventions by or on behalf of either Party or its Affiliates under or in connection with this Agreement to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using commercially reasonable efforts to negotiate such assignment obligation, provide a license under) their rights in any Information and Inventions resulting therefrom to such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained).
8.2.    Trademarks and Domain Names.
8.2.1.    Ownership of Product Trademarks. As between the Parties, Sanofi shall have the sole right to select and shall own all right, title and interest in and to the Product Trademarks on a worldwide basis. Lexicon shall not and shall not permit its Affiliates to (i) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Product Trademarks and (ii) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademarks. Lexicon shall not and shall not permit its Affiliates to, attack, dispute or contest the validity of or ownership of any Product Trademark anywhere in the Territory or any registrations issued or issuing with respect thereto.
8.2.2.    Ownership of Corporate Names. As between the Parties, Lexicon shall retain all right, title and interest in and to its Corporate Names.
8.2.3.    Domain Names. Sanofi may, in exercising its rights under the licenses granted to it hereunder, register and use domain names used or intended for use in connection with the Commercialization of the Licensed Compounds and Licensed Products in the Field in the Territory (the

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

“Domain Names”). As between the Parties, the Domain Names shall be exclusively owned and operated by Sanofi, and Sanofi shall have the sole right to protect, maintain, enforce and defend the Domain Names, except as otherwise agreed by Sanofi in writing.
8.3.    Maintenance and Prosecution of Patents.
8.3.1.    Patent Prosecution and Maintenance of Lexicon Patents. As between the Parties, Lexicon shall have the first right, but not the obligation, using counsel of its own choice, to prepare, file, prosecute and maintain the Lexicon Patents worldwide including making decisions regarding any Opt-Out or Opt-In and to be responsible for any related interference, re-issuance, re-examination and, prior to the issuance of such Patent, opposition proceedings. Lexicon shall be responsible for all reasonable out-of-pocket costs and expenses incurred in connection with such prosecution and maintenance of Lexicon Patents. Lexicon shall periodically inform Sanofi of all material steps with regard to the preparation, filing, prosecution and maintenance of Lexicon Patents in the Major Markets in the Territory, including by providing Sanofi with a copy of material communications to and from any patent authority in the Major Markets in the Territory regarding such Lexicon Patents and by providing Sanofi drafts of any material filings or responses to be made to such patent authorities in the Major Markets in the Territory sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Sanofi to review and comment thereon. Lexicon shall consider in good faith the requests and suggestions of Sanofi with respect to such drafts and with respect to strategies for filing and prosecuting the Lexicon Patents in the Major Markets in the Territory. If, as between the Parties, Lexicon decides not to prepare, file, prosecute or maintain a Lexicon Patent in a country in the Territory entirely or with respect to the Licensed Products, Lexicon shall provide reasonable prior written notice to Sanofi of such intention and Sanofi shall thereupon have the option to assume the control and direction of the preparation, filing, prosecution and maintenance of such Lexicon Patent at its sole cost and expense in such country, unless Lexicon’s decision not to prepare, file, prosecute or maintain was based on a good faith desire to preserve the applicable invention as a trade secret or for good faith patent strategy reasons in each case relating to the Licensed Products.
8.3.2.    Patent Prosecution and Maintenance of Sanofi Patents. As between the Parties, Sanofi shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain the Sanofi Patents worldwide including making decisions regarding any Opt-Out or Opt-In, and to be responsible for any related interference, re-issuance, re-examination and opposition proceedings, in each case, at its sole cost and expense and using counsel of its own choice.
8.3.3.    Patent Prosecution and Maintenance of Joint Patents. As between the Parties, Sanofi shall have the first right, but not the obligation, using counsel of its own choice, to prepare, file, prosecute and maintain the Joint Patents worldwide including making decisions regarding any Opt-Out or Opt-In and to be responsible for any related interference, re-issuance, re-examination and, prior to the issuance of such Patent, opposition proceedings. Sanofi shall be responsible for all reasonable out-of-pocket costs and expenses incurred in connection with such prosecution and maintenance of Joint Patents. Sanofi shall periodically inform Lexicon of all material steps with regard to the preparation, filing, prosecution and maintenance of Joint Patents in the Major Markets, including by providing Lexicon with a copy of material communications to and from any patent authority in the Major Markets regarding such Joint Patents and by providing Lexicon drafts of any material filings or responses to be made to such patent authorities in the Major Markets sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Lexicon to review and comment thereon. Sanofi shall consider in good faith the requests and suggestions of Lexicon with respect to such drafts and with respect

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

to strategies for filing and prosecuting the Joint Patents in the Major Markets. If, as between the Parties, Sanofi decides not to prepare, file, prosecute or maintain a Joint Patent in a country, Sanofi shall provide reasonable prior written notice to Lexicon of such intention and Lexicon shall thereupon have the option to assume the control and direction of the preparation, filing, prosecution and maintenance of such Joint Patent at its sole cost and expense in such country, unless Sanofi’s decision not to prepare, file, prosecute or maintain was based on a good faith desire to preserve the applicable invention as a trade secret or for good faith patent strategy reasons. The prosecuting Party shall, at its sole discretion, determine the order in which the applicants’ names are listed in filings for Joint Patents.
8.3.4.    Cooperation. The non-prosecuting Party shall, and shall cause its Affiliates to, assist and cooperate with the prosecuting Party, as the prosecuting Party may reasonably request from time to time, in the preparation, filing, prosecution and maintenance of the Lexicon Patents, Sanofi Patents and Joint Patents in the Territory under this Agreement, including that the non-prosecuting Party shall, and shall ensure that its Affiliates, (i) offer its comments, if any, promptly, (ii) provide access to relevant documents and other evidence and make its employees available at reasonable business hours and (iii) provide the prosecuting Party, upon its request, with copies of any patentability search reports generated by its patent counsel with respect to the Lexicon Patents, Sanofi Patents or Joint Patents, including relevant Third Party patents and patent applications located; provided that neither Party shall be required to provide legally privileged information with respect to such intellectual property unless and until procedures reasonably acceptable to such Party are in place to protect such privilege.
8.3.5.    Patent Term Extension and Supplementary Protection Certificate. As between the Parties, Sanofi shall have the sole right to make decisions regarding, and to apply for, patent term extensions worldwide, including the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, for the Sanofi Patents, Lexicon Patents and any Joint Patents and with respect to the Licensed Compound and the Licensed Products, in each case including whether or not to do so; provided that with regard to the Lexicon Patents and any Joint Patents, the Parties shall engage in good faith consultations with respect to such decisions prior to such decisions. Lexicon shall provide prompt and reasonable assistance, as requested by Sanofi, including by taking such action as patent holder as is required under any Applicable Law to obtain such extension or supplementary protection certificate or Opt-Out or Opt-In in relation to any such supplementary protection certificate.
8.3.6.    Common Ownership Under Joint Research Agreements. Notwithstanding anything to the contrary in this ARTICLE 8, each Party shall have the right to invoke 35 U.S.C. 102(c) when exercising its rights under this ARTICLE 8 without the prior written consent of the other Party. A Party intending to invoke 35 U.S.C. 102(c) shall so notify the other Party, and the Parties shall coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. 100(h).
8.3.7.    Patent Listings. As between the Parties, Sanofi shall have the sole right to make all filings with Regulatory Authorities in the Territory with respect to the Sanofi Patents, Lexicon Patents and Joint Patents, including as required or allowed (i) in the United States, in the FDA’s Orange Book and (ii) in the European Union, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

8.3.8.    UPC Opt-Out and Opt-In. Sanofi (with respect to Sanofi Patents), Lexicon (with respect to Lexicon Patents), or Sanofi and Lexicon (with respect to Joint Patents), as applicable, shall, at Sanofi’s (with respect to Sanofi Patents and Joint Patents) and Lexicon’s (with respect to Lexicon Patents), as applicable, sole cost and expense, as soon as reasonably practicable on request by the prosecuting Party (i.e., pursuant to Section 8.3.1, Section 8.3.2 or Section 8.3.3, as applicable) (i) lodge an application with the Registry of the Unified Patent Court in the manner specified by Rule 5 of the Rules of Procedure of the Unitary Patent Court requesting the Opt-Out or Opt-In, as specified by the prosecuting Party, of any Lexicon Patent or Joint Patent specified by the prosecuting Party, (ii) pay the prescribed fee and make such submissions, and (iii) take such other actions as may be necessary or useful to secure the Opt Out or Opt-In, as applicable, of such Patent including making any declarations required by Rule 5(3)(e) of the Rules of Procedure of the Unitary Patent Court.
8.4.    Post Grant Proceedings.
8.4.1.    Challenges by Third Parties.
(i)    Lexicon Patents. If Lexicon learns that a Third Party has filed a Post Grant Proceeding regarding any Lexicon Patent, Lexicon shall notify Sanofi in writing of such Post Grant Proceeding no later than [**] after Lexicon learns of the filing. Once such Post Grant Proceeding has commenced, Lexicon shall provide to Sanofi:
(1)    a copy of any action, communication, letter, or other correspondence issued by the relevant Patent authority or the Third Party within [**] of receipt thereof;
(2)    a copy of any proposed response, amendment, paper, or other correspondence to be filed with the relevant Patent authority no less than [**] prior to making such filing. Sanofi may provide suggestions and recommendations regarding the content of the response, amendment, paper, or other correspondence at least [**] prior to its filing, which Lexicon shall consider in good faith; and
(3)    a copy of any response, amendment, paper, or other correspondence as filed with the relevant Patent authority no more than [**] after Lexicon receives confirmation from the relevant Patent authority that the response, amendment, paper, or other correspondence has been filed.
Lexicon agrees not to settle any Post Grant Proceeding filed by a Third Party regarding a Lexicon Patent without the prior written approval of Sanofi, not to be unreasonably withheld, conditioned or delayed.
(ii)    Joint Patents. If either Party learns that a Third Party has filed a Post Grant Proceeding regarding any Joint Patent, the Party who first learns of such Post Grant Proceeding shall notify the other Party in writing no later than [**] after the Party learns of the filing. Once such a Post Grant Proceeding has commenced, the prosecuting Party (i.e., pursuant to Section 8.3.1) shall provide to the other Party:
(1)    a copy of any proposed response, amendment, paper, or other correspondence to be filed with the relevant Patent authority no less than [**] prior to making such filing, unless otherwise agreed by counsel for both Parties. The non-prosecuting Party may provide suggestions and recommendations regarding the content of the response, amendment, paper, or other correspondence to the prosecuting Party at least [**] prior to its filing, which the prosecuting Party must consider in good

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

faith. Unless otherwise agreed by the Parties, any response submitted to the United States Patent and Trademark Office shall be a joint response; and
(2)    a copy of any response, amendment, paper, or other correspondence as filed on behalf of Sanofi and Lexicon jointly with the relevant Patent authority no more than [**] after the prosecuting Party receives confirmation from the relevant Patent authority that the response, amendment, paper, or other correspondence has been filed.
The prosecuting Party agrees not to settle any Post Grant Proceeding filed by a Third Party regarding Joint Patent without the prior written approval of the non-prosecuting Party, which shall not be unreasonably withheld, conditioned or delayed.
8.4.2.    Challenge by a Party.
(i)    Should either Party wish to file a Post Grant Proceeding regarding a Lexicon Patent, such Party shall promptly notify the other Party in writing. Upon receipt of such notice, the Parties shall engage in good faith consultations about the merits of such a Post Grant Proceeding and whether it should be filed; provided, however, that Lexicon shall have final decision authority with respect to whether such a proceeding is filed. If such a Post Grant Proceeding is filed, Lexicon shall provide to Sanofi:
(1)    a copy of any action, communication, letter, or other correspondence issued by the relevant Patent authority within [**] of receipt thereof;
(2)    a copy of any response, amendment, paper, or other correspondence to be filed with the relevant Patent authority no less than [**] prior to making such filing, unless otherwise agreed by counsel for both Parties. Sanofi may provide suggestions and recommendations regarding the content of the response, amendment, paper, or other correspondence by no later than [**] prior to its filing, which Lexicon shall consider in good faith; and
(3)    a copy of any response, amendment, paper, or other correspondence as filed with the relevant Patent authority no more than [**] after Lexicon receives confirmation from the relevant Patent authority that the response, amendment, paper, or other correspondence has been filed.
Lexicon shall not settle such a Post Grant Proceeding without the prior written approval of Sanofi, not to be unreasonably withheld, conditioned or delayed.
(ii)    Joint Patents. Should either Party wish to file a Post Grant Proceeding regarding a Joint Patent, such Party shall promptly notify the other Party in writing. Upon receipt of such notice, the Parties shall engage in good faith consultations about the merits of such a Post Grant Proceeding and whether it should be filed; provided, however, that the prosecuting Party (i.e., pursuant to Section 8.3.1) shall have final decision authority with respect to whether such a proceeding should be filed. If such a Post Grant Proceeding is filed, the non-prosecuting Party shall refrain from filing any substantive response, amendment, paper or other correspondence with the relevant Patent authority, and the prosecuting Party shall provide to the non-prosecuting Party:
(1)    a copy of any action, communication, letter, or other correspondence issued by the relevant Patent authority within at least [**] of receipt thereof;

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

(2)    a copy of any response, amendment, paper, or other correspondence to be filed with the relevant Patent authority no less than [**] prior to making such filing, unless otherwise agreed by counsel for both Parties. The non-prosecuting Party may provide suggestions and recommendations regarding the content of the response, amendment, paper, or other correspondence by no later than [**] prior to its filing. The prosecuting Party shall consider any suggestions or recommendations the non-prosecuting Party provides in good faith; and
(3)    a copy of any response, amendment, paper, or other correspondence as filed with the relevant Patent authority no more than [**] after the prosecuting Party receives confirmation from the relevant Patent authority that the response, amendment, paper, or other correspondence has been filed.
The prosecuting Party shall not settle such a Post Grant Proceeding without the prior written approval of the non-prosecuting Party, not to be unreasonably withheld, conditioned or delayed.
8.5.    Enforcement of Patents.
8.5.1.    Notice. Each Party shall promptly notify the other Party in writing and shall provide the other Party with a copy within [**] of receipt of (i) any alleged or threatened infringement of the Lexicon Patents, Sanofi Patents or Joint Patents in any jurisdiction in the Territory or (ii) any certification filed under the Hatch-Waxman Act claiming that any Lexicon Patents, Sanofi Patents or Joint Patents are invalid or unenforceable or claiming that any Lexicon Patents, Sanofi Patents or Joint Patents would not be infringed by the making, use, offer for sale, sale or import of a product for which an application under the Hatch-Waxman Act is filed or any equivalent or similar certification or notice in any other jurisdiction in the Territory, in each case ((i) and (ii)) of which such Party becomes aware. The foregoing requirements shall apply to the Sanofi Patents solely to the extent relating to Generic Products or other products that compete with Licensed Products. Any such infringement with respect to the Lexicon Patents, Joint Patents or Sanofi Patents shall constitute an “Infringement”.
8.5.2.    Enforcement of Lexicon Patents and Joint Patents. As between the Parties, Sanofi shall have the first right, but not the obligation, to prosecute any Infringement with respect to the Lexicon Patents and Joint Patents, including as a defense or counterclaim in connection with any Third Party Infringement Claim or action brought by a Third Party seeking a declaration of non-infringement of a Lexicon Patent or Joint Patent, at Sanofi’s sole cost and expense, using counsel of its own choice. In the event Sanofi prosecutes any such Infringement, Lexicon shall have the right to join as a party to such claim, suit or proceeding in the Territory and participate with its own counsel at its sole cost and expense; provided that Sanofi shall retain control of the prosecution of such claim, suit or proceeding, including the response to any defense or defense of any counterclaim raised in connection therewith. If Sanofi or its designee does not take commercially reasonable steps to prosecute an Infringement (i) within [**] following the first notice provided above with respect to such Infringement or (ii) provided such date occurs after the first such notice of such Infringement is provided, [**] before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, whichever comes first, then (x) Sanofi shall so notify Lexicon and (y) Lexicon may prosecute such alleged or threatened Infringement at its sole cost and expense.
8.5.3.    Enforcement of Sanofi Patents. As between the Parties, Sanofi shall have the sole right, but not the obligation, to prosecute Infringement with respect to the Sanofi Patents, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Sanofi’s

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

sole cost and expense, using counsel of its own choice, and Sanofi shall retain control of the prosecution of such suit.
8.5.4.    Cooperation. The Parties agree to cooperate fully in any Infringement action pursuant to this Section 8.5, including by making the inventors, applicable records and documents (including laboratory notebooks) of the relevant Patents available to the controlling Party upon the controlling Party’s request. Where a Party controls such an action, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time, in connection with its activities set forth in this Section 8.5, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that, except with respect to Joint Patents, the controlling Party shall reimburse such other Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. Unless otherwise set forth herein, the Party entitled to bring any patent infringement litigation in accordance with this Section 8.5 shall have the right to settle such claim; provided that neither Party shall have the right to settle any Infringement litigation under this Section 8.5 in a manner that has a material adverse effect on the rights or interest of the other Party or in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed). In connection with any activities with respect to an Infringement action prosecuted by a Party pursuant to this Section 8.5 involving Patents Controlled by the other Party or licensed under Section 2.1 to the other Party, the Party controlling such action shall (i) consult with the other Party as to the strategy for the prosecution of such claim, suit or proceeding, (ii) consider in good faith any comments from the other Party with respect thereto and (iii) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such action.
8.5.5.    Recovery. Except as otherwise agreed by the Parties in connection with a separate written cost sharing arrangement, any recovery realized as a result of such litigation described above in this Section 8.5 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). [**] of any remainder after such reimbursement is made shall be retained by the Party that has exercised its right to bring the enforcement action and [**] of any such remainder shall be paid to the other Party.
8.6.    Invalidity or Unenforceability Defenses or Actions. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Lexicon Patents, Sanofi Patents or Joint Patents by a Third Party of which such Party becomes aware. In the event that such allegation or threatened assertion arises in connection with a proceeding covered by Section 8.5, the allocation of rights and responsibilities, including with respect to costs and recoveries, shall be governed by Section 8.5. For all other allegations or threatened assertions, the provisions of Section 8.4 shall govern the Parties’ rights and obligations with respect to such action, as if such action were a Post Grant Proceeding.
8.7.    Infringement Claims by Third Parties. If the Exploitation of a Licensed Product in the Territory pursuant to this Agreement results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party alleging infringement by Sanofi or any of its Affiliates or its or their Sublicensees, Distributors or customers (a “Third Party Infringement Claim”), including any defense or counterclaim in connection with an Infringement action initiated pursuant to Section 8.5 the Party first

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

becoming aware of such alleged infringement shall promptly notify the other Party thereof in writing. As between the Parties, Sanofi shall have the first right, but not the obligation, to defend and control the defense of any such claim, suit or proceeding at its sole cost and expense, using counsel of its own choice. Lexicon may participate in any such claim, suit or proceeding with counsel of its choice at its sole cost and expense. If Sanofi or its designee elects (in a written communication submitted to Lexicon within a reasonable amount of time after notice of the alleged patent infringement) not to defend or control the defense of, or otherwise fails to initiate and maintain the defense of, any such claim, suit or proceeding, within such time period so that Lexicon is not prejudiced by any delays, Lexicon may conduct and control the defense of any such claim, suit or proceeding at its sole cost and expense. Where a Party controls such an action, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time, in connection with its activities set forth in this Section 8.7, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the controlling Party shall reimburse such other Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit or proceeding.
8.8.    Third Party Rights. Sanofi may, at its election, acquire from a Third Party any license to any Patent or other intellectual property right that it views as necessary or useful to the Exploitation of the Licensed Compound or Licensed Product by Sanofi or any of its Affiliates or any of its or their Sublicensees, Distributors or customers in order to avoid infringement or misappropriation of any Patent, trade secret or other intellectual property right of a Third Party in any country in the Territory (such right, a “Third Party Right”). In the event that Sanofi negotiates and obtains any such license that meets the criteria in Section 7.3.3(ii), then Section 7.3.3(ii) shall apply.
8.9.    Product Trademarks.
8.9.1.    Prosecution of Product Trademarks. Sanofi shall have the sole right to register, prosecute and maintain the Product Trademarks using counsel of its own choice. All costs and expenses of registering, prosecuting and maintaining the Product Trademarks shall be borne solely by Sanofi.
8.9.2.    Enforcement of Product Trademarks. Sanofi shall have the sole right to take such action as Sanofi deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation or other violation of or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory at its sole cost and expense and using counsel of its own choice. Sanofi shall retain any damages or other amounts collected in connection therewith.
8.9.3.    Third Party Claims. Sanofi shall have the sole right to defend against and settle any alleged, threatened or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory at its sole cost and expense and using counsel of its own choice. Sanofi shall retain any damages or other amounts collected in connection therewith.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

8.9.4.    Cooperation. Lexicon shall, and shall cause its Affiliates to, assist and cooperate with Sanofi, as Sanofi may reasonably request from time to time, in connection with its activities set forth in this Section 8.9, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that Sanofi shall reimburse Lexicon for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.

ARTICLE 9
CONFIDENTIALITY AND NON-DISCLOSURE

9.1.    Confidentiality Obligations. At all times during the Term and for a period of [**] following termination or expiration of this Agreement in its entirety, each Party shall and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. “Confidential Information” means any technical, business or other information provided by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on or after the Effective Date, including the terms of this Agreement, information relating to the Licensed Compound or any Licensed Product (including the Regulatory Documentation), any Exploitation of the Licensed Compound or any Licensed Product, any Know-How with respect thereto developed by or on behalf of the disclosing Party or its Affiliates or, in the case of Sanofi, its or their Sublicensees (including Sanofi Know-How and Lexicon Know-How, as applicable) or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, Confidential Information constituting (i) Regulatory Documentation owned by Sanofi pursuant to Section 3.2 shall be deemed the Confidential Information of Sanofi (and Sanofi shall be deemed to the disclosing Party and Lexicon shall be deemed the receiving Party with respect thereto) and (ii) any Joint Know-How and the terms of this Agreement shall be deemed to be the Confidential Information of both Parties (and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto). Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 9.1 with respect to any Confidential Information shall not include any information that:
9.1.1.    is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the receiving Party;
9.1.2.    can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information; provided that the foregoing exception shall not apply with respect to Confidential Information constituting Joint Know-How or otherwise described in clauses (i) or (ii) of Section 9.1;
9.1.3.    is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;
9.1.4.    has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

9.1.5.    can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information.
Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.
9.2.    Permitted Disclosures.
9.2.1.    Either Party may disclose to bona fide potential investors, lenders and acquirors, and to such Party’s consultants and advisors, the existence and terms of this Agreement to the extent necessary in connection with a proposed equity or debt financing of such Party, or a proposed acquisition or business combination, and Lexicon may make such disclosures as are necessary for Lexicon to comply with its reporting obligations under the T1DM Funding Agreements, in each case, so long as such recipients are bound in writing to maintain the confidentiality of such information to the extent the Party making such disclosure remains subject to a confidentiality obligation as to such information under this Agreement.
9.2.2.    Each Party may disclose Confidential Information to the extent that such disclosure is made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction or if such disclosure is otherwise required by law, including in order to comply with applicable securities laws or regulations or the rules or regulations of any stock exchange on which securities of the Party making such disclosure are traded; provided, however, that the receiving Party shall, if practicable, first have notified the disclosing Party of such requirement so that the disclosing Party may seek to quash such order or to obtain a protective order for confidential treatment with respect to such disclosure; provided, further, that the Confidential Information disclosed in response to such court or governmental order or other legal requirement shall be limited to that information which is legally required to be disclosed in response to such court or governmental order.
9.2.3.    Either Party may disclose Confidential Information to the extent such disclosure if (i) reasonably necessary for the filing or prosecuting Patents as contemplated by ARTICLE 8; or (ii) is reasonably necessary in connection with regulatory filings for the Licensed Products in the Field consistent with this Agreement.
9.3.    Additional Permitted Disclosures by Sanofi. Sanofi and its Affiliates and its and their Sublicensees may disclose Confidential Information of Lexicon as may be necessary or useful in connection with the Exploitation of the Licensed Products (including the Licensed Compounds therein) (including in connection with any filing, application or request for Regulatory Approval by or on behalf of Sanofi or any of its Affiliates or its or their Sublicensees) or otherwise in connection with the performance of its obligations or exercise of Sanofi’s rights as contemplated by this Agreement, including to existing or potential Distributors, Sublicensees, collaboration partners or acquirers.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

9.4.    Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates or any of its or their Sublicensees (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 9.5 shall not prohibit (i) Sanofi from making any disclosure identifying Lexicon to the extent required in connection with its exercise of its rights or obligations under this Agreement, (ii) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted) or (iii) either Party from making any disclosure identifying the other Party that has then previously been made in accordance with the terms of this Agreement provided that such disclosure remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.
9.5.    Public Announcements. The Parties have agreed upon the content of one (1) or more press releases which shall be issued in the form(s) attached hereto as Schedule 9.5, the release of which the Parties shall coordinate in order to accomplish such release promptly following the Execution Date. Neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), except for any such disclosure that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [**] prior to the anticipated date of disclosure except as may be required by Applicable Law or the rules of an applicable stock exchange) so as to provide a reasonable opportunity to comment thereon. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 9.5 or Section 9.9, provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.
9.6.    Publications. The Parties recognize the desirability of publishing and publicly disclosing the results of and information regarding, activities under this Agreement. Accordingly, each Party shall be free to publicly disclose the results of and information regarding, its activities under this Agreement, subject to prior review by the other Party of any disclosure of the other Party’s Confidential Information for issues of patentability and protection of such Confidential Information, in a manner consistent with Applicable Law and industry practices, as provided in this Section 9.7. Accordingly, prior to publishing or disclosing any of the other Party’s Confidential Information, the publishing Party shall provide the other Party with drafts of proposed abstracts, manuscripts or summaries of presentations that cover such Confidential Information. The non-publishing Party shall respond promptly through its designated representative and in any event no later than [**] after receipt of such proposed publication or presentation or such shorter period as may be required by the publication or presentation. The publishing Party agrees to allow a reasonable period (not to exceed [**]) to permit filings for patent protection and to otherwise address issues of Confidential Information or related competitive harm to the reasonable satisfaction of the other Party.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

9.7.    Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing and the non-requesting Party shall either (at the non-requesting Party’s election), with respect to Confidential Information to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement: (i) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (x) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (y) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 9.1.
9.8.    Privileged Communications. In furtherance of this Agreement, it is expected that the Parties will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential in accordance with this ARTICLE 9, that they will not be deemed to waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between Sanofi and Lexicon, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of the Sanofi Patents, Lexicon Patents and Joint Patents. In the event of any litigation (or potential litigation) with a Third Party related to this Agreement or the subject matter hereof, the Parties shall, upon either Party’s request, enter into a reasonable and customary joint defense agreement. In any event, each Party shall consult in a timely manner with the other Party before engaging in any conduct (e.g., producing information or documents) in connection with litigation or other proceedings that could conceivably implicate privileges maintained by the other Party. Notwithstanding anything contained in this Section 9.8, nothing in this Agreement shall prejudice a Party’s ability to take discovery of the other Party in disputes between them relating to the Agreement and no information otherwise admissible or discoverable by a Party shall become inadmissible or immune from discovery solely by this Section 9.8.
9.9.    Form 8-K. The Parties have agreed upon the content of Lexicon’s Form 8-K containing the press release in Schedule 9.5, which shall be issued in the form(s) attached hereto as Schedule 9.9.
ARTICLE 10
REPRESENTATIONS AND WARRANTIES

10.1    Mutual Representations and Warranties. Lexicon and Sanofi each represents and warrants to the other, as of the Execution Date and as of the Effective Date, that:
10.1.1    It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

10.1.2.    The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate: (i) such Party’s charter documents, bylaws or other organizational documents; (ii) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (iii) any requirement of any Applicable Law; or (iv) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party;
10.1.3    This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity); and
10.1.4.    It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.
10.2.    Additional Representations and Warranties of Lexicon. Lexicon further represents and warrants to Sanofi, as of the Execution Date, as follows:
10.2.1.    Lexicon is entitled to grant the rights and licenses specified herein, including the rights and licenses granted pursuant to this Agreement under all Regulatory Documentation, Information and Inventions and Patents to Exploit the Licensed Compound and Licensed Products as contemplated under this Agreement;
10.2.2.    All Lexicon Patents existing as of the Execution Date (the “Existing Patents”) are listed on Schedule 10.2.2 and all Existing Patents existing as of the Execution Date are (i) to the extent issued, to Lexicon’s knowledge (unless otherwise indicated on Schedule 10.2.2), subsisting and not invalid or unenforceable, in whole or in part, (ii) solely and exclusively owned or exclusively licensed by Lexicon (unless otherwise indicated on Schedule 10.2.2), free of any encumbrance, lien or claim of ownership by any Third Party, (iii) to the extent pending, being diligently prosecuted in the respective patent offices in which such applications have been filed in accordance with Applicable Law and Lexicon and its Affiliates have presented such relevant references, documents and information as required in order to comply with its duty of disclosure to the applicable patent office and (iv) filed and maintained properly and correctly and all applicable fees applicable thereto have been paid on or before the due date for payment;
10.2.3.    True, complete and correct copies of (i) the file wrappers relating to the Existing Patents and (ii) all T1DM Funding Agreements, in each case ((i) and (ii)) have been made available to Sanofi prior to the Execution Date;
10.2.4.    As of the Execution Date, there are no license or other agreements with Third Parties regarding any intellectual property rights licensed hereunder, including the Existing Patents, to which Lexicon is a party (“In-License Agreements”);
10.2.5.    The Existing Patents represent all Patents that Lexicon or its Affiliates own, Control or otherwise have rights to relating to the Licensed Compound or the Licensed Products or the Exploitation thereof, as of the Execution Date. To Lexicon’s knowledge, there is no Information and Inventions owned by or otherwise in the possession or control of Lexicon or any of its Affiliates as of the

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Execution Date that relates to the Licensed Compound or the Licensed Products that is not within the Lexicon Know-How. To Lexicon’s knowledge, no rights or licenses are required under the Existing Patents or Lexicon Know-How for Sanofi to Exploit the Licensed Compound and the Licensed Products as contemplated herein other than those granted under Section 2.1;
10.2.6.    Neither Lexicon nor any of its Affiliates has previously entered into any agreement, whether written or oral, assigning, transferring, licensing, conveying or otherwise encumbering its right, title or interest in or to the Existing Patents, Lexicon Know-How, Regulatory Documentation, the Licensed Compound or the Licensed Products (including by granting any covenant not to sue with respect thereto) or any Patent or other intellectual property or proprietary right or Information and Inventions that would be Existing Patents, Lexicon Know-How or Regulatory Documentation but for such assignment, transfer, license, conveyance or encumbrance and has not entered into any agreement agreeing to do any of the foregoing, in each case other than non-exclusive licenses granted to Third Party services providers to enable such services providers to perform the services for which they were contracted by Lexicon or its Affiliates;
10.2.7.    To Lexicon’s knowledge, no claim or litigation has been brought or asserted by any Person alleging that (i) the Existing Patents are invalid or unenforceable or (ii) the conception, development, reduction to practice, disclosing, copying, making, assigning or licensing of the Existing Regulatory Documentation, the Existing Patents or the Lexicon Know-How existing as of the Execution Date or the Exploitation of the Licensed Compound or Licensed Products as contemplated herein, violates, infringes, constitutes misappropriation or otherwise conflicts or interferes with or would violate, infringe or otherwise conflict or interfere with, any intellectual property or proprietary right of any Person;
10.2.8.    Lexicon has obtained from its Affiliates the licenses and other rights necessary for Lexicon to grant to Sanofi the rights and licenses provided herein and for Sanofi to perform its obligations hereunder;
10.2.9.    The Exploitation of the Licensed Compound or the Licensed Products as contemplated herein will not be subject to any other license or agreement to which Lexicon or any of its Affiliates is a party as of the Execution Date, other than the T1DM Funding Agreements;
10.2.10. There are no amounts that will be required to be paid to a Third Party as a result of the Exploitation of the Licensed Products that arise out of any agreement to which Lexicon or any of its Affiliates is a party, other than the T1DM Funding Agreements;
10.2.11.    To Lexicon’s knowledge, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Existing Patents, the Lexicon Know-How or the Regulatory Documentation;
10.2.12. To Lexicon’s knowledge, each of the Existing Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Existing Patent is issued or such application is pending;
10.2.13. Each Person who has or has had any rights in or to any Existing Patents or any Lexicon Know-How, has assigned and has executed an agreement assigning its entire right, title and interest in and to such Existing Patents and Lexicon Know-How to Lexicon. All Inventor Personnel of Lexicon have executed and delivered to Lexicon or such Affiliate an assignment or other agreement regarding the protection of proprietary information and the assignment to Lexicon or such Affiliate of any

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Lexicon Patents, Lexicon Know-How and any and all other Information and Inventions that relate to the Licensed Compound or Licensed Products, the current form of which has been made available for review by Sanofi. To Lexicon’s knowledge, no current officer, employee, agent or consultant of Lexicon or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Patents or other intellectual property or proprietary information of Lexicon or such Affiliate or of any employment contract or any other contractual obligation relating to the relationship of any such Person with Lexicon;
10.2.14. All material works of authorship and all other material materials subject to copyright protection included in Lexicon Know-How are original and were either created by employees of Lexicon or its Affiliates within the scope of their employment or are otherwise works made for hire and all right, title and interest in and to such materials have been legally and fully assigned and transferred to Lexicon or such Affiliate;
10.2.15. Lexicon has obtained the right (including under any Patents and other intellectual property rights) to use all Information and Inventions and all other materials (including any formulations and manufacturing processes and procedures) developed or delivered by any Third Party under any agreements between Lexicon and any such Third Party with respect to the Licensed Compound and the Licensed Product and Lexicon has the rights under each such agreement to transfer such rights, Information and Inventions or other materials to Sanofi and its designees and to grant Sanofi the right to use such rights, Information and Inventions or other materials in the Exploitation of the Licensed Compound or the Licensed Products as contemplated hereunder without restriction;
10.2.16. The inventions Covered by the Existing Patents (i) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof and (ii) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e) and (iii) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401;
10.2.17. Lexicon has made available to Sanofi all material Regulatory Documentation, Lexicon Know-How and other Information and Inventions in its possession or Control related to the Licensed Compound or the Licensed Products and all such Regulatory Documentation, Lexicon Know-How and other Information and Inventions are, to Lexicon’s knowledge, true, complete and correct in all material respects;
10.2.18. The Lexicon Know-How that Lexicon has determined, in the exercise of reasonable business discretion, to maintain as confidential, has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality. To the knowledge of Lexicon and its Affiliates no breach of such confidentiality has been committed by any Third Party;
10.2.19. Lexicon and its Affiliates have generated, prepared, maintained and retained all Regulatory Documentation that is required to be maintained or retained pursuant to and in accordance with, to the extent applicable, good laboratory and clinical practice and Applicable Law and all such information is true, complete and correct and what it purports to be;

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

10.2.20. Neither Lexicon nor any of its Affiliates, nor any of its or their respective officers, employees or agents has (i) committed an act, (ii) made a statement or (iii) failed to act or make a statement that, in any case ((i), (ii) (iii)), that (x) would be or create an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Exploitation of the Licensed Compound or the Licensed Products or (y) could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory, with respect the Exploitation of the Licensed Compound or the Licensed Products;
10.2.21. Lexicon and its Affiliates have conducted, and to Lexicon’s knowledge, their respective contractors and consultants have conducted, all Development of the Licensed Compound and the Licensed Products in accordance with in all material respects, to the extent applicable, good laboratory, pharmacovigilance and clinical practice and Applicable Law. Lexicon and its Affiliates have, to Lexicon’s knowledge, employed Persons with appropriate education, knowledge and experience to conduct and to oversee the conduct of the pre-clinical and clinical studies with respect to the Licensed Compound and Licensed Products;
10.2.22. True, complete and correct copies (as of the Execution Date) of all material adverse information with respect to the safety and efficacy of the Licensed Compound and the Licensed Products known to Lexicon have been provided to Sanofi prior to the Execution Date;
10.2.23. Neither Lexicon nor any of its Affiliates has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section; and
10.2.24. With respect to any Licensed Compound or Licensed Product Manufactured and supplied by or on behalf of Lexicon, (i) all such Licensed Compound and Licensed Product has been Manufactured in conformity with the applicable specifications for such Licensed Compound and Licensed Product, (ii) such Licensed Compound and Licensed Product has been Manufactured in conformance with cGMP and all other Applicable Law, (iii) such Licensed Compound and Licensed Product has been Manufactured in facilities that are in compliance with Applicable Law at the time of such Manufacture, and (iv) such Licensed Compound and Licensed Product is not and has not been adulterated or misbranded under the FFDCA and similar provisions of the laws of the other Major Markets.
10.3.    Additional Covenants of Lexicon. Lexicon hereby covenants, as of the Execution Date, as follows:
10.3.1.    During the period from the Execution Date through the end of the Term of this Agreement, Lexicon shall obtain from each of its Affiliates, (sub)licensees (other than Sublicensees), employees and agents, and from the employees and agents of its Affiliates, (sub)licensees (other than Sublicensees) and agents, who are or will be involved in the Manufacture of Licensed Products or are otherwise participating in the Exploitation of the Licensed Compounds or Licensed Products or who otherwise have access to any Confidential Information of Sanofi, rights to any and all Information and Inventions that relate to the Licensed Compound or Licensed Products and are generated pursuant to and during the time of such Person’s relationship with Lexicon or its Affiliate, such that Sanofi shall, by virtue

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

of this Agreement, receive from Lexicon, without payments beyond those required by this Agreement, the licenses and other rights granted to Sanofi hereunder (and such that the scope of such licenses and other rights are not limited in scope or exclusivity by a failure to so obtain such rights from such Persons);
10.3.2.    During the period from the Execution Date until the Effective Date, Lexicon and its Affiliates shall conduct Exploitation with respect to the Licensed Products in the ordinary course and shall not initiate any Phase 3 clinical studies for any of the Licensed Products for T2DM prior to the Effective Date;
10.3.3.    Neither Lexicon nor any of its Affiliates will enter into any agreements, grant any right, title or interest to any Person that conflicts with or violates the rights and licenses granted to Sanofi under this Agreement;
10.3.4.    Future Inventor Personnel of Lexicon will execute and deliver to Lexicon or its applicable Affiliate an assignment or other agreement regarding the protection of proprietary information and the assignment to Lexicon or such Affiliate of any Lexicon Patents, Lexicon Know-How, Joint Patents, Joint Know-How and any and all other Information and Inventions that relate to the Licensed Compound or Licensed Products, the current form of which has been made available for review by Sanofi;
10.3.5.    Lexicon will make available to Sanofi all material Regulatory Documentation, Lexicon Know-How, Joint Know-How and other Information and Inventions in its possession or Control related to the Licensed Compound or the Licensed Products;
10.3.6.    Neither Lexicon nor any of its Affiliates, nor any of its or their respective officers, employees or agents shall (i) commit an act, (ii) make a statement or (iii) fail to act or make a statement that, in any case ((i), (ii) (iii)), that (x) would be or create an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Exploitation of the Licensed Compound or the Licensed Products or (y) could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory, with respect the Exploitation of the Licensed Compound or the Licensed Products;
10.3.7.    Lexicon and its Affiliates shall, and shall cause their respective contractors and consultants to conduct, all Development of the Licensed Compound and the Licensed Products in accordance with in all material respects, to the extent applicable, good laboratory, pharmacovigilance and clinical practice and Applicable Law. Lexicon and its Affiliates shall employ Persons with appropriate education, knowledge and experience to conduct and to oversee the conduct of the pre-clinical and clinical studies with respect to the Licensed Compound and Licensed Products;
10.3.8.    In the event that any Patents or Information and Inventions Controlled by Lexicon or its Affiliates as of the Execution Date would be Lexicon Patents or Lexicon Know-How, as applicable, if such Patent or Know-How were Controlled by Lexicon or its Affiliates as of the Effective Date, then Lexicon agrees that during the period from the Execution Date until the Effective Date, it shall not and shall cause its Affiliates not to (i) incur, create, assume or permit the incurrence, creation or assumption of any encumbrance, lien or claim of ownership by any Third Party with respect to such Patents or Information and Inventions, (ii) dispose of any of such Patents or Information and Inventions,

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

or (iii) waive, release, grant, license or transfer any right, title or interest in or to any such Patents or Information and Inventions in any manner that would limit the scope of the Intellectual Property Rights included in, or the exclusivity of the license rights granted in Section 2.1; and
10.3.9.    Lexicon agrees to inform Sanofi in writing promptly if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 of the FFDCA or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of its or its Affiliates’ knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing services hereunder.
10.4.    Additional Covenants of Sanofi. Sanofi hereby covenants, as of the Execution Date, as follows:
10.4.1.    During the period from the Execution Date through the end of the Term of this Agreement, Sanofi shall obtain from each of its Affiliates, (sub)licensees (other than Sublicensees), employees and agents, and from the employees and agents of its Affiliates, (sub)licensees (other than Sublicensees) and agents, who are or will be involved in the Manufacture of Licensed Products or are otherwise participating in the Exploitation of the Licensed Compounds or Licensed Products or who otherwise have access to any Confidential Information of Lexicon, rights to any and all Information and Inventions that relate to the Licensed Compound or Licensed Products and are generated pursuant to and during the time of such Person’s relationship with Sanofi or its Affiliate, such that Lexicon shall, by virtue of this Agreement, receive from Sanofi, without payments beyond those required by this Agreement, the licenses and other rights granted to Lexicon hereunder (and such that the scope of such licenses and other rights are not limited in scope or exclusivity by a failure to so obtain such rights from such Persons);
10.4.2.    Neither Sanofi nor any of its Affiliates will enter into any agreements, grant any right, title or interest to any Person that violates the rights and licenses granted to Lexicon under this Agreement;
10.4.3.    Future Inventor Personnel of Sanofi will be subject to an assignment or other agreement regarding the protection of proprietary information and the assignment to Sanofi or such Affiliate of any Sanofi Patents, Sanofi Know-How, Joint Patents, Joint Know-How and any and all other Information and Inventions that relate to the Licensed Compound or Licensed Products;
10.4.4.    Sanofi will make available to Lexicon all material Regulatory Documentation, Joint Know-How and other Information and Inventions in its possession or Control related to the Licensed Compound or the Licensed Products;
10.4.5.    Neither Sanofi nor any of its Affiliates, nor any of its or their respective officers, employees or agents shall (i) commit an act, (ii) make a statement or (iii) fail to act or make a statement that, in any case ((i), (ii) (iii)), that (x) would be or create an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Exploitation of the Licensed Compound or the Licensed Products or (y) could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory, with respect the Exploitation of the Licensed Compound or the Licensed Products;

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

10.4.6.    Sanofi and its Affiliates shall, and shall cause their respective contractors and consultants to conduct, all Development of the Licensed Compound and the Licensed Products in accordance with in all material respects, to the extent applicable, good laboratory, pharmacovigilance and clinical practice and Applicable Law. Sanofi and its Affiliates shall employ Persons with appropriate education, knowledge and experience to conduct and to oversee the conduct of the pre-clinical and clinical studies with respect to the Licensed Compound and Licensed Products; and
10.4.7.    Sanofi agrees to inform Lexicon in writing promptly if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 of the FFDCA or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of its or its Affiliates’ knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing services hereunder.
10.5.    DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
10.6.    Anti-Bribery and Anti-Corruption Compliance. With respect to the Exploitation of Licensed Products, each Party further represents and warrants to the other Party, as of the Execution Date, and covenants, as follows:
10.6.1.    It is licensed, registered, or qualified under Applicable Law to do business, and, except for the HSR Filings and clearances under the HSR Act, has obtained such licenses, consents or authorizations or completed such registrations or made such notifications as may be necessary or required by Applicable Law;
10.6.2.    It has not taken and will not, as of the Execution Date or at any time during the Term, take any action directly or indirectly to offer, promise or pay, or authorize the offer or payment of, any money or anything of value in order to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper advantage, and has not accepted, and will not accept in the future such payment;
10.6.3    It complies with Applicable Law where it operates, including Anti-Corruption Laws, accounting and record keeping laws, and laws relating to interactions with healthcare professionals or healthcare providers and Government Officials; and
10.6.4.    It is, as between the Parties, solely responsible to ensure it and its Affiliates compliance, in all material respects, with all Applicable Laws.
10.7.    Knowledge. As used in this Article 10, “knowledge” shall mean actual knowledge.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

ARTICLE 11
INDEMNITY

11.1.    Indemnification of Lexicon. Sanofi shall indemnify Lexicon, its Affiliates and its and their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (i) the breach by Sanofi of this Agreement or any Ancillary Agreement; (ii) the gross negligence or willful misconduct on the part of Sanofi or its Affiliates or its or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement or any Ancillary Agreement; or (iii) the Exploitation by Sanofi or any of its Affiliates or Sublicensees of any Licensed Product or the Licensed Compound in the Territory, including Third Party Claims asserting product liability or intellectual property infringement. In the event that any Losses arise from (A) on the one hand, acts or omissions described in clauses (i) or (ii) of this Section 11.1 and (B) on the other hand, acts or omissions described in clauses (i) or (ii) of Section 11.2, each Party shall indemnify the other on a comparative fault basis to the extent its acts or omissions gave rise to such liability.
11.2.    Indemnification of Sanofi. Lexicon shall indemnify Sanofi, its Affiliates and its and their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (i) the breach by Lexicon of this Agreement or any Ancillary Agreement; (ii) the gross negligence or willful misconduct on the part of Lexicon or its Affiliates or its or their respective directors, officers, employees or agents in performing its obligations under this Agreement or any Ancillary Agreement; or (iii) the Exploitation by Lexicon or any of its Affiliates of the Licensed Compound, Licensed Products or Terminated Products (a) anywhere in the world prior to the Effective Date or after the Term, or (b) in the Terminated Territory. In the event that any Losses arise from (A) on the one hand, acts or omissions described in clauses (i) or (ii) of this Section 11.2 and (B) on the other hand, acts or omissions described in clauses (i) or (ii) of Section 11.1, each Party shall indemnify the other on a comparative fault basis to the extent its acts or omissions gave rise to such liability.
11.3.    Indemnification Procedures.
11.3.1.    Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or its or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under this ARTICLE 11, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.
11.3.2. Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [**] after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 11.3.3, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim.
11.3.3.    Right to Participate in Defense. Any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (i) the employment thereof has been specifically authorized in writing by the indemnifying Party in writing, (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.3.2 (in which case the Indemnified Party shall control the defense) or (iii) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.
11.3.4.    Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in any indemnitee’s becoming subject to injunctive or other relief and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the indemnitees hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.3.2, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
11.3.5.    Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable out-of-pocket expenses in connection therewith.
11.3.6.    Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.
11.4.    Special, Indirect and Other Losses. EXCEPT (I) IN THE EVENT OF THE WILLFUL MISCONDUCT OR FRAUD OF A PARTY OR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 9 AND (II) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 11, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR SUBLICENSEES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY.
11.5.    Insurance. Each Party shall have and maintain such types and amounts of insurance covering its Exploitation of the Licensed Compound and Licensed Products as is (i) normal and customary in the pharmaceutical industry generally for parties similarly situated (it being recognized that Lexicon will not be selling Licensed Products under this Agreement and, accordingly, will not carry the level of insurance that is normal and customary for commercializing parties) and (ii) otherwise required by Applicable Law. Upon request by the other Party, each Party shall provide to the other Party evidence of its insurance coverage. The insurance policies shall be under an occurrence form, but if only a claims-made form is available to a Party, then such Party shall continue to maintain such insurance after the expiration or termination of this Agreement in its entirety for a period of [**]. Notwithstanding the foregoing, Sanofi may self-insure in whole or in party the insurance requirements described above.
ARTICLE 12
HSR FILINGS; TERM AND TERMINATION

12.1.    HSR Filings The Parties shall each, as promptly as practicable after the Execution Date, file or cause to be filed with the U.S. Federal Trade Commission and the U.S. Department of Justice any notifications required to be filed under the HSR Act (the “HSR Filings”) with respect to the transactions contemplated hereby; provided that the Parties shall each make the HSR Filing within [**] after the Execution Date. The Parties shall use their reasonable best efforts to respond promptly to any requests for additional information made by such agencies, and to cause the waiting period (and any extension thereof) under the HSR Act to terminate or expire at the earliest possible date after the date of filing, including by requesting early termination of the waiting period. Each Party is responsible for the costs and expenses of its own legal and other advice in preparing its HSR Filing; and Sanofi shall be responsible for paying the filing fee required under the HSR Act. Notwithstanding anything in this Agreement to the contrary, this Agreement (other than this Article 12 and Section 10.3, which are binding and effective as of the Execution Date) shall become effective (unless terminated prior to such date) [**]

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

after the expiration or earlier termination of the waiting period (or any extension thereof) under the HSR (the date that is [**] after such expiration or earlier termination, the “Effective Date”). Subject to the foregoing sentence, upon the Effective Date the full Agreement and all its terms and provisions shall be automatically effective and binding on both Parties. If, on the [**] after the date of filing under the HSR Act the waiting period (and any extension thereof) required thereunder has not expired or been terminated, either Party shall have the right, on written notice to the other Party, to terminate this Agreement, and upon receipt of such notice by such other Party, this Agreement shall be null and void and have no further force and effect.
12.2.    Term and Expiration. The term of this Agreement shall become effective as of the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until the date of expiration of the last Royalty Term for the last Licensed Product (such period, the “Term”). Following the expiration of the Royalty Term for a Licensed Product in a country or region (but not on any earlier termination thereof), the grants in Section 2.1 shall become exclusive, fully-paid, royalty-free, perpetual and irrevocable for such Licensed Product in such country or region. For clarity, upon the expiration of the Term (but not on any earlier termination thereof), the grants in Section 2.1 shall become fully-paid, royalty-free, perpetual and irrevocable in their entirety.
12.3.    Termination.
12.3.1.    Material Breach. In the event that either Party (the “Breaching Party”) shall be in material breach of this Agreement, in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Agreement in its entirety or on a country-by-country basis with respect to the country affected by such breach by providing [**] ([**] in the case of a breach of a payment obligation) (the “Notice Period”) prior written notice (the “Material Breach Notice”) to the Breaching Party and specifying the breach and its claim of right to terminate; provided that (i) the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach specified in the Material Breach Notice during the Notice Period (or, if such default is not a breach of a payment obligation and cannot be cured within the Notice Period, if the Breaching Party commences actions to cure such breach within the Notice Period and thereafter diligently continues such actions), (ii) with respect to any alleged breach by a Party of its diligence obligations set forth herein (with respect to Sanofi, in any of Sections 3.1.2(iii), 3.1.4, 3.2.1(vii) and 4.2, and with respect to Lexicon, in any of Sections 3.1.2(iii), 3.1.4 and 4.2), the Non-Breaching Party shall first provide written notice thereof to the Breaching Party and the Parties shall meet within [**] after delivery of such notice to the Breaching Party to discuss in good faith such alleged breach and the Breaching Party’s Development or Commercialization plans, as applicable, with respect to the applicable Licensed Product, which discussions shall be concluded before the Non-Breaching Party may issue any Material Breach Notice with respect to such alleged breach (for clarity, the Notice Period shall not commence prior to the conclusion of such good faith discussions and the subsequent issuance of a Material Breach Notice by the Non-Breaching Party) and (iii) if either Party initiates a dispute resolution procedure under Section 13.5.1 as permitted under this Agreement within [**] following the end of the Notice Period to resolve the dispute for which termination is being sought and is diligently pursuing such procedure, the cure period set forth in this Section 12.3.1 shall be tolled and the termination shall become effective only if such breach remains uncured for [**] after the final resolution of the dispute through such dispute resolution procedure.
12.3.2.    Additional Termination Rights.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

(i)    Prior to completion of the Core Development Plan for T2DM, Sanofi may terminate this Agreement on a country-by-country basis with respect to the affected country or region or on a Licensed Product-by-Licensed Product basis with respect to the affected Licensed Products upon [**] written notice if (a) [**] notifies Sanofi or Lexicon that there is a material safety issue regarding a given Licensed Product, the Licensed Products generally, or the entire class of SGLT1 or SGLT2 inhibitors, and recommends or requires that Sanofi or Lexicon cease the Development of the Licensed Product based on applicable risk-benefit profiles, (b) with respect to any Decision Point, Positive Results are not achieved in all material respects, as determined in accordance with Section 3.1.3 (a “Positive Results Failure”), (c) Sanofi’s Commercially Reasonable Efforts obligations hereunder do not require the completion of the Core Development Plan due to the occurrence of a Fundamental Event, or (d) the Exploitation of the LX4211 Product by Sanofi, its Affiliates or any of their Sublicensees infringes any Patent or any other intellectual property right of a Third Party in any Major Market in the Territory, such that Sanofi or any of its Affiliates or Sublicensees cannot Exploit the LX4211 Product in such country as contemplated hereunder without infringing the Patent of such Third Party, and Sanofi is not able to obtain a license to such Third Party Patent on commercially reasonable terms; provided that, termination pursuant to this clause (d) shall be limited to the country(-ies) in which such Third Party Patent would be infringed. If Sanofi is entitled to terminate this Agreement, either in its entirety or on a country-by-country basis or with respect to any Licensed Products, Sanofi shall have the right to cease conducting any further activities under this Agreement in connection with Development with respect to any Terminated Product or Terminated Territory (subject only to compliance with Applicable Laws and ethical obligations).
(ii)    At any time after completion of the Core Development Plan for T2DM, Sanofi may terminate this Agreement in its entirety or on a country-by-country or Licensed Product-by-Licensed Product basis, for any or no reason, upon (a) [**] prior written notice to Lexicon, with respect to any country in which the Parties are neither Developing nor Commercializing any Licensed Product, or (b) [**] prior written notice to Lexicon, with respect to all other countries.
(iii)    If Sanofi terminates this Agreement for any or no reason, whether under this Section 12.3.2 or under any other Section(s), or if Lexicon terminates this Agreement under Section 12.3.1, as to two or more Major Markets in the European Union, such termination shall constitute termination of this Agreement as to the entire European Union and thereupon the entire European Union shall become a Terminated Territory.
(iv)    If Sanofi terminates this Agreement for any or no reason, whether under this Section 12.3.2 or under any other Section(s), or if Lexicon terminates this Agreement under Section 12.3.1, as to the United States and the European Union, this Agreement shall also terminate as to all other countries and thereupon such other countries shall become Terminated Territories.
12.3.3.    Without limitation of the termination rights set forth above, within [**] after the Effective Date (the “Japan Decision Date”), Sanofi may terminate this Agreement with respect to Japan upon written notice to Lexicon. In the event that such notice is not delivered by such date, then Japan shall automatically be deemed to be a Major Market hereunder effective as of the Japan Decision Date.
12.3.4.    Termination for Insolvency. In the event that either Party (i) files for protection under bankruptcy or insolvency laws, (ii) makes an assignment for the benefit of creditors, (iii) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [**] after such filing, (iv) proposes a written agreement of composition or extension of

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

its debts, (v) proposes or is a party to any dissolution or liquidation, (vi) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [**] of the filing thereof or (vii) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.
12.3.5.    Termination for Cessation of Development. If Sanofi ceases all actual Development and Commercialization of Licensed Products, whether or not such cessation is consistent with the exercise by Sanofi of Commercially Reasonable Efforts by Sanofi to Develop and Commercialize Licensed Products hereunder, Lexicon may terminate this Agreement upon [**] written notice to Sanofi, unless (a) Sanofi initiates a dispute resolution procedure under Section 13.5 to resolve any dispute as to whether Lexicon has the right to seek termination pursuant to this Section 12.3.5 and Sanofi is diligently pursuing such procedure, (b) the cessation of such activities results from a force majeure, Sanofi is using commercially reasonable efforts to remedy its inability to perform in accordance with Section 13.1, and such force majeure has not continued for longer than [**] or (c) the cessation of such activities constitutes a material breach under Section 12.3.1 and Sanofi is diligently pursuing an action to cure such breach for the cure period, and is otherwise following the process, set forth in Section 12.3.1.
12.3.6.    Termination for Failure to Obtain HSR Clearance. This Agreement may be terminated by either Party as provided in Section 12.1.
12.4.    Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Sanofi or Lexicon are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.
12.5.    Consequences of Termination.
12.5.1.    In the case of a termination of this Agreement in its entirety or with respect to one or more countries or Licensed Products for any reason other than Section 12.3.6 (Termination for Failure to Obtain HSR Clearance), the remainder of this Section 12.5.1 shall apply, but solely with respect to the Terminated Territory or the Terminated Product(s), as applicable:
(i)    all rights and licenses granted by either Party hereunder shall immediately terminate with respect to the Terminated Territory or Terminated Product(s), as applicable;

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

(ii)    Sanofi shall, and hereby does, grant to Lexicon a [**] nonexclusive license under any Sanofi Patents, Sanofi Know-How conceived, reduced to practice or otherwise made under the Development Plan or in connection with the Development or Manufacture of the Licensed Products by Sanofi or any of its Affiliates or its or their Sublicensees, or incorporated by Sanofi or any of its Affiliates or its or their Sublicensees into the Reversion Product as of the effective date of termination of this Agreement for the Exploitation of Licensed Products hereunder to the extent necessary or useful in order to Exploit the Reversion Products in the Field in the Terminated Territory; provided, however, that, (a) such license grant shall not include any rights with respect to the composition-of-matter of active ingredients in Combination Products that are not Licensed Compounds and (b) in the case of intellectual property in-licensed from Third Parties, the foregoing license grant shall apply to such Third Party intellectual property solely to the extent Sanofi is permitted to grant such license and any financial obligations with respect thereto are passed-through to Lexicon;
(iii)    if Sanofi [**], then Lexicon shall [**]; at Lexicon’s written request and cost, Sanofi shall (a) provide to Lexicon a copy of any and all material documentation and data (including Study Data not in the possession of Lexicon) Controlled by Sanofi in tangible form at the time of termination of the Agreement that has been generated with respect to the Reversion Products and is necessary or useful to enable Lexicon to continue Development and Commercialization of the Reversion Products (collectively, the “Sanofi Product Data”), and Lexicon may use such Sanofi Product Data at its discretion on a non-exclusive basis, but only to the extent necessary to enable Lexicon to continue Development of and to Commercialize Reversion Products, and (b) promptly assign and transfer to Lexicon any and all Product Trademarks and Regulatory Approvals obtained for the Reversion Products as well as any and all Regulatory Documentation for the Reversion Products; provided that [**]. In the event [**], Lexicon shall [**] within [**] after the end of each calendar quarter in a manner [**].
(iv)    at Lexicon’s request, Lexicon shall assume control of all clinical studies involving Licensed Products being conducted by Sanofi as of the effective date of termination; provided that, at Lexicon’s request, except in the cases of terminations by Sanofi pursuant to Section 12.3.1 (i.e., for Lexicon’s material breach) or 12.3.4 (i.e., for Lexicon’s insolvency), Sanofi shall remain obligated to continue to fund, to the extent of Sanofi’s funding obligations under this Agreement, the costs of such clinical studies then being conducted by Sanofi for Development Costs incurred [**] after the effective date of termination;
(v)    at Lexicon’s request, Sanofi shall sell and transfer to Lexicon any or all of Sanofi’s then remaining inventory of Terminated Products at Sanofi’s Manufacturing Cost therefor;
(vi)    at Lexicon’s request, to the extent Sanofi (or an Affiliate of Sanofi) is Manufacturing (on its own or through any Third Party contract manufacturer) any Terminated Product, continue to manufacture and supply such Terminated Product to Lexicon under a supply agreement mutually agreed upon by the Parties, for a period up to [**], until Manufacturing has been transitioned to Lexicon hereunder. In such case, Sanofi shall be obligated to supply quantities of such Terminated Products sufficient to satisfy Lexicon's requirements under a manufacturing transfer and transition plan to be negotiated by the Parties in good faith so that Lexicon can assume all Development and Commercialization activities with regard to such Terminated Products. Sanofi will supply such quantities of Terminated Products at Sanofi's Manufacturing Cost [**];
(vii)    at Lexicon’ request, assign or cause the assignment to Lexicon of any and all applicable Third Party manufacturing and supply agreements specifically relating to Terminated Products,

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

to the extent Sanofi or its Affiliate is permitted to assign such agreement thereunder, or, if requested by Lexicon, facilitate discussions between Lexicon and the applicable Third Party manufacturer with respect to a transition of the applicable manufacturing and supply relationship to Lexicon; and
(viii)    at Lexicon’s request as to any Joint Patent, (A) Lexicon shall become the prosecuting Party with respect to such Joint Patent under Section 8.3.3, in which event Sanofi shall have the rights allocated to Lexicon thereunder, (B) Lexicon shall be entitled to take the actions set forth in Section 8.3.8 with respect to such Joint Patent, and (C) Lexicon shall have the first right to prosecute any Infringement of such Joint Patent under Section 8.5.2, in which event Sanofi shall have the rights allocated to Lexicon thereunder.
12.6.    Remedies. Except as otherwise expressly provided herein, termination of this Agreement (either in its entirety or with respect to one (1) or more country(ies)) in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.
12.7.    Accrued Rights; Surviving Obligations.
12.7.1.    Termination or expiration of this Agreement (either in its entirety or with respect to one (1) or more country(ies)) for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration, subject to Section 7.2.3. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.
12.7.2.    Without limiting the foregoing, Section 2.1 (Grants to Sanofi) (for clarity, subject to Section 12.2 and with a right to sublicense for all purposes without consent of Lexicon), Section 3.1.2(v)(4) (Quality) (second sentence only) (to the extent and for so long as required by Applicable Law), Section 3.1.6 (Development Records), Section 3.2.1(ii) (Regulatory Approvals), Section 3.2.3 (Recalls, Suspensions or Withdrawals), Section 3.2.4 (Global Safety Database) (third sentence only), Section 4.1 (In General) (but deleting the last clause of such section regarding (co-)promotion), Section 4.4 (Booking of Sales; Distribution), Section 7.5 (Royalty Payments and Reports) (with respect to any final payment for royalties on Net Sales occurring during the Royalty Term for the applicable country, as calculated under Section 7.3), Section 7.7 (Commercialization Costs and Medical Affairs Costs) (as applied to a final accounting of Commercialization Costs and Medical Affairs Costs incurred during the Term that are required to be shared by the Parties), Section 7.9 (Mode of Payment) (with respect to any payment due after the Term), Section 7.11 (Taxes) (with respect to any payment due after the Term), Section 7.12 (Interest on Late Payments), Section 7.13 (Financial Records) (for the period of time set forth herein, including with respect to any payment due after the Term), Section 7.14 (Audit Procedures) (with respect to any books and records maintained pursuant to Section 7.13), Section 7.14 (Audit Procedures), Section 8.1 (Ownership of Intellectual Property) (except Section 8.1.4 (Assignment Obligation)), Section 8.2 (Trademarks and Domain Names), Section 8.9 (Product Trademarks), Section 10.5 (Disclaimer of Warranties), Section 12.2 (Term and Expiration) (second sentence and third sentence only), Section 12.4 (Rights in Bankruptcy), Section 12.6 (Remedies), this Section 12.7 (Accrued Rights; Surviving Obligations), Section 13.1 (Force Majeure) (with respect to post-expiration obligations), Section 13.2 (Export Control), Section 13.3.1 (Assignment) (with respect to surviving rights and obligations), Section 13.4 (Severability), Section 13.5 (Dispute Resolution), Section 13.6 (Governing Law, Jurisdiction, Venue and Service), Section 13.7 (Notices), Section 13.8 (Entire Agreement; Amendments) (the first sentence, the second sentence, and only with respect to surviving provisions, the third sentence), Section 13.9 (English Language), Section 13.10 (Equitable Relief), Section 13.11 (Waiver and Non-Exclusion of

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Remedies), Section 13.12 (No Benefit to Third Parties), Section 13.13 (Further Assurances) (with respect to surviving rights and obligations), Section 13.14 (Performance by Affiliates), Section 13.15 (Relationship of the Parties), Section 13.16 (References), and Section 13.17 (Construction), and Article 1 (Definitions), Article 9 (Confidentiality), and Article 11 (Indemnity) of this Agreement shall survive the expiration of this Agreement for any reason.
12.7.3.    Without limiting Section 12.7.1, Section 3.1.2(v)(4) (Quality) (second sentence only) (to the extent and for so long as required by Applicable Law), Section 3.1.6 (Development Records), Section 7.5 (Royalty Payments and Reports) (with respect to any payment of royalties due after the Term), Section 7.6 (Development Costs) (as applied to a final accounting for Development Costs incurred during the Term that are required to be shared by the Parties), Section 7.7 (Commercialization Costs and Medical Affairs Costs) (as applied to a final accounting of Commercialization Costs and Medical Affairs Costs incurred during the Term that are required to be shared by the Parties), Section 7.8 (Calculation of T1DM Net Sales) (with respect to any royalties due after the Term), Section 7.9 (Mode of Payment) (with respect to any payment due after the Term), Section 7.11 (Taxes) (with respect to any payment due after the Term), Section 7.12 (Interest on Late Payments), Section 7.13 (Financial Records) (for the period of time set forth herein, including with respect to any payment due after the Term), Section 7.14 (Audit Procedures) (with respect to any books and records maintained pursuant to Section 7.13), Section 8.1 (Ownership of Intellectual Property) (except Section 8.1.4 (Assignment Obligation)), Section 8.3.3 (Patent Prosecution and Maintenance of the Joint Patents) (subject to Section 12.5.1(viii)), Section 8.3.4 (Cooperation) (solely as relating to the Joint Patents), Section 8.3.6 (Common Ownership Under Joint Research Agreements) (solely with respect to the Joint Patents), Section 8.3.8 (UPC Opt-Out and Opt-In) (solely as relating to the Joint Patents) (subject to Section 12.5.1(viii)), Section 8.4.1(ii) (Challenges by Third Parties, Joint Patents), Section 8.4.2(ii) (Challenges by a Party, Joint Patents), Section 8.5 (Enforcement of Patents) (solely with respect to the Joint Patents) (subject to Section 12.5.1(viii)), Section 8.6 (Invalidity or Unenforceability Defenses or Actions) (solely with respect to the Joint Patents), Section 10.5 (Disclaimer of Warranties), Section 12.4 (Rights in Bankruptcy), Section 12.5 (Consequences of Termination), Section 12.6 (Remedies), this Section 12.7 (Accrued Rights; Surviving Obligations), Section 13.1 (Force Majeure) (with respect to post-termination obligations), Section 13.2 (Export Control), Section 13.3.1 (Assignment) (with respect to surviving rights and obligations), Section 13.4 (Severability), Section 13.5 (Dispute Resolution), Section 13.6 (Governing Law, Jurisdiction, Venue and Service), Section 13.7 (Notices), Section 13.8 (Entire Agreement; Amendments) (the first sentence, the second sentence, and only with respect to surviving provisions, the third sentence), Section 13.9 (English Language), Section 13.10 (Equitable Relief), Section 13.11 (Waiver and Non-Exclusion of Remedies), Section 13.12 (No Benefit to Third Parties), Section 13.13 (Further Assurances) (with respect to surviving rights and obligations), Section 13.14 (Performance by Affiliates), Section 13.15 (Relationship of the Parties), Section 13.16 (References), and Section 13.17 (Construction), and Article 1 (Definitions), Article 9 (Confidentiality), and Article 11 (Indemnity) of this Agreement shall survive the termination of this Agreement for any reason. If this Agreement is terminated with respect to the Terminated Territory or a Licensed Product but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to the Terminated Territory or the Terminated Product(s) (to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety) and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the Terminated Territory or Terminated Product and be of no further force and effect (and for the avoidance of doubt all provisions of this Agreement shall remain in effect with respect to all countries in the Territory and all Licensed Products other than the Terminated Territory and Terminated Products).

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

ARTICLE 13
MISCELLANEOUS

13.1.    Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such omission or delay results from the breach by the non-performing Party or any of its Affiliates of its or their Development, Manufacturing or Commercialization obligations or any other term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within [**] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. In the event that the force majeure continues for more than [**], the Party not affected by such force majeure shall have the right, at its sole election and expense, and without limitation to any other right or remedy available to such Party, to assume and complete some or all of the activities that the non-performing Party is not performing as a result of such force majeure.
13.2.    Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.
13.3.    Assignment and Change of Control.
13.3.1.    Neither Party may assign its rights or, except as expressly permitted hereunder, delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part, without the prior written consent of the other Party, except that each Party shall have the right, without such consent, to assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates or its or their Sublicensees or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of its diabetes business; provided that the assigning or delegating Party shall provide written notice to the other Party within [**] after such assignment or delegation and shall remain primarily liable for the performance of its assignee or delegate. Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

assigns of such Party. Any attempted assignment or delegation in violation of this Section 13.3.1 shall be void and of no effect.
13.3.2.    No later than [**] following the earlier of the first public announcement of the execution of any transaction with respect to a Change of Control of Lexicon or the closing date of such a transaction, Lexicon shall notify Sanofi in writing and identify the counterparty to the transaction (the “Third Party Acquirer”). In such a case, effective as of the later of (a) a notice from Sanofi pursuant to this Section 13.3.2 and (b) the closing of such a transaction, Sanofi shall have the following rights, except in the case of a Change of Control transaction in which the Third Party Acquirer is a Non-Competitive Acquirer:
(i)    Sanofi may, in its sole discretion and by written notice to Lexicon, require Lexicon and the Third Party Acquirer and its Affiliates (“Third Party Acquirer Family”) to adopt reasonable procedures, including firewalls, to prevent disclosure of Confidential Information of Sanofi and its Affiliates (including the Sanofi Know-How) to the Third Party Acquirer Family (other than Lexicon and its Affiliates) and to prevent the Third Party Acquirer Family (other than Lexicon and its Affiliates) from involvement in the Development, Commercialization and Manufacture of the Licensed Products;
(ii)    Sanofi may, in its sole discretion, assume and complete any Development activities with respect to T1DM on the Licensed Compounds. If Sanofi so elects to assume and complete any of the Development activities under the Development Plan with respect to such Licensed Compound, to the extent reasonably requested by Sanofi in writing, Lexicon shall cooperate in facilitating the orderly transfer of such Development activities and ensure that Sanofi obtains the material benefits of any or all Third Party agreements relating to such Development activities, in conformity with any Applicable Law.
(iii)    Sanofi may, in its sole discretion and by written notice to Lexicon, disband the JSC (in which case the DRC and MSC shall also be disbanded) and, for clarity, Section 5.5.6 shall apply. In such a case, neither Lexicon nor any of its Affiliates shall have the right to receive Information and Inventions from Sanofi (except for reports provided pursuant to Sections 3.1.7, 4.10 and 7.5) or provide input with respect to the Exploitation of any Licensed Products from and after the date of such Change in Control (except where such input is required by Applicable Law). Notwithstanding the foregoing, this clause (iii) shall not deprive Lexicon of (A) its right to participate in discussions with Sanofi regarding the Development activities conducted pursuant to the Development Plan, Manufacturing and (Co-)Promotion, in each case, to the extent reasonably necessary in order for Lexicon to perform its obligations hereunder or under the applicable Ancillary Agreement or (B) its right to exercise a Lexicon Consent Right; or
(iv)    Sanofi may, upon [**] prior written notice to Lexicon given by Sanofi not later than [**] following the Change of Control transaction, terminate the (Co-)Promotion Agreement. If Sanofi exercises its termination right under this Section 13.3.2(iii) after the commencement of (Co-)Promotion activities under the (Co-)Promotion Agreement, then Sanofi agrees to reimburse Lexicon for its reasonable wind-down costs as set forth in the (Co-)Promotion Agreement.
13.3.3.    In the case in which Lexicon is acquired by a Third Party Acquirer, the rights to Information and Inventions controlled by the Third Party Acquirer Family shall, subject to Section 13.3.2(i), be automatically excluded from the rights licensed or granted to the other Party under this Agreement unless and to the extent that Lexicon uses any such Information and Inventions in the

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

conduct of the Development Plan or incorporates any such Information and Inventions into any Licensed Product.
13.4.    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.
13.5.    Dispute Resolution.
13.5.1.    Subject to Section 13.10, if a dispute arises (i) within the JSC with respect to any decision under the jurisdiction of the JSC that remains unresolved pursuant to Section 5.5.3 (a “JSC Dispute”) or (ii) between the Parties in connection with or relating to this Agreement or any Ancillary Agreement (collectively, (i) and (ii), a “Dispute”), then either Party shall have the right, upon notice to the other Party, to refer such Dispute to the Senior Officers for attempted resolution by good faith negotiations during the period of [**] following the date of such referral. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties. If such Senior Officers are unable to resolve any such JSC Dispute within such [**] period, Sanofi shall have the right to finally and definitively resolve any Dispute in good faith in a manner consistent with this Agreement unless (a) there is a Lexicon Consent Right with respect to the matter (in the case of clause (a), such Disputes shall be resolved only by the mutual written consent of the Parties), (b) the matter is outside the jurisdiction and authority of the JSC (including as set forth in Section 5.5.4), (c) the Dispute is a Legal Dispute, or (d) the subject matter of the Dispute is whether Positive Results have been achieved in all material respects with respect to any Decision Point (in the case of clause (d), such Dispute shall be resolved, if not resolved by negotiations by the Senior Officers in accordance with this Section 13.5.1 above, by binding arbitration pursuant to Section 13.5.2). With respect to any unresolved dispute as to a matter outside the jurisdiction and authority of the JSC or Legal Dispute, either Party shall be free to institute binding arbitration in accordance with Section 13.5.2 upon written notice to the other Party (an “Arbitration Notice”) and seek such remedies as may be available. Notwithstanding anything in this Agreement to the contrary, either Party shall be entitled to institute litigation in accordance with Section 13.6 immediately with respect to any dispute as to a matter outside the jurisdiction and authority of the JSC or Legal Dispute if litigation is necessary to prevent irreparable harm to that Party.
13.5.2.    Upon receipt of an Arbitration Notice by a Party, the applicable Dispute shall be resolved by final and binding arbitration before a panel of three (3) arbitrators with relevant biopharmaceutical industry experience (the “Arbitrators”), who shall be selected in accordance with the Comprehensive Arbitration Rules and Procedures then in effect and the Expedited Procedures contained therein, as modified in this paragraph (the “Rules”). Such arbitration shall be administered by JAMS (or any successor entity thereto) and in accordance with the Rules, except (i) to the extent such rules are inconsistent with this Section 13.5.2, in which case, this Section 13.5.2 shall control (including with regard to any limitations of liability or forms of relief), and (ii) three (3) discovery depositions may be

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

conducted per side. The JAMS Expedited Procedures shall be modified to delete paragraphs 16.2(b) (Limitation on Document Requests) and 16.2(e) (Limitation on Expert Depositions) of such procedures as in effect on the Effective Date, and the timelines shall be modified to provide that (x) the discovery cutoff for percipient discovery shall not exceed [**] after the preliminary conference, (y) the discovery cutoff for expert discovery shall not exceed [**] after the preliminary conference, and (z) the hearing shall commence within [**] after the cutoff for expert discovery. The proceedings and decisions of the arbitrators shall be confidential, final and binding on the Parties, and judgment upon the award of such arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in English and held in New York, New York. The Arbitrator shall, within [**] after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrator shall be final and non-appealable, and judgment may be entered upon it in accordance with Applicable Law in the State of New York or any other court of competent jurisdiction. The Arbitrator shall be authorized to award compensatory damages, but shall not be authorized to reform, modify or materially change this Agreement or any Ancillary Agreement. Each Party shall bear its own counsel fees, costs, and disbursements arising out of the arbitration described in this Section 13.5.2, and shall pay an equal share of the fees and costs of the Arbitrator and all other general fees related to the arbitration; provided, however, the Arbitrator shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable counsel fees, costs and disbursements (including expert witness fees and expenses, photocopy charges, or travel expenses), or the fees and costs of the Arbitrator. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding. Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding. All arbitration proceedings and decisions of the Arbitrator under this Section 13.5.2 shall be deemed Confidential Information of both Parties under Article 9. The Parties intend that each award rendered by an Arbitrator hereunder shall be entitled to recognition and enforcement under the United Nations Convention on the Recognition and Enforcement of Arbitral Awards (New York, 1958).
13.6.    Governing Law, Jurisdiction, Venue and Service.
13.6.1.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.
13.6.2.    Jurisdiction. Subject to Section 13.5 and Section 13.10, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York for any action arising out of or relating to this Agreement and agree not to commence any action, suit or proceeding (other than appeals and enforcements of awards therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial in any such action.
13.6.3.    Venue. Subject to Section 13.5 and Section 13.10, the Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action arising out of or

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

relating to this Agreement in the courts of the State of New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum.
13.6.4.    Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 13.7.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.
13.7.    Notices.
13.7.1.    Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 13.7.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 13.7.1. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 13.7.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.
13.7.2.    Address for Notice.
If to Sanofi, to:
54 Rue La Boétie, 75008
Paris, France
Attention: Pascale Witz
with copies (which shall not constitute notice) to:

54 Rue La Boétie, 75008
Paris, France
Tel. +331 5377 4664
Attention: VP, Legal Operations
Facsimile: +331 5377 4453
Covington & Burling LLP
One Front Street
San Francisco, California 94111
USA
Attention: Amy Toro
Facsimile: +1 (415) 955-6586

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

If to Lexicon, to:
Lexicon Pharmaceuticals, Inc.
8800 Technology Forest Place
The Woodlands, Texas 77381
USA
Attention: President
with copies (which shall not constitute notice) to:
Lexicon Pharmaceuticals, Inc.
8800 Technology Forest Place
The Woodlands, Texas 77381
USA
Attention: General Counsel
and
WilmerHale LLP
60 State Street
Boston, Massachusetts 02109
USA
Attention: Steven D. Barrett, Esq.
Facsimile: +1 (617) 526-5000
13.8.    Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto and any Ancillary Agreements, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto, including that certain Confidentiality Agreement, dated as of October 12, 2015, are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.
13.9.    English Language. This Agreement shall be written and executed in and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
13.10.    Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Section 2.6 and ARTICLE 9 and the requirements of ARTICLE 8 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Sections and Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Sections and Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

entitled in law or equity. Both Parties agree to waive any requirement that the other (i) post a bond or other security as a condition for obtaining any such relief, or (ii) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 13.10 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.
13.11.    Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.
13.12.    No Benefit to Third Parties. Except as provided in ARTICLE 11, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons.
13.13.    Further Assurance. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
13.14.    Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.
13.15.    Relationship of the Parties. It is expressly agreed that Lexicon, on the one hand, and Sanofi, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Lexicon, on the one hand, nor Sanofi, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action that will be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.
13.16.    References. Unless otherwise specified, (i) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (ii) references in any Section to any clause are references to such clause of such Section and (iii) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

13.17.    Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.
13.18.    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, PDF format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.
13.19.    Non-Solicit. Commencing on the Effective Date and for as long as either Party is promoting any Licensed Product in the (Co-)Promotion Territory, neither Party shall, directly or indirectly, actively recruit or solicit any employee of the other Party with whom such Party has come into contact or interacted for the purposes of performing this Agreement, without the prior consent of the other Party. For purposes of this Section, “solicit” shall be deemed not to include: (i) circumstances where an employee of one Party or any of its Affiliates initially contacts the other Party or any of such Party’s Affiliates seeking employment; or (ii) general solicitations of employment not specifically targeted at such employees.
[SIGNATURE PAGE FOLLOWS.]

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

SANOFI

By:
Name:
Title:

LEXICON PHARMACEUTICALS, INC.

By:
Name:
Title:

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Schedule 1.40
Corporate Names

Lexicon Pharmaceuticals, Inc.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Schedule 1.68
FTE Rates

Development
Development - [**]
Discovery - [**]
The Development and Discovery FTE Rates are intended to include the following costs: The fully burdened cost of the professionals performing the activities, including allocated costs, but for clarity, not including clinical study materials.

Sales Force
Sales Force (Specialist) - [**]

•	For an employee sales representative in the Specialist sales force who carries only a Licensed Product, then the full FTE Rate for such employee may be included in Commercialization Costs.

•
For an employee sales representative in the Specialist sales force who is conducting primary details of the Licensed Product but the Licensed Product is not the only Licensed Product, then [**] of the full FTE Rate for such employee may be included in Commercialization Costs.

The Sales Force FTE Rate is intended to include the following costs: The fully burdened cost of sales representatives, including an allocation of regional and country sales force management cost, inclusive of out-of-pocket costs and other expenses for the employee providing the services, including travel costs, information systems and allocated costs, such as, for example, allocated overhead costs. Promotional materials (i.e., detail aids), including agency costs for development, are not included in these costs. Further detail will be included in the (Co-)Promotion Agreement.

MSL and Medical Affairs
MSL - [**]
Medical Affairs - [**]
The MSL and Medical Affairs FTE Rates are intended to include the following costs: The fully burdened cost of the MSLs and medical affairs professionals, inclusive of out-of-pocket costs and other expenses for the employee providing the activities, including travel costs and allocated costs, such as, for example, allocated overhead costs. Further detail will be included in the (Co-)Promotion Agreement.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Schedule 1.106
LX2761 Description

[**]

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Schedule 1.111
LX4211 Description

Product Identification: LX4211

Chemical Name: (2S,3R,4R,5S,6R)-2-(4-chloro-3-(4-ethoxybenzyl)phenyl)-6-(methylthio)tetrahydro-2H-pyran-3,4,5-triol

CAS Number: 1018899-04-1

Synonym(s): LP-802034

Formula Weight: 424.94

Molecular Weight: 424.94

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Schedule 2.4

Transferred Materials

Documents in the dataroom as of the Execution Date

Material Lexicon Know-How newly available between the Execution Date and the Effective Date that satisfies the criteria set forth in sentence 2 of Section 2.4.1.

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Schedule 3.1.2
Initial Development Plan

T1DM
List of On-going LX4211 Type 1 Studies -- Conducted by Lexicon

Study Number	Protocol Title	Pt Population	Study Design	# of Subjects Planned	Study Status
[**]	[**]	[**]	[**]	[**]	[**]

T2DM

Initial Phase 3 Development Plan for T2DM - conducted by Sanofi

	Study Design	Background Therapy (Rescue)	N Total/ arm	Arms	Core Treatment period Double-bl.	eGFR mL/min/ 1.73 m2	Long-term Extension: Double-blind	Comments Related Decision Points
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

The Positive Results of studies [**] shall constitute Decision Points according to section 3.1.3 of the Agreement.

Costs in k$		2016	2017	2018	2019	2020	2021	2022	2023	Total
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
TOTAL Phase 3 T2DM Program		[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Permitted Subcontracts for T2DM: [**]

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Schedule 3.1.7
Development Reporting

(i)	Filings and acceptance of filings for Regulatory Approval of the Licensed Products in any Major Market in the Territory

(ii)	Regulatory Approvals in the Major Markets in the Territory

(iii)	Initiation and completion of patient enrollment for clinical studies of Licensed Products

(iv)	Completion of clinical studies of Licensed Products and top line results thereof

(v)	Development milestone achievements

(vi)	Announcements of publications

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Schedule 4.8.2
(Co-)Promotion Agreement Key Terms

-Promotional activities by both parties:

•	Target audience definition and quantification

•	Minimum sales force size [**]

•	Maximum Lexicon sales force size

•	Minimum and target number of calls per year per target

•	Commercialization plan definition

•	Lexicon may not [**]without the prior written consent of Sanofi.

•
Either party could decide to promote or engage in Commercialization activities outside of the T1DM Commercialization Plan subject to proper training, alignment with Commercialization Plan and compliance with Applicable Law. Those activities would be at such party's own expense and not subject to cost sharing.

•	Both parties' Specialist Efforts included in the T1D Commercialization Plan would be subject to the same ground rules (e.g., [**]).

-Medical affairs: Unless otherwise agreed, Lexicon employees will constitute a reasonable portion of Medical Affairs FTEs.
-Obligations of Lexicon:

•	Lexicon would provide no less than [**] FTEs and would have the option to provide up to [**] of Specialist Efforts included in the T1DM Commercialization Plan (and thus subject to cost sharing).

•	Lexicon would have the option to provide up to [**] of Medical Affairs FTEs included in the T1DM Commercialization Plan (and thus subject to cost sharing).

•	Delivery of [**]

•	Maximum number of products to be detailed during a call is [**]

•	Sales Force Training

•	Governance/Committees:
Coordination mechanism between Sanofi and Lexicon teams

•	Compliance, including compliance as required by any applicable corporate integrity agreement of Sanofi then in effect that is applicable to Lexicon as a result of its activities hereunder

-Other:

•	Specialty sales force on a non-exclusive basis (i.e., Sanofi may also promote to specialists, including mirroring).

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Schedule 9.6
Press Release

[Attached]

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

PRESS RELEASE

Sanofi and Lexicon Pharmaceuticals to Collaborate on Sotagliflozin, an Investigational New Oral Medicine for People with Diabetes

Paris and The Woodlands, TX - November 6, 2015 - Sanofi (EURONEXT: SAN and NYSE: SNY) and Lexicon Pharmaceuticals, Inc. (NASDAQ: LXRX) announced today that they have entered into a collaboration and license agreement for the development and commercialization of sotagliflozin, an investigational new oral dual inhibitor of sodium-glucose cotransporters 1 and 2 (SGLT-1 and SGLT-2), which could be a potential treatment option for people with diabetes.

“This agreement with Lexicon reinforces our commitment to helping people living with diabetes,” said Pascale Witz, Executive Vice President, Sanofi, who will lead the Global Diabetes and Cardiovascular Care Business Unit in the company's new organizational structure. “Adding sotagliflozin to our portfolio, which includes medicines at virtually every stage of the treatment pathway, highlights our focus on providing a large and diverse set of therapeutic options for people with this disease.”

The developmental medicine sotagliflozin (LX4211) is currently being studied in two pivotal Phase 3 trials in type 1 diabetes, which are expected to report top-line results during the second half of 2016. Phase 3 trials in type 2 diabetes are expected to begin in 2016. Sotagliflozin has previously shown encouraging results in exploratory (Phase 2) studies, including reduction of blood sugar (HbA1c), improvement in glycemic variability and reduced meal-time insulin dose compared with placebo in type 1 diabetics. Phase 2 studies exploring treatment in people with type 2 diabetes, including those with renal impairment, showed lowering of blood sugar (HbA1c), weight loss and blood pressure improvements. No increase in hypoglycemic events was seen with sotagliflozin compared to background therapy in the Phase 2 program. The adverse event profile in the Phase 2 program was similar to other products in this class and reflective of the urinary glucose excretion associated with sotagliflozin’s inhibition of SGLT-2.

These results indicate that sotagliflozin could have the potential to become an important option among oral anti-diabetic medicines and provide a strong rationale for the further investigation of this compound as a treatment for people with diabetes.

“Lexicon firmly believes in the potential of sotagliflozin for patients living with diabetes. It has been our strategy to focus our resources on the development of sotagliflozin for type 1 diabetes and to pursue a strategic partnership with respect to type 2 diabetes only if it would strengthen stakeholder value under a fully integrated diabetes program. We believe this arrangement with Sanofi achieves that objective,” said Lexicon President and Chief Executive Officer Lonnel Coats. “Sanofi's patient-centric focus in diabetes, and its rich history of innovation in diabetes, make it an exceedingly attractive partner which is well positioned to unlock the full potential of sotagliflozin for patients living with diabetes. Also consistent with our strategy, Lexicon will continue to lead the development of sotagliflozin for type 1 diabetes and have rights to participate in the commercialization of sotagliflozin for type 1 diabetes in the United States.”

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Under the terms of the agreement, Lexicon will receive an upfront payment of $300 million and is eligible to receive development, regulatory and sales milestone payments of up to $1.4 billion. Lexicon is also entitled to tiered, escalating double digit percentage royalties on net sales of sotagliflozin.

Sanofi obtains an exclusive worldwide license to develop, manufacture and commercialize sotagliflozin. Lexicon will continue to be responsible for all clinical development activities relating to type 1 diabetes and will retain an exclusive option to co-promote and have a significant role, in collaboration with Sanofi, in the commercialization of sotagliflozin for the treatment of type 1 diabetes in the United States. Sanofi will be responsible for all clinical development and commercialization activities of sotagliflozin for the treatment of type 2 diabetes worldwide and will be solely responsible for the commercialization of sotagliflozin for the treatment of type 1 diabetes outside the United States. Lexicon will share in the funding of a portion of the planned type 2 diabetes development costs over the next three years, up to an aggregate of $100 million.
The agreement is subject to customary filing and review under the Hart-Scott-Rodino Antitrust Improvements Act.
The investigational agent described above is currently under clinical development and its safety and efficacy have not been evaluated by any regulatory authority.

About Sanofi
Sanofi, a global healthcare leader, discovers, develops and distributes therapeutic solutions focused on patients' needs. Sanofi has core strengths in the field of healthcare with seven growth platforms: diabetes solutions, human vaccines, innovative drugs, consumer healthcare, emerging markets, animal health and the new Genzyme. Sanofi is listed in Paris (EURONEXT: SAN) and in New York (NYSE: SNY).

About Lexicon
Lexicon is a fully integrated biopharmaceutical company that is applying a unique approach to gene science, based on Nobel Prize-winning technology, to discover and develop precise medicines for patients with serious, chronic conditions. Through its Genome5000™ program, Lexicon scientists have studied the role and function of nearly 5,000 genes over the last 20 years and have identified more than 100 protein targets with therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. Lexicon has a pipeline of promising drug candidates in clinical and pre-clinical development in oncology, diabetes and metabolism. For additional information please visit www.lexpharma.com.

Forward Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These statements include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words "expects", "anticipates", "believes", "intends", "estimates", "plans" and similar expressions. Although Sanofi's and Lexicon’s management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Sanofi and Lexicon, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, the uncertainties inherent in research and development, including the timing of clinical trials, the uncertain predictive nature of clinical trials with respect to subsequent clinical trials, future clinical data and analysis, including post marketing, decisions by regulatory authorities, such as the FDA or the EMA, regarding whether and when to approve any drug, device or biological application that may be filed for any such product candidates as well as their decisions regarding labelling and other matters that could affect the availability or commercial potential of such product candidates, the absence of guarantee that the product candidates if approved will be commercially successful, the future approval and commercial success of therapeutic alternatives, Sanofi’s and Lexicon’s ability to benefit from external growth opportunities, trends in exchange rates and prevailing interest rates, the impact of cost containment policies and subsequent changes thereto, as well as those risks and uncertainties discussed or identified in the public filings with the SEC and the AMF made by Sanofi and with the SEC made by Lexicon, including those listed under "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" in Sanofi's annual report on Form 20-F and in Lexicon’s annual report on Form 10-K for

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

the year ended December 31, 2014. Other than as required by applicable law, Sanofi and Lexicon do not undertake any obligation to update or revise any forward-looking information or statements.

Contacts:

Sanofi
Media Relations Jack Cox Tel.: + (33) 1 53 77 45 02 jack.cox@sanofi.com	Investor Relations Sébastien Martel Tel.: + (33) 1 53 77 45 45 ir@sanofi.com
Global Diabetes Communications	U.S. Diabetes Communications
Philip McNamara Tel.: +1 908 981 5497 philip.mcnamara@sanofi.com	Susan Brooks Tel.: +1 908 981 6566 susan.brooks@sanofi.com

Lexicon Pharmaceuticals, Inc.
Media Relations Mariann Caprino Tel.: +1 917 242 1087 m.caprino@togorun.com	Investor Relations Chas Schultz Tel.: + 1 281 863 3421 cschultz@lexpharma.com

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Schedule 9.9
Form 8-K

[Attached]

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K
__________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    November ___, 2015

Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30111	76-0474169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8800 Technology Forest Place
The Woodlands, Texas 77381
(Address of principal executive
offices and Zip Code)

(281) 863-3000
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d‑2(b))
☐    Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act
(17 CFR 240.13e‑4(c))

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Item 1.01	Entry into a Material Definitive Agreement.

On November ___, 2015, we entered into a Collaboration and License Agreement (the “Agreement”) with Sanofi for the worldwide development and commercialization of our diabetes drug candidate sotagliflozin.
Under the Agreement, we granted Sanofi an exclusive, worldwide, royalty-bearing right and license under our patent rights and know-how to develop, manufacture and commercialize sotagliflozin. Subject to specified exceptions, neither party may (a) perform clinical development activities relating to any other compound which inhibits sodium-glucose cotransporters type 1 or type 2 or (b) commercialize any such compounds in the United States, countries of the European Union and certain other specified countries, in each case during the royalty terms applicable in such countries. Among the specified exceptions is a right we retained to pursue the development of our LX2761 drug candidate, with respect to which we granted Sanofi certain rights of first negotiation specified in the Agreement.
Under the Agreement, Sanofi will pay us an upfront payment of $300 million. In addition, we are eligible to receive from Sanofi (a) up to an aggregate of $430 million upon the achievement of specified development and regulatory milestones and (b) up to an aggregate of $990 million upon the achievement of specified sales milestones. We are also entitled to tiered, escalating royalties ranging from low double digit percentages to forty percent of net sales of sotagliflozin, based on indication and territory, with royalties for the higher band of such range attributable to net sales for type 1 diabetes in the United States, and subject in each case to customary royalty reduction provisions. Royalties payable with respect to net sales of sotagliflozin for type 1 diabetes in the United States will also be reduced in the event we do not exercise our co-promotion option described below.
We will continue to be responsible for all clinical development activities relating to type 1 diabetes and will retain an exclusive option to co-promote and have a significant role, in collaboration with Sanofi, in the commercialization of sotagliflozin for the treatment of type 1 diabetes in the United States. If we exercise our co-promotion option, we will fund forty percent of the commercialization costs relating to such co-promotion activities. Sanofi will be responsible for all clinical development and commercialization of sotagliflozin for the treatment of type 2 diabetes worldwide and will be solely responsible for the commercialization of sotagliflozin for the treatment of type 1 diabetes outside the United States. We will share in the funding of a portion of the planned type 2 diabetes development costs over the next three years, up to an aggregate of $100 million. Sanofi will book sales worldwide in all indications.
The parties are responsible for using commercially reasonable efforts to perform their development and commercialization obligations pursuant to mutually approved development and commercialization plans.
The parties’ activities under the Agreement are governed by a joint steering committee and certain other governance committees which reflect equal or other appropriate representation from both parties. If the applicable governance committee is not able to make a decision by consensus and the parties are not able to resolve the issue through escalation to specified senior executive officers of the parties, then Sanofi will have final decision-making authority, subject to limitations specified in the Agreement.
The Agreement will expire upon the expiration of all applicable royalty terms for all licensed products in all countries. The royalty term for each licensed product in each country is the period commencing on the effective date of the Agreement and ending on the latest of expiration of specified patent coverage, expiration of specified regulatory exclusivity and 10 years following the first commercial sale in the applicable country. Either party may terminate the Agreement in the event of an uncured material breach by the other party. Prior to completion of the core development activities for type 2 diabetes specified in the development plan, Sanofi may terminate the Agreement on a country-by-country and licensed product-by-licensed product basis, in the event of (a) notification of a material safety issue relating to the licensed product or the class of sodium-glucose cotransporters type 1 or type 2 inhibitors resulting in a recommendation or requirement that we or Sanofi cease development, (b) failure to achieve positive results with respect to certain clinical trial results, (c) the occurrence of specified fundamental adverse events or (d) the exploitation of the

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

licensed product infringing third party intellectual property rights in specified major markets and Sanofi is unable to obtain a license to such third party intellectual property rights.
The effectiveness of the Agreement is contingent upon satisfaction of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
We issued a press release announcing the Agreement on November 6, 2015, a copy of which is attached to this current report on Form 8-K as Exhibit 99.1.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which we expect to file as an exhibit to our annual report on Form 10-K for the year ending December 31, 2015.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.	Description
99.1	-	Press Release of Lexicon Pharmaceuticals, Inc. dated November 6, 2015

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexicon Pharmaceuticals, Inc.

Date: November 6, 2015	By:
Brian T. Crum
Vice President and General Counsel

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Index to Exhibits

Exhibit No.	Description
99.1	-	Press Release of Lexicon Pharmaceuticals, Inc. dated November 6, 2015

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

Schedule 10.2.2
Existing Patents

Case Reference	Country	Internal Title	Current Status	Filing	Publication Number	Grant Number
LEX-1000-AR-NP	Argentina	SGLT2 Inhibitors	Publication of application	28 Sep 2007	AR063047A1
LEX-1000-AT-EPT	Austria	SGLT2 Inhibitors	Grant	27 Sep 2007	2089361	2089361
LEX-1000-AT-ETD	Austria	SGLT2 Inhibitors	Grant	27 Sep 2007		2308841
LEX-1000-AU-PCT	Australia	SGLT2 Inhibitors	Grant	27 Sep 2007		2007304971
LEX-1000-BE-EPT	Belgium	SGLT2 Inhibitors	Grant	27 Sep 2007	2089361	2089361
LEX-1000-BE-ETD	Belgium	SGLT2 Inhibitors	Grant	27 Sep 2007		2308841
LEX-1000-BR-PCT	Brazil	SGLT2 Inhibitors	Publication of application	27 Sep 2007	2232
LEX-1000-CA-PCT	Canada	SGLT2 Inhibitors	Grant	27 Sep 2007		2,664,688
LEX-1000-CH-EPT	Switzerland	SGLT2 Inhibitors	Grant	27 Sep 2007	2089361	2089361
LEX-1000-CH-ETD	Switzerland	SGLT2 Inhibitors	Grant	27 Sep 2007		2308841
LEX-1000-CN-DIV	China	SGLT2 Inhibitors	Publication of application	14 Mar 2013	CN 103254119A
LEX-1000-CN-NP	China	SGLT2 Inhibitors	Grant	02 Apr 2008	CN101343296A	ZL200810090073.9
LEX-1000-CZ-EPT	Czech Republic	SGLT2 Inhibitors	Grant	27 Sep 2007	2089361	2089361
LEX-1000-CZ-ETD	Czech Republic	SGLT2 Inhibitors	Grant	27 Sep 2007		2308841
LEX-1000-DE-EPT	Germany	SGLT2 Inhibitors	Grant	27 Sep 2007	2089361	602007012292.9
LEX-1000-DE-ETD	Germany	SGLT2 Inhibitors	Grant	27 Sep 2007		2308841
LEX-1000-DK-EPT	Denmark	SGLT2 Inhibitors	Grant	27 Sep 2007	2089361	2089361
LEX-1000-DK-ETD	Denmark	SGLT2 Inhibitors	Grant	27 Sep 2007		2308841
LEX-1000-EA-EAT	Eurasian Procedure	SGLT2 Inhibitors	Grant	27 Sep 2007		016511
LEX-1000-EP-EPT	European Procedure (Patents)	SGLT2 Inhibitors	Grant	27 Sep 2007	2089361	2089361
LEX-1000-EP-ETD	European Procedure (Patents)	SGLT2 Inhibitors	Grant	27 Sep 2007	2308841	2308841
LEX-1000-ES-EPT	Spain	SGLT2 Inhibitors	Grant	27 Sep 2007	2089361	2089361
LEX-1000-ES-ETD	Spain	SGLT2 Inhibitors	Grant	27 Sep 2007		2308841
LEX-1000-FR-EPT	France	SGLT2 Inhibitors	Grant	27 Sep 2007	2089361	2089361
LEX-1000-FR-ETD	France	SGLT2 Inhibitors	Grant	27 Sep 2007		2308841
LEX-1000-GB-EPT	United Kingdom	SGLT2 Inhibitors	Grant	27 Sep 2007	2089361	2089361
LEX-1000-GB-ETD	United Kingdom	SGLT2 Inhibitors	Grant	27 Sep 2007		2308841
LEX-1000-GR-EPT	Greece	SGLT2 Inhibitors	Grant	27 Sep 2007	2089361	3074740
LEX-1000-GR-ETD	Greece	SGLT2 Inhibitors	Grant	27 Sep 2007		3083670
LEX-1000-HK-FPD	Hong Kong	SGLT2 Inhibitors	Publication of application	04 Sep 2013	1183020A
LEX-1000-HK-FPR	Hong Kong	SGLT2 Inhibitors	Grant	19 Mar 2009	1124863A	HK1124863
LEX-1000-HU-EPT	Hungary	SGLT2 Inhibitors	Grant	27 Sep 2007	2089361	2089361
LEX-1000-HU-ETD	Hungary	SGLT2 Inhibitors	Grant	27 Sep 2007		2308841
LEX-1000-IE-EPT	Ireland	SGLT2 Inhibitors	Grant	27 Sep 2007	2089361	2089361

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

LEX-1000-IE-ETD	Ireland	SGLT2 Inhibitors	Grant	27 Sep 2007		2308841
LEX-1000-IL-PCT	Israel	SGLT2 Inhibitors	Grant	27 Sep 2007		197836
LEX-1000-IN-PCT	India	SGLT2 Inhibitors	Grant	27 Sep 2007		258913
LEX-1000-IT-EPT	Italy	SGLT2 Inhibitors	Grant	27 Sep 2007	2089361	2089361
LEX-1000-IT-ETD	Italy	SGLT2 Inhibitors	Grant	27 Sep 2007		2308841
LEX-1000-JP-PCD	Japan	SGLT2 Inhibitors	Grant	20 Nov 2012	2013-079243	5701845
LEX-1000-JP-PCD[2]	Japan	SGLT2 Inhibitors	Publication of application	17 Feb 2015	2015-120736
LEX-1000-JP-PCT	Japan	SGLT2 Inhibitors	Grant	27 Sep 2007	2010-504998	5283625
LEX-1000-KR-PCT	South Korea / Republic of Korea	SGLT2 Inhibitors	Grant	27 Sep 2007		10-1492277
LEX-1000-MX-PCT	Mexico	SGLT2 Inhibitors	Grant	27 Sep 2007		287903
LEX-1000-NL-EPT	Netherlands	SGLT2 Inhibitors	Grant	27 Sep 2007	2089361	2089361
LEX-1000-NL-ETD	Netherlands	SGLT2 Inhibitors	Grant	27 Sep 2007		2308841
LEX-1000-NO-PCT	Norway	SGLT2 Inhibitors	Local filing	27 Sep 2007
LEX-1000-NZ-PCT	New Zealand	SGLT2 Inhibitors	Grant	27 Sep 2007	575811	575811
LEX-1000-PL-EPT	Poland	SGLT2 Inhibitors	Grant	27 Sep 2007	2089361	2089361
LEX-1000-PL-ETD	Poland	SGLT2 Inhibitors	Grant	27 Sep 2007		2308841
LEX-1000-PT-EPT	Portugal	SGLT2 Inhibitors	Grant	27 Sep 2007	2089361	2089361
LEX-1000-PT-ETD	Portugal	SGLT2 Inhibitors	Grant	27 Sep 2007		2308841
LEX-1000-RO-EPT	Romania	SGLT2 Inhibitors	Grant	27 Sep 2007	2089361	2089361
LEX-1000-RO-ETD	Romania	SGLT2 Inhibitors	Grant	27 Sep 2007		2308841
LEX-1000-RU-EAT	Russian Federation	SGLT2 Inhibitors	Grant	27 Sep 2007		016511
LEX-1000-SE-EPT	Sweden	SGLT2 Inhibitors	Grant	27 Sep 2007	2089361	2089361
LEX-1000-SE-ETD	Sweden	SGLT2 Inhibitors	Grant	27 Sep 2007		2308841
LEX-1000-SG-PCT	Singapore	SGLT2 Inhibitors	Grant	27 Sep 2007		151038
LEX-1000-TR-EPT	Turkey	SGLT2 Inhibitors	Grant	27 Sep 2007	2089361	TR 2011 02757 T4
LEX-1000-TR-ETD	Turkey	SGLT2 Inhibitors	Grant	27 Sep 2007		TR 2014 05126 T4
LEX-1000-TW-NP	Taiwan	SGLT2 Inhibitors	Grant	19 Sep 2007	200826929	I499414
LEX-1000-UA-PCT	Ukraine	SGLT2 Inhibitors	Grant	27 Sep 2007		98123
LEX-1000-US-CNT	United States Of America	SGLT2 Inhibitors	Grant	18 Aug 2010	US 2010/0311673 A1	8,476,413
LEX-1000-US-CNT[2]	United States Of America	SGLT2 Inhibitors	Publication of application	25 Jun 2013	US 2014/0135277 A1
LEX-1000-US-NP	United States Of America	SGLT2 Inhibitors	Grant	27 Sep 2007	US-2008-0113922-A1	7,781,577
LEX-1000-US-NP[2]	United States Of America	SGLT2 Inhibitors	Grant	04 Mar 2008	US-2008-0221164-A1	7,846,945
LEX-1000-ZA-PCT	South Africa	SGLT2 Inhibitors	Grant	27 Sep 2007		2009/02231
LEX-1017-AR-NP	Argentina	Large Scale Process for LX4211	Publication of application	25 Jul 2008	AR067701 A1
LEX-1017-AT-EPT	Austria	Large Scale Process for LX4211	Grant	17 Jul 2008	E530558	2183263
LEX-1017-AU-PCD	Australia	Large Scale Process for LX4211	Filing	12 Jun 2013
LEX-1017-AU-PCT	Australia	Large Scale Process for LX4211	Grant	17 Jul 2008		2008279424

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

LEX-1017-BE-EPT	Belgium	Large Scale Process for LX4211	Grant	17 Jul 2008	2183263	2183263
LEX-1017-BR-PCT	Brazil	Large Scale Process for LX4211	Local filing	17 Jul 2008
LEX-1017-CA-PCT	Canada	Large Scale Process for LX4211	Local filing	17 Jul 2008
LEX-1017-CH-EPT	Switzerland	Large Scale Process for LX4211	Grant	17 Jul 2008	2183263	2183263
LEX-1017-CN-PCT	China	Large Scale Process for LX4211	Publication of application	17 Jul 2008	CN 101801989A
LEX-1017-CZ-EPT	Czech Republic	Large Scale Process for LX4211	Grant	17 Jul 2008	2183263	2183263
LEX-1017-DE-EPT	Germany	Large Scale Process for LX4211	Grant	17 Jul 2008	2183263	602008010937.2
LEX-1017-DK-EPT	Denmark	Large Scale Process for LX4211	Grant	17 Jul 2008	2183263	2183263
LEX-1017-EA-EAT	Eurasian Procedure	Large Scale Process for LX4211	Grant	17 Jul 2008		017411
LEX-1017-EP-EPT	European Procedure (Patents)	Large Scale Process for LX4211	Grant	17 Jul 2008	2183263	2183263
LEX-1017-ES-EPT	Spain	Large Scale Process for LX4211	Grant	17 Jul 2008	2183263	2183263
LEX-1017-FR-EPT	France	Large Scale Process for LX4211	Grant	17 Jul 2008	2183263	2183263
LEX-1017-GB-EPT	United Kingdom	Large Scale Process for LX4211	Grant	17 Jul 2008	2183263	2183263
LEX-1017-GR-EPT	Greece	Large Scale Process for LX4211	Grant	17 Jul 2008	2183263	3076926
LEX-1017-HK-FPR	Hong Kong	Large Scale Process for LX4211	Filing	12 Nov 2010
LEX-1017-HU-EPT	Hungary	Large Scale Process for LX4211	Grant	17 Jul 2008	2183263	2183263
LEX-1017-IE-EPT	Ireland	Large Scale Process for LX4211	Grant	17 Jul 2008	2183263	2183263
LEX-1017-IL-PCT	Israel	Large Scale Process for LX4211	Grant	17 Jul 2008		203209
LEX-1017-IN-PCT	India	Large Scale Process for LX4211	Publication of application	17 Jul 2008	30/2010
LEX-1017-IT-EPT	Italy	Large Scale Process for LX4211	Grant	17 Jul 2008	2183263	2183263
LEX-1017-JP-PCD	Japan	Large Scale Process for LX4211	Grant	28 Aug 2013	2014-001230	5764174
LEX-1017-JP-PCT	Japan	Large Scale Process for LX4211	Grant	17 Jul 2008	2010-534661	5653213
LEX-1017-KR-PCT	South Korea / Republic of Korea	Large Scale Process for LX4211	Local filing	17 Jul 2008
LEX-1017-MX-PCT	Mexico	Large Scale Process for LX4211	Grant	17 Jul 2008		296552
LEX-1017-NL-EPT	Netherlands	Large Scale Process for LX4211	Grant	17 Jul 2008	2183263	2183263

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

LEX-1017-NZ-PCT	New Zealand	Large Scale Process for LX4211	Grant	17 Jul 2008		582536
LEX-1017-PL-EPT	Poland	Large Scale Process for LX4211	Grant	17 Jul 2008	2183263	2183263
LEX-1017-PT-EPT	Portugal	Large Scale Process for LX4211	Grant	17 Jul 2008	2183263	2183263
LEX-1017-RO-EPT	Romania	Large Scale Process for LX4211	Grant	17 Jul 2008	2183263	2183263
LEX-1017-RU-EAT	Russian Federation	Large Scale Process for LX4211	Grant	17 Jul 2008		017411
LEX-1017-SE-EPT	Sweden	Large Scale Process for LX4211	Grant	17 Jul 2008	2183263	2183263
LEX-1017-SG-PCT	Singapore	Large Scale Process for LX4211	Grant	17 Jul 2008		158399
LEX-1017-TR-EPT	Turkey	Large Scale Process for LX4211	Grant	17 Jul 2008	2183263	TR 2011 12632 T4
LEX-1017-TW-DIV	Taiwan	Large Scale Process for LX4211	Publication of application	16 Aug 2013	201350473
LEX-1017-TW-NP	Taiwan	Large Scale Process for LX4211	Grant	21 Jul 2008	200914434	I419886
LEX-1017-UA-PCT	Ukraine	Large Scale Process for LX4211	Grant	17 Jul 2008		107175
LEX-1017-US-CNT	United States Of America	Large Scale Process for LX4211	Grant	11 Aug 2011	US-2012-0095198-A1	8,293,878
LEX-1017-US-NP	United States Of America	Large Scale Process for LX4211	Grant	17 Jul 2008	US-2009-0030198-A1	8,026,347
LEX-1017-WO-PCT	International Procedure	Large Scale Process for LX4211	Expiry date	17 Jul 2008	WO2009/014970
LEX-1017-ZA-PCT	South Africa	Large Scale Process for LX4211	Grant	17 Jul 2008		2010/00219
LEX-1287-AR-NP	Argentina	Solid Anhydrous Forms of LX4211	Publication of application	15 Jul 2009	AR072807 A1
LEX-1287-AU-PCT	Australia	Solid Anhydrous Forms of LX4211	Grant	15 Jul 2009		2009270973
LEX-1287-BR-PCT	Brazil	Solid Anhydrous Forms of LX4211	Local filing	15 Jul 2009
LEX-1287-CA-PCT	Canada	Solid Anhydrous Forms of LX4211	Local filing	15 Jul 2009
LEX-1287-CN-PCT	China	Solid Anhydrous Forms of LX4211	Publication of application	15 Jul 2009	CN 102112483A
LEX-1287-EP-ETD	European Procedure (Patents)	Solid Anhydrous Forms of LX4211	Publication of application	18 Feb 2011	2332947
LEX-1287-HK-FPR	Hong Kong	Solid Anhydrous Forms of LX4211	Publication of application	22 Jul 2011	1153480A
LEX-1287-IL-PCT	Israel	Solid Anhydrous Forms of LX4211	Publication of application	15 Jul 2009
LEX-1287-IN-PCT	India	Solid Anhydrous Forms of LX4211	Publication of application	15 Jul 2009	2264
LEX-1287-JP-PCD	Japan	Solid Anhydrous Forms of LX4211	Filing	30 Sep 2015

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

LEX-1287-KR-PCT	South Korea / Republic of Korea	Solid Anhydrous Forms of LX4211	Local Filing	15 Jul 2009
LEX-1287-MX-PCT	Mexico	Solid Anhydrous Forms of LX4211	Grant	15 Jul 2009		329600
LEX-1287-NZ-PCT	New Zealand	Solid Anhydrous Forms of LX4211	Grant	15 Jul 2009		590184
LEX-1287-RU-PCT	Russian Federation	Solid Anhydrous Forms of LX4211	Grant	15 Jul 2009		2505543
LEX-1287-SG-PCD	Singapore	Solid Anhydrous Forms of LX4211	Publication of application	18 Oct 2012	185317
LEX-1287-TH-NP	Thailand	Solid Anhydrous Forms of LX4211	Publication of application	09 Jul 2009	122363
LEX-1287-TW-NP	Taiwan	Solid Anhydrous Forms of LX4211	Grant	01 Jul 2009	201006808	I472521
LEX-1287-UA-PCT	Ukraine	Solid Anhydrous Forms of LX4211	Grant	15 Jul 2009		106048
LEX-1287-US-CNT	United States Of America	Solid Anhydrous Forms of LX4211	Grant	22 Jun 2012	US 2013/0165395 A1	9,067,962
LEX-1287-US-NP	United States Of America	Solid Anhydrous Forms of LX4211	Grant	15 Jul 2009	US-2010-0016422-A1	8,217,156
LEX-1287-ZA-PCT	South Africa	Solid Anhydrous Forms of LX4211	Grant	15 Jul 2009		2011/00175
LEX-1309-AR-NP	Argentina	Methods of Using Dual SGLT1/2 Inhibitors	Publication of application	02 Mar 2011	AR 080444 A1
LEX-1309-AU-PCT	Australia	Methods of Using Dual SGLT1/2 Inhibitors	Local filing	01 Mar 2011
LEX-1309-BR-PCT	Brazil	Methods of Using Dual SGLT1/2 Inhibitors	Local filing	01 Mar 2011
LEX-1309-CA-PCT	Canada	Methods of Using Dual SGLT1/2 Inhibitors	Local filing	01 Mar 2011
LEX-1309-EP-EPT	European Procedure (Patents)	Methods of Using Dual SGLT1/2 Inhibitors	Publication of application	01 Mar 2011	2542236
LEX-1309-IN-PCT	India	Methods of Using Dual SGLT1/2 Inhibitors	Local filing	01 Mar 2011
LEX-1309-JP-PCT	Japan	Methods of Using Dual SGLT1/2 Inhibitors	Publication of application	01 Mar 2011	2013-521293
LEX-1309-KR-PCT	South Korea / Republic of Korea	Methods of Using Dual SGLT1/2 Inhibitors	Local filing	01 Mar 2011
LEX-1309-MX-PCT	Mexico	Methods of Using Dual SGLT1/2 Inhibitors	Local filing	01 Mar 2011
LEX-1309-TW-NP	Taiwan	Methods of Using Dual SGLT1/2 Inhibitors	Publication of application	14 Feb 2011	201130486
LEX-1309-US-CNT	United States Of America	Methods of Using Dual SGLT1/2 Inhibitors	Publication of application	10 Jun 2013	US 2014/0018308 A1
LEX-1309-US-CNT[2]	United States Of America	Methods of Using Dual SGLT1/2 Inhibitors	Filing	06 Oct 2015
LEX-1321-AR-NP	Argentina	Solid Dosage Forms of LX4211	Publication of application	04 Jan 2012	AR084781 A1
LEX-1321-AU-PCT	Australia	Solid Dosage Forms of LX4211	Local filing	03 Jan 2012

Confidential materials omitted and filed separately
with the Securities and Exchange Commission.
Asterisks denote omissions.

LEX-1321-BR-PCT	Brazil	Solid Dosage Forms of LX4211	Local filing	03 Jan 2012
LEX-1321-CA-PCT	Canada	Solid Dosage Forms of LX4211	Local filing	03 Jan 2012
LEX-1321-EP-EPT	European Procedure (Patents)	Solid Dosage Forms of LX4211	Publication of application	03 Jan 2012	2661256
LEX-1321-IL-PCT	Israel	Solid Dosage Forms of LX4211	Local filing	03 Jan 2012
LEX-1321-IN-PCT	India	Solid Dosage Forms of LX4211	Local filing	03 Jan 2012
LEX-1321-JP-PCT	Japan	Solid Dosage Forms of LX4211	Publication of application	03 Jan 2012	2014-501780
LEX-1321-KR-PCT	South Korea / Republic of Korea	Solid Dosage Forms of LX4211	Local filing	03 Jan 2012
LEX-1321-MX-PCT	Mexico	Solid Dosage Forms of LX4211	Local filing	03 Jan 2012
LEX-1321-NZ-PCT	New Zealand	Solid Dosage Forms of LX4211	Local filing	03 Jan 2012
LEX-1321-RU-PCT	Russian Federation	Solid Dosage Forms of LX4211	Publication of application	03 Jan 2012
LEX-1321-SG-PCT	Singapore	Solid Dosage Forms of LX4211	Local filing	03 Jan 2012
LEX-1321-TH-PCT	Thailand	Solid Dosage Forms of LX4211	Local filing	03 Jan 2012
LEX-1321-TW-NP	Taiwan	Solid Dosage Forms of LX4211	Publication of application	02 Jan 2012	201309345
LEX-1321-US-CNT	United States Of America	Solid Dosage Forms of LX4211	Publication of application	30 May 2014	US 2015/0111840 A1
LEX-1321-WO-PCT	International Procedure	Solid Dosage Forms of LX4211	Publication of application	03 Jan 2012	WO 2012/094293
LEX-1321-ZA-PCT	South Africa	Solid Dosage Forms of LX4211	Grant	03 Jan 2012		2013/04694